                               PRELIMINARY DRAFT


                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE



IN RE:                                    :     JOINTLY ADMINISTERED
                                          :     CASE NO. 99-3938 (SLR)
       PURINA MILLS, INC.                 :
       A DELAWARE CORPORATION, ET AL.,    :     CHAPTER 11
                                          :
                         DEBTORS.         :
                                          :
------------------------------------------:
                                          :
(PURINA MILLS, INC.)                      :     (CASE NO.  99-3938 (SLR))
(CAROLINA AGRI-PRODUCTS, INC.)            :     (CASE NO.  99-3939 (SLR))
(COASTAL AG-DEVELOPMENT, INC.)            :     (CASE NO.  99-3940 (SLR))
(COLE GRAIN COMPANY, INC.)                :     (CASE NO.  99-3941 (SLR))
(DAIRY MANAGEMENT SERVICES, L.L.P.)       :     (CASE NO.  99-3942 (SLR))
(PM NUTRITION COMPANY INC.)               :     (CASE NO.  99-3943 (SLR))
(PMI AGRICULTURE L.L.C.)                  :     (CASE NO.  99-3944 (SLR))
(PMI NUTRITION, INC.)                     :     (CASE NO.  99-3947 (SLR))
(PMI NUTRITION INTERNATIONAL, INC.)       :     (CASE NO.  99-3945 (SLR))
(PURINA LIVESTOCK MANAGEMENT              :     (CASE NO.  99-3946 (SLR))
   SERVICES, INC.)                        :
                                          :
                                          :     DISCLOSURE STATEMENT PURSUANT
                                          :     TO SECTION 1125 OF THE
                                          :     BANKRUPTCY CODE FOR THE JOINT
                                          :     PLAN OF REORGANIZATION OF
                                          :     PURINA MILLS, INC. AND ITS
------------------------------------------:     DEBTOR SUBSIDIARIES
                                             -----------------------------------

                                                THOMAS L. AMBRO (DE377)
                                                DANIEL J. DEFRANCESCHI (DE2732)
                                                RICHARDS, LAYTON & FINGER
                                                One Rodney Square
                                                P.O. Box 551
                                                Wilmington, Delaware  19899
                                                (302) 658-6541

                                                - and -

                                                RICHARD M. CIERI
                                                (OH 0032464)
                                                CHRISTOPHER M. KELLY
                                                  (NY C1217587)
                                                SEAN M. MCAVOY (OH 0060119)
                                                JONES, DAY, REAVIS & POGUE
                                                North Point
                                                901 Lakeside Avenue
                                                Cleveland, Ohio 44114
                                                (216) 586-3939

                                                HENRY L. GOMPF (TX 08116400)
                                                JONES, DAY, REAVIS & POGUE
                                                2727 NORTH HARWOOD
                                                DALLAS, TEXAS  75201
                                                (214) 220-3939

                                                PROPOSED ATTORNEYS FOR DEBTORS
                                                AND DEBTORS IN POSSESSION

                                                                   , 1999
                                                -------------------



THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT FOR SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE JOINT PLAN OF REORGANIZATION DESCRIBED HEREIN (THE "PLAN"). THEREFORE, THIS IS NOT A SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN. ACCEPTANCES OR REJECTIONS OF THE PLAN MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.

                DISCLOSURE STATEMENT, DATED                 , 1999
                                            ---------------

                              SOLICITATION OF VOTES
                               WITH RESPECT TO THE
                          JOINT PLAN OF REORGANIZATION
                                       OF
                 PURINA MILLS, INC. AND ITS DEBTOR SUBSIDIARIES

                             ---------------------

         THE BOARDS OF DIRECTORS OF PURINA MILLS, INC. ("PMI") AND EACH OF ITS DEBTOR SUBSIDIARIES LISTED ON EXHIBIT I (COLLECTIVELY, THE "DEBTORS") BELIEVE THAT THE JOINT PLAN OF REORGANIZATION OF PMI AND ITS DEBTOR SUBSIDIARIES, DATED NOVEMBER __, 1999, IS IN THE BEST INTERESTS OF CREDITORS AND EQUITY HOLDERS. ALL CREDITORS ENTITLED TO VOTE THEREON ARE URGED TO VOTE IN FAVOR OF THE PLAN. VOTING INSTRUCTIONS ARE SET FORTH AT PAGE __ OF THIS DISCLOSURE STATEMENT. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED AND RECEIVED BY 5:00 P.M., EASTERN TIME, ON ____________, 1999 (THE "VOTING DEADLINE"), UNLESS EXTENDED.

                             ---------------------

         THE CONFIRMATION AND EFFECTIVENESS OF THE PROPOSED PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT, SOME OF WHICH MAY NOT BE SATISFIED. SEE "OVERVIEW OF THE PLAN -- CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE OF THE PLAN" AND "VOTING AND CONFIRMATION OF THE PLAN -- ACCEPTANCE OR CRAMDOWN." THERE IS NO ASSURANCE THAT THESE CONDITIONS WILL BE SATISFIED OR WAIVED.

                             ---------------------

         No person is authorized by any of the Debtors in connection with the Plan or the solicitation of acceptances of the Plan to give any information or to make any representation other than as contained in this Disclosure Statement and the exhibits and schedules attached hereto or incorporated by reference or referred to herein, and, if given or made, such information or representation may not be relied upon as having been authorized by any of the Debtors. Although the Debtors will furnish to creditors entitled to vote on acceptance of the Plan such additional information as may be required by applicable law prior to the Voting Deadline, the delivery of this Disclosure Statement will not under any circumstances imply that the information herein is correct as of any time subsequent to the date hereof.

                             ---------------------

         ALL CREDITORS ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN ATTACHED AS EXHIBIT II AND THE MATTERS DESCRIBED UNDER "RISK FACTORS," PRIOR TO SUBMITTING BALLOTS PURSUANT TO THIS SOLICITATION.

                             ---------------------

         The summaries of the Plan and the other documents contained in this Disclosure Statement are qualified by reference to the Plan itself, the exhibits thereto and documents described therein as being Filed prior to approval of the Disclosure Statement.

         The information contained in this Disclosure Statement, including the information regarding the history, businesses and operations of the Debtors, the historical and projected financial information regarding the Debtors and the liquidation analyses relating to the Debtors, is included for purposes of soliciting acceptances of the Plan, but, as to contested matters and adversary proceedings, is not to be construed as admissions or stipulations, but rather as statements made in settlement negotiations.

                             ---------------------

         ALL CAPITALIZED TERMS IN THIS DISCLOSURE STATEMENT NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS GIVEN TO THEM IN THE PLAN.

                                TABLE OF CONTENTS
                                -----------------


                                                                            PAGE
                                                                            ----

INTRODUCTION ................................................................  1

OVERVIEW OF THE PLAN ........................................................  1
     Introduction............................................................  1
     General Information Concerning Treatment of Claims and Interests .......  2
     Summary of Classes and Treatment of Claims and Interests ...............  2
     Additional Information Regarding Assertion and Treatment of
       Administrative Claims and Priority Tax Claims ........................  5
     Special Provisions Regarding Treatment of Allowed Secondary
       Liability Claims .....................................................  7
     Summary of Terms of Certain Securities to be Issued
       Pursuant to the Plan .................................................  7
     Conditions to Confirmation and Effective Date of the Plan ..............  8
          Conditions to Confirmation ........................................  8
          Conditions to Effective Date ......................................  8
          Waiver of Conditions to Confirmation and Effective Date ...........  8
          Effect of Nonoccurrence of Conditions to Effective Date ...........  8
     Substantive Consolidation ..............................................  9
     Exit Financing Facility ................................................  9
     Modification or Revocation of the Plan .................................  9

CERTAIN EVENTS PRECEDING THE DEBTORS' CHAPTER 11 FILINGS ....................  9
     Prepetition Events .....................................................  9
          General ...........................................................  9
          1998 Merger ....................................................... 10
          Transactions with Koch Industries ................................. 11
          Changes in Board of Directors and Management ...................... 12
          Agricultural Industry Market Conditions ........................... 12
          Swine Operations and Market Risk .................................. 13
          Credit Risk Including Loan Guarantees ............................. 13
          Vitamin Litigation and Proposed Settlement ........................ 14
     Prepetition Operations and Liquidity ................................... 14

OPERATIONS DURING THE REORGANIZATION CASES .................................. 15
     Commencement of Cases and Related Case Administration Activities ....... 15
          Commencement of Reorganization Cases and First Day Relief ......... 15
          Rejection of Certain Burdensome Executory Contracts and
            Unexpired Leases ................................................ 16
          Assumption of Doane Pet Care Company Agreement .................... 16
          Key Employee Retention Program .................................... 17
          Transition Services Agreement ..................................... 17
          Claims Process and Bar Date ....................................... 17
     Postpetition Operations and Liquidity .................................. 18
          Debtor in Possession Financing .................................... 18
     Prepetition Restructuring Negotiations ................................. 18

CERTAIN RECOVERY ACTIONS .................................................... 20
     Introduction ........................................................... 20
     Preference Claims ...................................................... 20
     "Veil Piercing" Claims ................................................. 20
     Illegal Dividend Actions ............................................... 21
     Fraudulent Conveyance Actions .......................................... 22
     Breach of Fiduciary Duty Actions ....................................... 23
     Other Potential Claims ................................................. 24

REORGANIZED PMI ............................................................. 24
     Restructuring Transactions ............................................. 24
     Business and Properties of Reorganized PMI ............................. 24
          Business .......................................................... 24
          Properties ........................................................ 25

                                                                            PAGE
                                                                            ----

          Additional Information ............................................ 25
          Business Plan and Strategy for Reorganized PMI .................... 25
          Dealer Business Group Strategy .................................... 26
          Livestock Production Systems Group Strategy ....................... 26
          Manufacturing Strategy ............................................ 27
          Administrative Strategy ........................................... 27
          Human Resource Strategy ........................................... 27
     Selected Historical Financial Information .............................. 27
     Projected Financial Information ........................................ 30
          Introduction ...................................................... 30
          Principal Assumptions ............................................. 30
          Projections ....................................................... 32
     Management ............................................................. 39
          Current Executive Officers and Directors of PMI ................... 39
          Executive Compensation ............................................ 41
          Reorganized PMI Board of Directors ................................ 41
          Board Committees .................................................. 42
          Director Nomination Procedures .................................... 43
          Director Compensation ............................................. 43
     Employee Benefit Matters ............................................... 43
          Existing Benefit Plans and Agreements ............................. 43
          New Benefit Programs; Continuation or Termination of
            Existing Plans and Agreements ................................... 46
     Certain Corporate Governance Matters ................................... 47
     Indemnity Arrangements ................................................. 48
          Existing Indemnification Obligations .............................. 48
          Treatment of Existing Indemnification Obligations
            Under the Plan .................................................. 49
          New Indemnification Arrangements .................................. 50

SECURITIES TO BE ISSUED PURSUANT TO THE PLAN ................................ 50
     Reorganization Value ................................................... 50
     New Common Stock ....................................................... 51
     New Preferred Stock .................................................... 52
          General ........................................................... 52
          New Class A Preferred Stock ....................................... 52
          New Class B Preferred Stock ....................................... 52
          New Class C Preferred Stock ....................................... 52
     Future Issuances of Stock .............................................. 52
     Rights Agreement ....................................................... 53
     New Prepetition Credit Facility Notes .................................. 54

RISK FACTORS ................................................................ 54
     Projections ............................................................ 54
     Competitive Industry Conditions ........................................ 55
     Fluctuations in Commodity Prices ....................................... 55
     Integration of Commodity Purchasing and Other Business Functions ....... 56
     Business Strategy Risks ................................................ 56
     Substantial Leverage ................................................... 56
     Federal Income Tax ..................................................... 56
     Treatment Of Claims .................................................... 57
     Seasonality ............................................................ 57
     Consumer Trends ........................................................ 57
     Year 2000 Compliance ................................................... 57
     Regulatory Compliance .................................................. 58
     Certain Anti-Takeover Effects .......................................... 58
     Lack of Established Market for New Common Stock; Certain
       Investment Limitations; Possible Volatility .......................... 58
     Security Interests ..................................................... 58

                                                                            PAGE
                                                                            ----

     Dividend Policies; Restrictions on Payment of Dividends ................ 59
     Noncomparability of Historical Financial Information ................... 59
     Dilution ............................................................... 59

GENERAL INFORMATION CONCERNING THE PLAN ..................................... 59
     Legal Effects of the Plan .............................................. 59
          Discharge of Claims and Termination of Interests;
            Related Injunction .............................................. 59
          Preservation of Rights of Action Held by the Debtors or
            Reorganized Debtors ............................................. 60
          Releases and Related Injunction ................................... 61
          Continuation of Certain Employee, Retiree and Workers'
            Compensation Benefits ........................................... 61
          Executory Contracts and Unexpired Leases .......................... 61
     Substantive Consolidation .............................................. 63

DISTRIBUTIONS UNDER THE PLAN ................................................ 63
     General ................................................................ 63
     Methods of Distributions ............................................... 63
           Distributions to Holders of Allowed Claims and Interests ......... 64
           Compensation and Reimbursement for Services Related to
             Balloting and Distributions .................................... 64
           Delivery of Distributions in General ............................. 64
     Undeliverable or Unclaimed Distributions ............................... 64
     Distribution Record Date ............................................... 65
     Means of Cash Payments ................................................. 65
     Timing and Calculation of Amounts to be Distributed .................... 65
           Distributions of New Common Stock ................................ 66
           De Minimis Distributions ......................................... 66
           Compliance with Tax Requirements ................................. 66
     Surrender of Canceled Securities or Other Instruments .................. 66
     Setoffs ................................................................ 67
     Disputed Claims; Reserve and Estimations ............................... 67
           Funding of Disputed Claims Reserves .............................. 67
           Distributions on Account of Disputed Claims Once
             They Are Allowed ............................................... 68
     Payment of Post-Effective Date Interest from Cash
       Investment Yield ..................................................... 68
     Objections to Claims or Interests and Authority to
       Prosecute Objections ................................................. 68
     Dissolution of the Creditors' Committees and Creation of
       the Claims Resolution Committee ...................................... 68
           Function and Composition of the Claims Resolution
             Committee ...................................................... 68
           Claims Resolution Committee Procedures ........................... 69
           Employment of Professionals by the Claims Resolution
             Committee and Reimbursement of Committee Members ............... 69
           Dissolution of the Claims Resolution Committee ................... 69

VOTING AND CONFIRMATION OF THE PLAN ......................................... 69
     General ................................................................ 69
     Voting Procedures and Requirements ..................................... 70
     Confirmation Hearing ................................................... 70
     Confirmation ........................................................... 71
     Acceptance or Cramdown ................................................. 71
     Best Interests Test; Liquidation Analysis .............................. 72
     Feasibility ............................................................ 73
     Compliance with Applicable Provisions of the Bankruptcy Code ........... 73
     Alternatives to Confirmation and Consummation of the Plan .............. 73

FEDERAL INCOME TAX CONSEQUENCES OF CONSUMMATION OF THE PLAN ................. 73
     General ................................................................ 73
     Federal Income Tax Consequences to the Debtors ......................... 74
           Reduction of Debtors' Indebtedness ............................... 74
     Federal Income Tax Consequences To Holders ............................. 74
           Definition of Tax Securities ..................................... 75

                                                                            PAGE
                                                                            ----

           Holders of Claims Constituting Tax Securities .................... 75
           Holders of Claims Not Constituting Tax Securities ................ 75
           Dividend and Interest Income Earned by Unsecured
             Claims Reserve ................................................. 75
     Certain Other Tax Considerations for Holders of Claims ................. 76
           Receipt of Pre-Effective Date Interest ........................... 76
           Receipt of Dividend and Interest Income Earned by
             Unsecured Claims Reserve ....................................... 76
           Reinstatement of Claims .......................................... 76
           Receipt by Holders of Bank Loan Claims of New
             Prepetition Credit Facility Notes .............................. 76
           Bad Debt Deduction ............................................... 76
           Information Reporting and Backup Withholding ..................... 77

APPLICABILITY OF CERTAIN FEDERAL AND STATE SECURITIES LAWS .................. 77
     Applicability of Certain Federal and State Securities Laws ............. 77
           Bankruptcy Code Exemptions from Registration Requirements ........ 77
           Certain Transactions by Stockbrokers ............................. 79

ADDITIONAL INFORMATION ...................................................... 79

RECOMMENDATION AND CONCLUSION ............................................... 80



                               TABLE OF EXHIBITS


Exhibit I         PMI Debtor Subsidiaries

Exhibit II Joint Plan of Reorganization of Purina Mills, Inc. and Its Debtor Subsidiaries

Exhibit III Purina Mills, Inc., form 10-K Annual Report for the year ended December 31, 1998, form 10-Q Quarterly Report for the quarter ended March 31, 1999, and form 10-Q Quarterly Report for the quarter ended June 30, 1999

Exhibit IV        Liquidation Analysis

                                  INTRODUCTION

         The Debtors are seeking approval of the Plan, a copy of which is attached hereto as Exhibit II. This Disclosure Statement is submitted by the Debtors in connection with the solicitation of acceptances of the Plan.

         The confirmation of a plan of reorganization, which is the vehicle for satisfying the rights of holders of claims against and equity interests in a debtor, is the overriding purpose of a chapter 11 case. The primary objectives of the Plan are to: (a) alter the Debtors' debt and capital structures to permit them to emerge from their chapter 11 cases with viable capital structures; (b) maximize the value of the ultimate recoveries to all creditor groups on a fair and equitable basis; and (c) settle, compromise or otherwise dispose of certain claims and interests on terms that the Debtors believe to be fair and reasonable and in the best interests of their respective estates, creditors and equity holders. The Plan provides for, among other things: (i) the cancellation of certain indebtedness in exchange for cash, for New Common Stock of Reorganized PMI or for New Prepetition Credit Facility Notes; (ii) the discharge of prepetition Intercompany Claims among the Debtors; (iii) the assumption or rejection of executory contracts and unexpired leases to which any Debtor is a party; (iv) the selection of boards of directors of the Reorganized Debtors; and
(v) the substantive consolidation of the Debtors.

         Under the terms of the Plan, holders of allowed claims in respect of PMI's 9% Senior Subordinated Notes due 2010 ("Old Senior Subordinated Notes"), together with holders of allowed general unsecured claims against any Debtor (other than certain employee claims and Convenience Class Claims as described below) (collectively,"General Unsecured Creditors"), will receive their Pro Rata share of 10,000,000 shares of New Common Stock of Reorganized PMI. Holders of allowed general unsecured claims against the debtors aggregating $1,000 or less (or as to which the holder consents to reduce its aggregate claims to $1,000) ("Convenience Class Claims") will receive cash equal to the amount of such claims. Holders of claims against the Debtors arising under the Prepetition Credit Facility ("Bank Loan Claims") will retain such claims in accordance with the terms of the New Prepetition Credit Facility Notes to be issued pursuant to the Plan. If the Plan is confirmed and consummated in accordance with its terms, substantially all of the New Common Stock of Reorganized PMI initially will be owned by prepetition unsecured creditors of the Debtors. Distributions of New Common Stock pursuant to the Plan will be subject to dilution from issuance of options for New Common Stock to Employees and Directors under the Equity Incentive Plan. ______ shares, or approximately __% of the authorized shares of New Common Stock, will be reserved for issuance under the Equity Incentive Plan of which options for ______ shares will be issued on the Effective Date. See "Reorganized PMI -- Employee Benefit Matters -- New Benefit Programs and Agreements."

         [BY ORDER OF THE BANKRUPTCY COURT DATED _____________, 1999 THIS DISCLOSURE STATEMENT HAS BEEN APPROVED AS CONTAINING "ADEQUATE INFORMATION" FOR CREDITORS AND EQUITY SECURITY HOLDERS OF THE DEBTORS IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE. THE BANKRUPTCY CODE DEFINES "ADEQUATE INFORMATION" AS "INFORMATION OF A KIND, AND IN SUFFICIENT DETAIL, AS FAR AS IS REASONABLY PRACTICABLE IN LIGHT OF THE NATURE AND THE HISTORY OF THE DEBTOR AND THE CONDITION OF THE DEBTOR'S BOOKS AND RECORDS, THAT WOULD ENABLE A HYPOTHETICAL REASONABLE INVESTOR TYPICAL OF HOLDERS OF CLAIMS OR INTEREST OF THE RELEVANT
CLASS TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN . . .." 11 U.S.C. SECTION.
1125(a)(1).]

         THE BOARDS OF DIRECTORS OF THE DEBTORS BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF CREDITORS AND EQUITY HOLDERS. ALL CREDITORS ENTITLED TO VOTE ARE URGED TO VOTE IN FAVOR OF THE PLAN BY NO LATER THAN 5:00 P.M., EASTERN TIME ON THE ______________, 1999 VOTING DEADLINE.

         The requirements for Confirmation, including the vote of creditors to accept the Plan and certain of the statutory findings that must be made by the Bankruptcy Court, are set forth in "Voting And Confirmation Of The Plan." Confirmation of the Plan and the occurrence of the Effective Date are subject to a number of significant conditions, which are summarized in "Overview of the Plan -- Conditions to Confirmation and Effective Date of the Plan." There is no assurance that these conditions will be satisfied or waived.


                              OVERVIEW OF THE PLAN

INTRODUCTION

         The following is a brief overview of certain material provisions of the Plan. This overview is qualified in its entirety by reference to the provisions of the Plan, which is attached hereto as Exhibit II, and the exhibits thereto, as amended from time to time, which are available for inspection at the Document Reviewing Centers. See "Additional Information." For a description of certain other significant terms and provisions of the Plan, see "General Information Concerning The Plan" and "Distributions Under The Plan."

GENERAL INFORMATION CONCERNING TREATMENT OF CLAIMS AND INTERESTS

         The Plan provides that holders of Allowed Claims in certain Classes will be entitled to distributions of cash or New Common Stock of Reorganized PMI in respect of their Claims. See "Securities To Be Issued Pursuant To The Plan -- New Common Stock," for a description of the New Common Stock to be issued pursuant to the Plan. The Plan also provides that the holders of certain Allowed Secured Claims will have their Claims paid in full or respective Claims Reinstated, at the option of the Debtors, or, in the case of the Bank Loan Claims under the Prepetition Credit Facility, modified in accordance with the terms of the New Prepetition Credit Facility Notes to be issued pursuant to the Plan, see "Securities To Be Issued Pursuant To The Plan -- New Prepetition Credit Facility Notes."

         For purposes of computations of Claim amounts, administrative and other expenses and similar computational purposes, the Effective Date is assumed to occur on January 31, 2000. There is no assurance, however, as to if or when the Effective Date will actually occur. Procedures for the distribution of cash and securities pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by holders of Claims in certain Classes and that could affect the amount of distributions ultimately received by such holders, are described in "Distributions Under The Plan."

         The determination of the relative distributions to be received under the Plan by the holders of Claims in certain Classes was based upon, among other factors, estimates of the amounts of Allowed Claims in such Classes and the relative priorities of such Allowed Claims. The estimates of the amounts of Allowed Claims in each Class are set forth in "Overview Of The Plan -- Summary of Classes and Treatment of Claims and Interests." The distributions to be received by creditors in certain Classes could change if those estimates are not accurate.

         The "cramdown" provisions of section 1129(b) of the Bankruptcy Code permit confirmation of a chapter 11 plan of reorganization in certain circumstances even if the plan is not accepted by all impaired classes of claims and interests. See "Voting And Confirmation Of The Plan -- Acceptance or Cramdown." The Debtors have reserved the right to request Confirmation pursuant to the cramdown provisions of the Bankruptcy Code and amend the Plan if any Class of Claims fails to accept the Plan. If such request were granted by the Bankruptcy Court, the dissenting Classes may, in certain cases, receive alternative treatment under the Plan. For purposes of this Disclosure Statement, however, it has been assumed that the Debtors will not be required to seek Confirmation under the cramdown provisions of the Bankruptcy Code. Although the Debtors believe that, if necessary, the Plan could be confirmed under the cramdown provisions of the Bankruptcy Code, there is no assurance that the requirements of such provisions would be satisfied.

SUMMARY OF CLASSES AND TREATMENT OF CLAIMS AND INTERESTS

         The classification of Claims and Interests, the estimated aggregate amount of Claims in each Class and the amount and nature of distributions to holders of Claims or Interests in each Class are summarized in the table below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified. For a discussion of certain additional matters related to Administrative Claims and Priority Tax Claims, see "Overview Of The Plan -- Additional Information Regarding Assertion and Treatment of Administrative Claims and Priority Tax Claims."

         Because the Plan contemplates the substantive consolidation of all of the Debtors (See "General Information Concerning The Plan -- Substantive Consolidation"), the information set forth in the table below with respect to each class of Claims is presented on a combined basis for all the Debtors to which such information is applicable. The estimated aggregate amounts of Claims are based on the Debtors' estimates of the aggregate amounts of such Claims, which the Debtors believe will be asserted, upon resolution of all such Claims that the Debtors believe will be Disputed Claims. Certain of these Disputed Claims are likely to be material, and the total amount of all such Claims, including Disputed Claims, may be materially in excess of the total amount of Allowed Claims assumed in the development of the Plan.

         Since the Disclosure Statement has been prepared prior to any applicable Bar Date for the filing of Claims, the actual amount of Claims filed may differ significantly from the Debtors' estimates. Further, the amount of any Disputed Claim that ultimately is allowed by the Bankruptcy Court may be significantly more or less than the estimated amount of such Claim. THE ACTUAL ULTIMATE AGGREGATE AMOUNT OF ALLOWED GENERAL UNSECURED CLAIMS IN CLASS 5 MAY DIFFER SIGNIFICANTLY FROM THE ESTIMATE SET FORTH BELOW. ACCORDINGLY, THE AMOUNT OF THE PRO RATA DISTRIBUTIONS OF NEW COMMON STOCK THAT ULTIMATELY WILL BE RECEIVED BY A PARTICULAR HOLDER OF AN ALLOWED CLAIM IN CLASS 5 MAY BE ADVERSELY OR FAVORABLY AFFECTED BY THE AGGREGATE AMOUNT OF CLAIMS ULTIMATELY ALLOWED IN SUCH CLASS. DISTRIBUTIONS OF NEW COMMON STOCK TO HOLDERS OF ALLOWED CLAIMS IN CLASS 5 WILL BE MADE ON AN INCREMENTAL BASIS UNTIL ALL DISPUTED CLAIMS IN SUCH CLASS HAVE BEEN RESOLVED. SEE "DISTRIBUTIONS UNDER THE PLAN -- TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED -- DISTRIBUTIONS OF NEW COMMON STOCK" AND "-- DISPUTED CLAIMS; RESERVE AND ESTIMATIONS."

         Each amount shown in the table below as "Estimated Percentage Recovery" for each Class is the quotient of the cash or the assumed value of the New Common Stock or New Prepetition Credit Facility Notes to be distributed to all holders of Allowed Claims in such Class, divided by the estimated aggregate amount of Allowed Claims in such Class. For purposes of such computation, the New Common Stock to be distributed to holders of General Unsecured Claims in Class 5 under the Plan is assumed to have an aggregate value of $125 million. In estimating this value, because of the inherent uncertainties of the potential litigation involved, no value has been ascribed to the Recovery Actions. See "Securities To Be Issued Pursuant To The Plan -- Reorganization Value" for a description of the manner in which the number of shares of New Common Stock were valued for purposes of the Plan, the assumptions used in connection with the foregoing, and the limitations thereon, and "Risk Factors" for a discussion of various other factors that could materially affect the value of New Common Stock distributed pursuant to the Plan. In addition, Koch Industries, Inc. ("Koch Industries") and certain of its affiliates (other than the Debtors) are believed to have Unsecured Claims in excess of $25 million against PMI. The Estimated Aggregate Claims Amount for General Unsecured Claims shown in the table below does not include such Claims of Koch Industries and its affiliates. If such Claims are Allowed, the "Estimated Percentage Recovery" in Class 5 would be reduced accordingly.

         Although the Debtors' management believes that these valuation assumptions are reasonable, there is no assurance that the New Common Stock will have the value assumed herein. See "Risk Factors." The foregoing valuation assumptions are not a prediction or reflection of post-Effective Date trading prices of the New Common Stock. The New Common Stock may trade at substantially higher or lower prices because of a number of other factors, including those discussed in "Risk Factors." The trading price of New Common Stock issued under a plan of reorganization is subject to many unforeseeable circumstances and therefore cannot be predicted. Moreover, as discussed above, there is no assurance that the actual amounts of Allowed General Unsecured Claims in Class 5 will not materially exceed the estimated aggregate amounts shown in the table below. Accordingly, no representation can be or is being made with respect to whether the percentage recoveries shown in the table below will actually be realized by the holder of an Allowed General Unsecured Claim in Class 5.

----------------------------------------------------------------------------------------------------------------------------------
    DESCRIPTION AND AMOUNT
    OF CLAIMS OR INTERESTS                                                                TREATMENT
----------------------------------------------------------------------------------------------------------------------------------
-  Class 1 (Unsecured Priority Claims):  Unsecured                    Unimpaired; on the Effective Date, each holder of an
   Claims entitled to priority under  sections  507(a)(3),            Allowed Claim in Class 1 will receive cash equal to the
   507(a)(4) or 507(a)(6) of the Bankruptcy Code.                     amount of such Claim.

   Estimated Aggregate Claims Amount:  $500,000                       Estimated Percentage Recovery:  100%
----------------------------------------------------------------------------------------------------------------------------------
-  Class 2 (Unsecured Convenience Class Claims):                      Impaired; on the Effective Date each holder of Allowed
   Unsecured Claims against any Debtor that otherwise would           Claims in Class 2 will receive cash equal to the
   be classified in Class 5, but with respect to which all of         aggregate amount of such Claims (as reduced, if
   such Claims of a particular holder aggregate $1,000 or             applicable, pursuant to an election by the holder
   less, or as to which such holder elects to reduce all of           thereof). Giving effect to the aggregation or election
   such Claims to $1,000 on the Ballot providing for voting           as to such Claims, the maximum aggregate distribution to
   on the Plan, by the Voting Deadline. Multiple Claims of a          any holder of Class 2 Claims shall not exceed $1,000.
   holder against the Debtors will be aggregated for purposes
   of classification, such that such holder will only have a          Estimated Percentage Recovery: 100%
   single Convenience Class Claim under the Plan equal to
   not more than $1,000.

   Estimated Aggregate Claims Amount:  $1,000,000
----------------------------------------------------------------------------------------------------------------------------------
-  Class 3 (Non-Bank Secured Claims):  Secured                        Unimpaired; on the Effective Date, unless otherwise
   Claims other than Claims in Class 4 (Bank Claims).                 agreed by such holder and the applicable Debtor, each
                                                                      holder of an Allowed Claim in Class 3 will be treated in
   Estimated Aggregate Claims Amount:  $2,800,000                     the manner set forth in Option A or B below.  The
                                                                      applicable Debtor or Reorganized Debtor will be deemed
                                                                      to have elected Option B except with respect to any
                                                                      Allowed Claim as to which the applicable Debtor elects
                                                                      Option A in a certification Filed prior to the
                                                                      conclusion of the Confirmation Hearing.

                                                                      Option A: Allowed Claims in Class 3 as to which the
                                                                      applicable Debtor or Reorganized Debtor selects
                                                                      Option A will be paid in cash, in full, by such
                                                                      Reorganized Debtor, unless the holder of such claim
                                                                      agrees to less favorable treatment.

                                                                      Option B: Allowed Claims in Class 3 as to
                                                                      which the applicable Debtor or Reorganized
                                                                      Debtor selects Option B will be Reinstated.

                                                                      Estimated Percentage Recovery:  100%
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
    DESCRIPTION AND AMOUNT
    OF CLAIMS OR INTERESTS                                                                TREATMENT
----------------------------------------------------------------------------------------------------------------------------------
-  Class 4  (Bank  Loan  Claims):  Bank  Loan  Claims                 Impaired;  on  the  Effective  Date  each  holder  of  an
   under the Prepetition Credit Facility.                             Allowed  Bank Loan  Claim in Class 4 will be  treated  as
                                                                      follows:
   Estimated Aggregate Claims Amount:  $290,000,000

                                                                      -  Holders of Bank Loan Claims constituting an Old
                                                                         Tranche A Note Claim or Old Tranche B Note Claim
                                                                         under the Prepetition Credit Facility will receive a
                                                                         New Tranche A Note or a New Tranche B Note,
                                                                         respectively, in the amount of such Claims in
                                                                         accordance with the terms of Exhibit III.C.2 of the
                                                                         Plan.

                                                                      -  Holders of Bank Claims constituting an Old Revolving
                                                                         Note Claim under the Prepetition Credit Facility will
                                                                         receive a New Revolving Note in the amount of such
                                                                         Claims under the New Revolving Credit Facility in
                                                                         accordance with the terms of Exhibit III.C.2 of the
                                                                         Plan.

                                                                      -  Holders of Bank Loan Claims constituting a Swap Claim
                                                                         will receive a New Swap Claim Note in the amount of
                                                                         such Claim in accordance with the terms of Exhibit
                                                                         III.C.2 of the Plan.

                                                                      Estimated Percentage Recovery:  100%
----------------------------------------------------------------------------------------------------------------------------------
-  Class 5 (General Unsecured Claims):  Unsecured                     Impaired; each holder of an Allowed Claim in Class 5
   Claims against any Debtor not otherwise classified  in             will receive its Pro Rata share of 10,000,000 shares of
   Class 1 (Priority Claims), Class 2 (Convenience  Class             New Common Stock.
   Claims), Class 4 (Bank Loan Claims) or Class  6
   (Intercompany Claims)                                              Estimated Recovery Percentage:  29.1%

   Estimated Aggregate Claims:  $430,000,000
----------------------------------------------------------------------------------------------------------------------------------
-  Class 6 (Intercompany  Claims) Unsecured Claims of                 Impaired;  no property will be distributed to or retained
   any Debtor against any other Debtor.                               by the  Debtors on account of Claims in Class 6, and such
                                                                      Claims will be discharged as of the Effective Date.

                                                                      Estimated Recovery Percentage:  0%
----------------------------------------------------------------------------------------------------------------------------------
-  Class 7 (PMI Old Common Stock Interests);                          Impaired; no property will be distributed or retained by
   Interest of PM Holdings on account of the Old PMI Common           the holder of Class 7 Interests.
   Stock.
                                                                      Estimated Percentage Recovery:  0%
----------------------------------------------------------------------------------------------------------------------------------
-  Class 8 (Subsidiary Interests):  Interests of PMI                  Unimpaired;  each Allowed  Interest in this Class will be
   or any Subsidiary Debtor in the Old Common Stock of a              Reinstated.
   Subsidiary Debtor.
                                                                      Estimated Percentage Recovery:  100%
----------------------------------------------------------------------------------------------------------------------------------



ADDITIONAL INFORMATION REGARDING ASSERTION AND TREATMENT OF ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

         Administrative Claims

         Allowed Administrative Claims will be paid in full in cash, unless otherwise agreed by the holder of such a Claim and the respective Debtor. Administrative Claims include Claims for costs and expenses of administration allowed under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the respective Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code; (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. ss.ss. 1911-1930; (d) Claims for reclamation allowed in accordance with section 546
(c)(2) of the Bankruptcy Code and section 2-702 of the Uniform Commercial Code; and (e) all Intercompany Claims accorded priority pursuant to section 364(c)(1) of the Bankruptcy Code or the Cash Management Order. In addition to the types of Administrative Claims described above, section 503(b) of the Bankruptcy Code provides for payment of compensation or reimbursement of expenses to creditors and other entities making a "substantial contribution" to a chapter 11 case and to attorneys for and other professional advisors to such entities. The amounts, if any, that such entities will seek or may seek for such compensation or reimbursement are not known by the Debtors at this time. Requests for such compensation or reimbursement must be approved by the Bankruptcy Court after notice and a hearing at which the Debtors or Reorganized Debtors and other parties in interest may participate and, if appropriate, object to the allowance of any such compensation or reimbursement.

         Except as otherwise provided below for Administrative Claims: (a) of certain professionals or other entities requesting compensation or reimbursement of expenses; (b) in respect of liabilities incurred by a Debtor in the ordinary course of its business; and (c) on account of the Debtors' obligations under the DIP Credit Agreement, requests for payment of Administrative Claims (unless previously filed) must be Filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 30 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Claims and that do not File and serve a request by the applicable bar date will be forever barred from asserting such Claims against the Debtors, the Reorganized Debtors or their respective property, and such Claims will be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the Reorganized Debtors and the requesting party by the later of (i) 120 days after the Effective Date and (ii) 60 days after the filing of the applicable request for payment of Administrative Claims.

         Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court, an application for final allowance of such Fee Claim no later than 60 days after the Effective Date; provided, however, that any Professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order. Objections to any Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by the later of: (a) 90 days after the Effective Date or (b) 30 days after the Filing of the applicable request for payment of the Fee Claim. The Reorganized Debtors will pay the reasonable fees and expenses of the Indenture Trustee under the Prepetition Indenture. In addition, the Plan provides that the Debtors will pay the reasonable fees and expenses incurred after the Petition Date by counsel and financial advisors to the Noteholders Committee, including the transaction fee payable to the Noteholders Committee's financial advisors equal to 0.5% of the value of the New Common Stock received by the holders of the Old Senior Subordinated Notes. With the consent of the Noteholders Committee and its financial advisor, such payment may be made in cash or in shares of new Common Stock. To the extent necessary, entry of the Confirmation Order shall amend and supercede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Fee Claims.

         Finally, holders of: (a) Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business (including Administrative Trade Claims); (b) Administrative Claims of governmental units for taxes (including tax audit Claims arising after the Petition Date); (c) Administrative Claims arising from or under those contracts and leases entered into or assumed after the Petition Date; and (d) holders of Administrative Claims under the DIP Credit Agreement will not be required to File or serve any request for payment of such Claims.

         Priority Tax Claims

         Claims for taxes entitled to priority payment pursuant to section 507(a)(8) of Bankruptcy Code ("Priority Tax Claims") will, unless otherwise agreed by the holder of such Claim and the applicable Debtor, receive, in full satisfaction of such Claims, deferred cash payments over a period not exceeding six years from the date of assessment of such Claim. Payments will be made in equal annual installments of principal, plus simple interest accruing from the Effective Date at 7% per annum on the unpaid portion of each Priority Tax Claim (or upon such other terms determined by the Bankruptcy Court to provide the holders of Priority Tax Claims with deferred cash payments having a value, as of the Effective Date, equal to such Claims). Generally, the first payment will be payable one year after the Effective Date. The Reorganized Debtors will have the right to pay any Priority Tax Claim, or any remaining balance of such Claim, in full at any time on or after the Effective Date, without premium or penalty.

         Notwithstanding the foregoing, a holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty in respect thereof. Any such penalty will be subject to treatment in Class 5.

SPECIAL PROVISIONS REGARDING TREATMENT OF ALLOWED SECONDARY LIABILITY CLAIMS

         The classification and treatment of Allowed Claims under the Plan take into consideration all Allowed Secondary Liability Claims. On the Effective Date, Allowed Secondary Liability Claims will be treated as follows: (a) the Allowed Secondary Liability Claims arising from or related to any Debtor's joint or several liability for the obligations under any: (i) Allowed Claim that is being Reinstated under the Plan or (ii) Executory Contract or Unexpired Lease that is being assumed by another Debtor or under any Executory Contract or Unexpired Lease that is being assumed by and assigned to another Debtor or any other entity, will be Reinstated and (b) holders of all other Allowed Secondary Liability Claims will be entitled to only a single distribution from the Debtor that is primarily liable for the underlying Allowed Claim, which distribution will be as provided in the Plan in respect of such underlying Allowed Claim. No multiple recovery on account of any Allowed Secondary Liability Claim will be provided or permitted.

SUMMARY OF TERMS OF CERTAIN SECURITIES TO BE ISSUED PURSUANT TO THE PLAN

         The Plan provides that as of the Effective Date, Reorganized PMI shall be authorized to issue 50,000,000 shares of New Common Stock, par value $.01 per share. Reorganized PMI will issue 10,000,000 shares of New Common Stock to holders of Allowed General Unsecured Claims in Class 5.

         Holders of New Common Stock will be entitled to receive ratably such dividends as declared by Reorganized PMI's Board of Directors and will have no preemptive, subscription, redemption or conversion rights. Subject to the terms and conditions set forth in Reorganized PMI's Rights Agreement, each share of New Common Stock issued pursuant to the Plan will be accompanied by a New PMI Share Purchase Right.

         In addition to the New Common Stock issued according to the Plan, Reorganized PMI's Board of Directors shall have the authority to issue preferred stock from time to time in one or more classes or series and to determine the various rights and privileges thereof. Reorganized PMI will also be authorized to issue additional shares of common stock from time to time following the Effective Date under the provisions of the Amended Certificate of Incorporation of Reorganized PMI (the "Amended Certificate"), the Amended Bylaws of Reorganized PMI (the "Amended Bylaws") and applicable law.

         Reorganized PMI does not anticipate paying any dividends on the New Common Stock in the foreseeable future. In addition, covenants in certain debt instruments to which Reorganized PMI will be a party will restrict, and may prohibit, the ability of Reorganized PMI to pay dividends.

         As of the Effective Date, holders of Allowed Claims under the Prepetition Credit Facility, including Old Prepetition Credit Facility Notes, will receive New Prepetition Credit Facility Notes in an estimated principal amount of $290,000,000. The New Prepetition Credit Facility Notes will be secured by a lien on substantially all of the assets of the Debtors and will be on the terms specified in Exhibit III.C.2 to the Plan. See "Securities To Be Issued Pursuant To The Plan -- New Prepetition Credit Facility Notes."

         In addition, as of the Effective Date, the Debtors intend to enter into the Exit Financing Facility. See "Overview of the Plan -- Exit Financing Facility."

         This summary is qualified by reference to the description of such securities under "Securities To Be Issued Pursuant To The Plan."

CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE OF THE PLAN

         There are several conditions precedent to Confirmation and to the Effective Date. Subject to applicable legal requirements, the Debtors, with the consent of the Creditors' Committee, may waive any of these conditions upon the terms and subject to the conditions set forth in Section IX.C of the Plan.

         CONDITIONS TO CONFIRMATION

         The Bankruptcy Court will not enter the Confirmation Order unless and until the following condition has been satisfied or duly waived by the Debtors pursuant to Section IX.C of the Plan: The Confirmation Order shall be reasonably acceptable in form and substance to the Debtors and the Creditors' Committee, including by approving the substantive consolidation of the Debtors as contemplated by Article VIII of the Plan.

         In addition to the foregoing conditions to Confirmation, there are a number of substantial confirmation requirements under the Bankruptcy Code that must be satisfied for the Plan to be confirmed. See "Voting And Confirmation Of The Plan -- Confirmation."

         CONDITIONS TO EFFECTIVE DATE

         The Effective Date is defined in the Plan as a Business Day, as determined by the Debtors, that is as soon as reasonably practicable after the Confirmation Date and on which no stay of the Confirmation Order is in effect. The Plan provides that the following conditions must be satisfied or duly waived before the Plan will be consummated and the Effective Date will occur:

         (a) The New Common Stock shall have been registered under the Securities Exchange Act of 1934 (the "Exchange Act") pursuant to a Form 10 Registration Statement that has become effective under the Exchange Act.

         (b) The New Common Stock shall have been authorized for listing on or accepted for quotation through a National Securities Exchange.

         (c) The Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) approving and authorizing the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to implement the Plan, including completion of the transactions contemplated by the Plan and the implementation and consummation of the contracts, instruments, releases and other agreements or documents created in connection with the Plan.

         WAIVER OF CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE

         The conditions to Confirmation and the Effective Date of the Plan may be waived, in whole or part, by the Debtors at any time without an order of the Bankruptcy Court after three Business Days' written notice of such waiver to and consent of the Creditors' Committee. The failure to satisfy or waive a condition may be asserted by a Debtor regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors).

         EFFECT OF NONOCCURRENCE OF CONDITIONS TO EFFECTIVE DATE

         Each of the conditions to the Effective Date provided in the Plan must be satisfied or duly waived within 60 days after the Confirmation Date, or by such later date, after notice and a hearing, as is proposed by the Debtors. If each condition to the Effective Date has not been satisfied or duly waived by such date, then upon motion by the

Debtors or the Creditors' Committee made before the time that each of such conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated, the Plan will be null and void in all respects, including with respect to the discharge of Claims and termination of Interests pursuant to section 1141 of the Bankruptcy Code, the assumptions, assignments or rejections of Executory Contracts or Unexpired Leases pursuant to Sections V.A and V.C of the Plan and the substantive consolidation of the Debtors, and nothing contained in the Plan will: (a) constitute a waiver or release of any claims by or against, or any Interest in, the Debtors or (b) prejudice in any manner the rights of the Debtors or any other party in interest.

SUBSTANTIVE CONSOLIDATION

         As indicated above, the Confirmation of the Plan is conditioned on the approval by the Bankruptcy Court of a substantive consolidation of the Debtors. The Debtors believe that the circumstances involving the Debtors justify such an action. Pursuant to such substantive consolidation, (a) all assets and liabilities of the other Debtors will be deemed merged or treated as though they were merged into and with the assets and liabilities of PMI, (b) all guarantees of the Debtors of the obligations of any other Debtor will be deemed eliminated so that any Claim against any Debtor and any guarantee thereof by another Debtor and any joint liability of any of the Debtors will be deemed one obligation of the consolidated Debtors and (c) each and every Claim filed or to be filed in the Reorganization Case of any Debtor will be deemed filed against the substantially consolidated Debtors and will be deemed to be one Claim against and a single obligation of the substantially consolidated Debtors. Such substantive consolidation will not affect the legal or corporate structures of the Reorganized Debtors. See "General Information Concerning The Plan -- Substantive Consolidation."

EXIT FINANCING FACILITY

         In order to implement the Plan on the Effective Date and operations thereafter, the Debtors have determined that they will need a revolving credit facility (the "Exit Financing Facility") in an estimated maximum amount of $50,000,000. While the Debtors are currently engaged in negotiations in respect of the Exit Financing Facility, no commitment for the Exit Financing Facility has been obtained at this time. The existence of such a commitment satisfactory to the Debtors is a condition to the Confirmation and Effective Date.

MODIFICATION OR REVOCATION OF THE PLAN

         Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, the Debtors or Reorganized Debtors, as applicable, with the consent of the Creditors' Committee, reserve the right to alter, amend or modify the Plan before its substantial consummation. The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation as to any or all of the Debtors does not occur, then, with respect to such Debtors, the Plan will be null and void in all respects, and nothing contained in the Plan will: (a) constitute a waiver or release of any claims by or against, or any Interests in, such Debtors or (b) prejudice in any manner the rights of any such Debtors.


            CERTAIN EVENTS PRECEDING THE DEBTORS' CHAPTER 11 FILINGS

PREPETITION EVENTS

         GENERAL

         PMI and its predecessors have been in the animal nutrition business since 1894. PMI is the market leader in the United States in developing, manufacturing and marketing differentiated animal nutrition products and programs for dairy cattle, beef cattle, hogs and horses. PMI also develops, manufactures and sells poultry feeds as well as specialty feeds for rabbits, zoo animals, laboratory animals, birds, fish and pets. For the year ended December 31, 1998, the product mix by volume was approximately 24% for dairy cattle, 28% for beef cattle, 20% for hogs, 10% for horses, 8% for poultry and 10% for all others. In the United States, PMI's products are marketed under the widely recognized brand names Purina(R) and Chow(R) and the "Checkerboard" Nine Square Logo(R) and other trademarks pursuant to an exclusive, perpetual royalty-free license from the Ralston Purina Company, as well as under other brand names and trademarks owned by PMI.

         In 1993, PMI was acquired in a leveraged buy out sponsored by The Sterling Group, Inc. As a result, PMI became a wholly owned subsidiary of PM Holdings Corporation ("PM Holdings").

         1998 MERGER

         On March 12, 1998, Koch Agriculture Company ("Koch Agriculture") acquired PMI through a merger of a subsidiary of Koch Agriculture with and into PM Holdings (the "1998 Merger"). As a result of the 1998 Merger, Koch Agriculture acquired 100% of PM Holdings, which owned 100% of PMI.

         Koch Agriculture is a wholly owned subsidiary of Koch Industries, which is one of the largest privately held corporations in the United States. Koch Industries, based in Wichita, Kansas, reportedly has annual revenues in excess of $30 billion and, together with its subsidiaries, employs over 13,000 people worldwide. At the date of the 1998 Merger, Koch Agriculture and its affiliates were involved in many aspects of the agriculture industry including cattle feeding and meat production, the production and distribution of fertilizers, agricultural commodity risk management, wheat production and flour milling.

         As part of the financing for the 1998 Merger, PMI sold $350.0 million aggregate principal amount of its Old Senior Subordinated Notes. The Old Senior Subordinated Notes are subordinated in right of payment to all senior indebtedness of PMI incurred under the Prepetition Credit Agreement. The Old Senior Subordinated Notes are also structurally subordinated to all obligations of PMI's subsidiaries.

         In connection with the 1998 Merger, PMI entered into the Prepetition Credit Agreement, providing for secured borrowings from a syndicate of lenders consisting of: (a) a term loan facility consisting of two $100.0 million tranches (the "Tranche A Term Loan," and the "Tranche B Term Loan," respectively) providing for an aggregate amount of $200.0 million (collectively, the "Term Loan") and (b) a $100.0 million revolving credit facility, with a $40.0 million sublimit for letters of credit (the "Revolving Credit Facility" and collectively, the "Prepetition Credit Facility"). The Tranche A Term Loan has a maturity date of March 12, 2005. The Tranche B Term Loan has a maturity date of March 12, 2007. The Revolving Credit Facility has a maturity date of March 12, 2005. The proceeds of the Term Loan were borrowed in full, in addition to $9.9 million borrowed under the Revolving Credit Facility, to help finance the 1998 Merger and related transactions, fees and expenses, including the redemption of PMI's then outstanding industrial revenue bonds totaling $17.4 million and certain other indebtedness.

         In connection with the 1998 Merger, PMI offered to purchase for cash all $190.0 million of its outstanding 10 1/4% Senior Subordinated Notes due 2003 and PM Holdings offered to purchase for cash all $109.4 million of its outstanding 11 1/2% Series B Subordinated Discount Debentures due 2005 (collectively, the "Tender Offers"). All except $15,000 of the existing subordinated notes were accepted for payment in the tender offers. The remaining $15,000 of subordinated notes were redeemed during the third quarter of 1998. The total consideration paid in connection with the Tender Offers was approximately $293.5 million.

         The total amount of consideration paid to former equity holders of Holdings in connection with the 1998 Merger was approximately $258.7 million. Approximately $109.7 million of this consideration was funded by a cash contribution by Koch Agriculture with the remainder (approximately $149.0 million) being funded from the proceeds of the Old Senior Subordinated Notes and borrowings under the Prepetition Credit Facility. In connection with the 1998 Merger, PMI paid two dividends, totaling $237.1 million, to PM Holdings.

         The following table summarizes the sources and uses of funds in connection with the 1998 Merger:

                                                                                       Amount
                                                                                   (In millions)
                                                                                   -------------
          Sources of Funds:
            Prepetition Credit Facility:
                Revolving Credit Facility(a)................................         $    9.9
                Term Loans..................................................            200.0
            Old Senior Subordinated Notes...................................            350.0
            Koch Agriculture cash contribution..............................            109.7
                                                                                     --------
                    Total sources...........................................         $  669.6
                                                                                     ========

          Uses of Funds:
            Purchase price for equity of PM Holdings........................         $  258.7
            Repayment of existing indebtedness(b)...........................            385.5
            Other payments, fees and expenses...............................             25.4
                                                                                     ---------

                    Total uses..............................................         $  669.6
                                                                                     ========


--------------------

(a) Immediately following the 1998 Merger, PMI had $90.1 million of additional availability under the Revolving Credit Facility.

(b) Includes approximately $90.5 million and approximately $203.0 million, respectively, required to fund the consummation of the Tender Offers. In addition, includes approximately $92.0 million used to repay other outstanding debt, consisting of approximately $17.4 million of outstanding industrial revenue bonds that were repaid following the consummation of the 1998 Merger, and approximately $74.6 million used to repay an existing senior term loan.

         As part of the 1998 Merger and anticipated relationship with Koch Agriculture, specific synergies were expected to be achieved which would benefit PMI in the areas of commodity purchasing, technology and operations. These anticipated benefits included (a) leveraging Koch Agriculture's commodity trading expertise through PMI entering into a commodity purchasing arrangement with Koch Agriculture (as described below) and (b) applying Koch Agriculture's patented Jet-Pro dewatering technology in selected PMI manufacturing facilities. PMI's management believes that PMI has not achieved any significant benefits to date due to these anticipated synergies.

         TRANSACTIONS WITH KOCH INDUSTRIES

         Following the 1998 Merger, PMI entered into an exclusive commodity purchasing agreement with Koch Agriculture. Under the terms of the agreement, Koch Agriculture's Nutrient Services Division agreed to supply PMI with its requirements for feed ingredients, feed additives and feed packaging materials. The contract provides that PMI and its subsidiaries will purchase feed ingredients and feed additives at a price equal to the spot market price less a discount to be agreed upon between PMI and Koch Agriculture. Until November 1, 1999, this discount was to be $3.50 per ton. As part of this exclusive arrangement, PMI transferred all of its commodity purchasing operations to Koch Agriculture. In the eight months ended August 31, 1999, PMI purchased approximately $325.8 million in commodities from Koch Agriculture's Nutrient Services division. As of the Petition Date, it is estimated that PMI had outstanding payables under this agreement of at least $25 million. PMI has entered into an arrangement to continue purchases under this agreement after the Petition Date. See "Operations During the Reorganization Agreement - Commencement of Reorganization Cases and First Day Relief - Transition Services Agreement."

         Since the 1998 Merger, PMI has also contracted with Koch Industries for numerous administrative and support services, including all payroll systems and most benefit programs. For the eight months ended August 31, 1999, the total fees paid in connection with such services amounted to $3.3 million. PMI has entered into an agreement as of October 27, 1999 to provide for the continuation of certain of these services after the Petition Date. In connection with entering into this agreement, prior to the Petition Date, PMI paid Koch Industries approximately $1.9 million, after deducting approximately $600,000 that Koch Industries owed to PMI, in full satisfaction and settlement for Koch

Industries' provision of administrative and support services during September and October 1999, as well as for certain employee relocation services provided by Koch Industries earlier in 1999, and the settlement of certain contract claims. See "Operations During the Reorganization Agreement - Commencement of Reorganization Cases and First Day Relief - Transition Services Agreement."

         Commencing in May 1998, Koch Industries began funding all of PMI's employee payroll, benefit and related costs. Beginning in late October 1998, PMI began to periodically reimburse Koch Industries for such advances. In late October and November 1998, PMI reimbursed Koch Industries approximately $53 million for payroll and associated employee benefit costs relating to the period from May through September 1998.

         Two tax sharing agreements were executed effective as of the date of the 1998 Merger: (a) the Parent Tax Sharing Agreement, between Koch Industries and PM Holdings; and (b) the Sub-Group Tax Sharing Agreement, between PM Holdings and each of its subsidiaries (including PMI). The Sub-Group Tax Sharing Agreement provides that the tax sharing liability of PM Holdings under the Parent Tax Sharing Agreement shall be allocated among the members of the PM Holdings sub-group on the basis of the percentage that each sub-group member's total tax, if computed on a separate return, would bear to the total amount of tax of all members of the sub-group so computed. If a sub-group member has a tax loss in a particular year, it has no current liability to PM Holdings under the Sub-Group Tax Sharing Agreement, and will be permitted to take its loss into account in computing its stand-alone tax liability for tax sharing purposes in a later tax year when the loss can be used on a stand-alone basis; however, PM Holdings is not required to make any cash payment to the sub-group member generating the loss. PMI's tax provision for all periods after March 12, 1998 has been computed on this basis. The results of operations of PMI after March 12, 1998 have been included in the consolidated U.S. corporation income tax return and certain consolidated state income tax returns of Koch Industries.

         CHANGES IN BOARD OF DIRECTORS AND MANAGEMENT

         PMI has experienced a significant number of leadership changes since the 1998 Merger. The initial PMI Board of Directors, which was not formally elected until August 1998, consisted of Scott Deeter, Dean Watson, Paul Wheeler and Christopher Wilkins, all four of whom were Koch Industries employees, and David Abbott, PMI's CEO. This Board of Directors did not conduct formal Board meetings or participate in other customary corporate governance practices, although certain individual Board members and other Koch Industries' officers were extensively involved in the day-to-day operations of PMI in the months following the 1998 Merger through March, 1999.

         Mr. Abbott resigned as PMI's CEO effective December 31, 1998 and was replaced by Dean Watson, who was also Koch Agriculture's President at the time. On March 12, 1999, the initial PMI Board of Directors was replaced in its entirety by the current PMI Board of Directors, James Dumler, Timothy Durkin and Richard Knudson, all of whom are also Koch Industries employees. The incumbent Board has conducted formal Board meetings and performed other customary corporate governance activities. In late April 1999, Mr. Watson resigned as CEO, and the incumbent Board of Directors implemented an interim three member Office of the CEO consisting of the three members of the Board of Directors. For more information on PMI's current management, see "Reorganized PMI -- Management -- Current Executive Officers and Directors of PMI."

         AGRICULTURAL INDUSTRY MARKET CONDITIONS

         The economic environment in the agricultural industry during 1998 and 1999 has been a difficult one for many individual producers and companies that participate in the sector. Livestock commodity prices have been depressed and reached historic lows in many markets. In addition to the overall economic environment, there is significant continuing competition in all areas of agriculture, including the feed industry.

         Both the feed production and the livestock production industries are consolidating, and this trend is expected to continue. This trend has been particularly evident in swine production during the past few years. Historically, as livestock production operations have increased in size, these operations have sought to integrate their production business by acquiring or constructing feed production facilities to meet some or all of their feed requirements.

         In contrast with the challenging environment in the livestock production industry, general economic and demographic trends in the lifestyle animal owner market have been positive during the past few years. Overall U.S. economic health, along with an increasing focus on "lifestyle", have combined to create favorable current and expected industry conditions in PMI's non-livestock feed markets.

         SWINE OPERATIONS AND MARKET RISK

         To capitalize on the consolidation of the hog industry, PMI implemented a business strategy in 1997 that was expected to result in maintaining and increasing feed sales in the swine sector. This strategy contemplated gaining control over the feeding of approximately six million market hogs over four years. The program provides a source of high quality weanlings and feeder pigs ("feeders") to independent hog producers and gains the related feed business for PMI. Under this program, at September 30, 1999, PMI had future net purchase commitments, subject to the counterparties' ability to perform, to acquire over
4.1 million feeders over the next eight years. Approximately 14% of these commitments are at fixed prices and the other 86% of commitments vary based on current or published futures prices.

         Additionally, PMI has direct ownership of several hog operations that are expected to produce an additional 2.0 million feeders over the next ten years. As hog producers are experiencing severely depressed market prices for their end products, PMI has significant exposure relating to its feeder pig program, direct hog ownership and joint venture interests in hog operations. At August 31, 1999 and December 31, 1998, PMI had $11.2 million and $10.3 million, respectively, in hog inventory.

         Based on published market prices at September 30, 1999, PMI's estimated net commitment to purchase 4.1 million feeders totals approximately $160.0 million. This is a decrease of $90.0 million from such amount at December 31, 1998 due to feeder purchases during the first nine months of 1999, renegotiation of future purchase agreements, additional contracts for the sale of feeders and the change in hog market prices. Upon receipt of the feeders, PMI can either sell them at current market prices, feed the pigs at PMI's owned or leased facilities or contract with independent producers to feed the pigs.

         Based on 1999 contractual commitments, estimated feed costs, counterparty risks and current spot and futures prices, PMI estimates that its 1999 loss associated with its swine exposure will range between $15.0 million and $20.0 million. PMI recorded a year to date loss through August 31, 1999 of $11.1 million.

         PMI's contract with Tyson Foods in particular resulted in significant negative financial impacts on PMI during 1999. This contract involved the purchase of feeders and was expected to ramp-up to over 500,000 feeders per year. At this point, PMI intends to reject this contract and has filed a motion seeking this relief. See "Operations During The Reorganization Cases -- Commencement of Cases and Related Case Administration Activities -- Rejection of Certain Burdensome Executory Contracts and Unexpired Leases."

         CREDIT RISK INCLUDING LOAN GUARANTEES

         PMI has provided a guarantee of up to $11.5 million related to Purina Ag Capital Corp. ("Purina Ag Capital"), a non-stock membership corporation entity formed in 1995 to provide funding for the growth, consolidation and expansion of PMI's network of independently-owned dealers and listed producers. This $11.5 million guaranty consists of a $10 million guaranty to Purina Ag Capital's back-stop funding banks, plus a $1.5 million guaranty related to a working capital facility. Dealers or listed producers who are members of Purina Ag Capital must have arrangements with PMI for purchases of PMI's products. PMI recorded a loss reserve for the entire guarantee amount during the fourth quarter of 1998. At August 31, 1999, PMI had funded $6.7 million on the guarantee. Additionally, in August 1999, PMI issued a letter of credit for $3.3 million to secure the unfunded portion of the $10 million guarantee. PMI is not a member of, and does not have an equity interest in, Purina Ag Capital; however, PMI did loan $2.0 million to Purina Ag Capital to fund its establishment and initial operation. PMI recorded a loss reserve for the $2.0 million loan during the fourth quarter of 1998, as well as writing-off other miscellaneous start-up costs associated with Purina Ag Capital.

         PMI also makes loan guarantees to banks to assist PMI's feed customers in obtaining bank loans for working capital, lines of credit and additions to property, plant and equipment. The guarantee arrangements essentially have the same credit risk as that involved in extending loans to customers and are subject to PMI's normal credit policies. Collateral (e.g., farm animals, property, personal guarantees) is usually obtained based on management's assessment of the specific customer's credit risk. PMI had guarantees of approximately $5.6 million and $8.7 million at August 31, 1999 and December 31, 1998, respectively, under these types of arrangements. A loss reserve of $1.2 million, recorded in 1998, has been established for the above guarantees. The maturity dates of these guarantees extend through January 2009 with the majority of the guarantees maturing prior to 2003.

         VITAMIN LITIGATION AND PROPOSED SETTLEMENT

         A class action lawsuit was filed on behalf of all U.S. vitamin purchasers, including animal feed companies, accusing six of the world's largest vitamin makers of forming a cartel to artificially raise the prices of a wide range of vitamins and seeking treble damages for overcharging under the applicable antitrust statutes. Similar class action suits have been filed and consolidated in one matter. PMI has filed an action which has been consolidated in the class action proceeding. A proposed $1.2 billion settlement for the class action proceeding has been announced ("Vitamin Settlement"). PMI will have the option to recover damages as part of the class action settlement or to opt out of the class action and pursue direct actions against the manufacturers. Based on the volume of vitamins purchased by PMI and the extent of price fixing during the relevant periods (as well as the potential to collect treble damages), PMI's potential recovery in the Vitamin Settlement could range as high as $75 million or more, but may be significantly less.

PREPETITION OPERATIONS AND LIQUIDITY

         In connection with the 1998 Merger, PMI incurred a significant amount of indebtedness. As of March 31, 1998, PMI had approximately $557.2 million of consolidated indebtedness, and its stockholders' equity was approximately $109.4 million. Of the total $669.6 million required to consummate the 1998 Merger and related transactions, $559.9 million (83.6%) was supplied by indebtedness and $109.7 million (16.4%) was supplied by equity contributions. Since the 1998 Merger, a significant portion of PMI's cash flow from operations has been dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to PMI for its operations. PMI's substantial degree of leverage has limited its flexibility to adjust to the depressed conditions in the agricultural industry and made it particularly vulnerable to the downturn in the swine market.

         The Debtors' principal prepetition financing facilities consisted of the Old Senior Subordinated Notes and Term Loans and the Revolving Credit Loans under the Prepetition Credit Facility. Loans under the Prepetition Credit Facility bear interest at floating rates which are, at PMI's option, based either upon bank prime or Eurodollar rates. Rates on outstanding borrowings average 8.72% at August 31, 1999. In 1998 PMI entered into an option contract to mitigate interest rate fluctuations on a notional amount of $75.0 million of debt under the Prepetition Credit Agreement. The option contract provides that PMI will pay interest on the notational amount if the base rate in the Prepetition Credit Agreement falls below 5.2% and will receive interest if the base rate in the Prepetition Credit Agreement is above 7.0%. PMI has also entered into two other interest rate hedge swap agreements, whereby it has "fixed" the interest rates on substantially all of its Prepetition Credit Facility debts excluding the Revolving Credit Facility.

         The Prepetition Credit Facility and the indenture related to the Old Senior Subordinated Notes (the "Prepetition Indenture") contain restrictive covenants that, among other things and under certain conditions, limit the ability of PMI to incur additional indebtedness, issue preferred stock, acquire (including a limitation on capital expenditures) or dispose of assets or operations or pay dividends. The Prepetition Credit Facility also requires PMI to satisfy certain financial covenants and tests. PM Holdings and certain of PMI's wholly owned subsidiaries guarantee PMI's obligations under the Prepetition Credit Facility. Borrowings under the Prepetition Credit Facility are also secured by a first priority lien on the capital stock of PMI (pledged by PM Holdings) and its subsidiaries and substantially all assets of PMI and its subsidiaries. The Prepetition Credit Facility and Prepetition Indenture also contain cross default provisions.

         On February 4, 1999, PMI amended the Prepetition Credit Agreement effective December 31, 1998. The amendment increased the interest rates on the Revolving Credit Facility and Tranche A Term Loan by 0.75% for bank prime rate and Eurodollar rate loans and increases the interest rates on the Tranche B Term Loan by 1.00% for bank prime rate and Eurodollar rate loans. The amendment also changed the computation of certain financial covenants for a temporary period from December 31, 1998 to March 31, 2001 to account for changes in PMI's financial condition as of December 31, 1998 and added a covenant limiting the annual losses related to PMI's swine exposure.

         Internally generated funds and borrowings under the Revolving Credit Facility were the principal source of the Debtors' prepetition working capital financing. The Debtors' stated borrowing limit under the Revolving Credit Facility is $100 million. At August 31, 1999, PMI had approximately $41.4 million in cash and cash equivalents on hand and no availability for borrowing under the Revolving Credit Facility.

         As a result of its financial condition during 1999 and its substantial degree of leverage, PMI's ability to finance its working capital requirements and implement its business plan have been adversely affected by its cash requirements for debt service. On September 15, 1999, PMI failed to make a scheduled interest payment of $15.75 million due to holders of the Old Senior Subordinated Notes. On October 21, 1999, the Indenture Trustee for the Old Senior Subordinated Notes accelerated such Notes as a result of the failure to make such interest payment. On September 30, 1999, PMI failed to pay $2,075,000 in principal payments due on the Term Loans under the Prepetition Credit Facility (which was subsequently paid on October 27, 1999). PMI is in default under both the Prepetition Indenture and the Prepetition Credit Facility.

         Faced with these events and an inability to service future interest payments on the Old Senior Subordinated Notes, the Debtors commenced the Reorganization Cases under chapter 11 of the Bankruptcy Code on October 28, 1999.


                   OPERATIONS DURING THE REORGANIZATION CASES

COMMENCEMENT OF CASES AND RELATED CASE ADMINISTRATION ACTIVITIES

         COMMENCEMENT OF REORGANIZATION CASES AND FIRST DAY RELIEF

         In connection with the commencement of the Reorganization Cases, the Debtors devoted significant attention to stabilizing their businesses. One of the most critical components of these business stabilization efforts was to ensure that the Debtors maintained sufficient liquidity to operate their businesses during the postpetition period. Accordingly, immediately following the Petition Date, the Debtors sought interim and final approval of the DIP Credit Agreement on the Petition Date. Through these efforts, the Debtors successfully obtained $20 million in interim credit availability, pending a final hearing on the DIP Credit Agreement scheduled for November 15, 1999, 1999. See "Operations During The Reorganization Cases -- Postpetition Operations and Liquidity -- Debtor in Possession Financing."

         In addition to addressing these liquidity concerns, on October 29, 1999, the Debtors obtained authority to take a broad range of actions, including the payment of certain prepetition Claims, to promote a "business as usual" atmosphere with customers, dealers, employees and others. For example, the Debtors obtained authority to honor certain prepetition obligations owed to customers and dealers to ensure that the Debtors could continue to meet the ongoing needs of their customers and maintain other critical business practices without interruption. Among other things, this relief authorized the Debtors, in their discretion and in accordance with their stated policies, to (a) honor customer prepayments for goods and services, (b) maintain dealer support programs, (c) pay certain Claims and honor all obligations relating to the Debtors' cattle management and swine management services businesses; (d) make certain pass-through payments to customers received on the customers' behalf under certain swine marketing arrangements; and (e) honor or pay customer and dealer Claims for prepetition refunds, rebates, adjustments (including adjustments to billing and co-op advertising credits), product returns or exchanges, promotional discounts and other credits.

         Prior to the Petition Date, all of the Debtors' employees received their compensation through Koch Industries' payroll system and participated in Koch Industries' benefit programs. In connection with this prepetition business practice, the Debtors have an obligation to reimburse Koch Industries for (a) the payments and contributions made by Koch Industries to or on behalf of the Debtors' employees and (b) for certain related administrative costs. The Debtors currently are working to establish their own employee benefit programs and to transition the payroll function for their employees from Koch Industries to the Debtors. See "Operations During The Reorganization Cases -- Commencement of Cases and Related Case Administration Activities -- Transition Services Agreement" This transition, however, may take several months. Accordingly, to ensure the uninterrupted payment of all employee compensation and benefits while new programs and systems are being developed, the Debtors obtained authority, in their discretion and in accordance with their stated policies, to (a) continue their participation in Koch Industries' payroll system and employee benefit programs, (b) reimburse Koch Industries for all payments and contributions made by Koch Industries to or for the benefit of the Debtors' employees with respect to the prepetition period, (c) reimburse Koch Industries for related prepetition administrative costs, (d) reimburse prepetition employee business expenses, which are paid directly by the Debtors, and (e) pay the prepetition claims of certain independent contractors, which provide employee services and are paid directly by the Debtors. The Debtors also obtained similar relief permitting them to, among other things, (a) continue their participation in Koch Industries' workers' compensation insurance programs and (b) reimburse Koch Industries for certain prepetition workers' compensation payments.

         On October 29, 1999, the Debtors obtained authority to pay, in their discretion, the prepetition Claims of certain critical vendors and service providers, subject to a $2.5 million cap established under the DIP Credit Agreement. Given the critical nature of the goods and services provided by these vendors and service providers and the lack of adequate replacement goods and services of the same quality, reliability, cost or availability from other sources, the Debtors determined that the payment of these Claims is essential to maintain the operations of the Debtors' businesses and to preserve the value of these businesses for the benefit of all stakeholders.

         Other typical "first day" relief included: (a) authority to maintain the Debtors' cash management systems and the use of prepetition bank accounts, checks and other business forms; and (b) authority to pay outstanding prepetition trust fund taxes.

         All of the foregoing relief was essential to minimize disruptions to the Debtors' businesses as a result of the commencement of the Reorganization Cases and to permit the Debtors to make a smooth transition to operations in chapter 11. In addition, motions remain pending to (a) authorize the Debtors to continue certain insurance premium financing arrangements and (b) pay certain prepetition feed tonnage taxes and product registration and facility fees. There can be assurance that these additional motions will be granted.

         REJECTION OF CERTAIN BURDENSOME EXECUTORY CONTRACTS AND UNEXPIRED
         LEASES

         On October 29, 1999, the Debtors filed a motion, pursuant to section 365 of the Bankruptcy Code (the "Rejection Motion"), to reject three burdensome purchase contracts relating to the Debtors' swine operations. Among other things, these contracts obligate the Debtors to purchase approximately 3.6 million feeder pigs at above expected market prices over the next eight years. See "Certain Events Preceding The Debtors' Chapter 11 Filing -- Prepetition Events -- Swine Operations and Market Risk." Currently, the Debtors estimate that the projected losses from these three contracts alone could aggregate approximately $14.7 million if the contracts were performed through expiration. By immediately rejecting these contracts, the Debtors hope to significantly mitigate these potential losses, which will be treated as prepetition damage Claims to the extent allowed. Currently, the Rejection Motion remains pending and there can be no assurance that the relief requested therein will be granted.

         The Debtors are continuing to review their executory contracts and unexpired leases. In the coming weeks, the Debtors anticipate that they may file additional motions to reject certain burdensome executory contracts and unexpired leases, including additional contracts relating to the Debtors' swine business and certain nonresidential real property leases for business locations no longer being used in the Debtors' operations.

         ASSUMPTION OF DOANE PET CARE COMPANY AGREEMENT

         Doane Pet Care Company ("Doane") is a critical manufacturer and supplier of pet food and farm feed products to Debtor PMI Nutrition, Inc. ("PMI Nutrition"). Among other things, Doane manufactures specialty dog and cat food products that PMI Nutrition sells under its established brand names and supplies other dog and cat food products. Based on the Debtors' experience in the industry, no other private label manufacturer produces pet food of a comparable quality and reliability to meet PMI Nutrition's high standards. In addition, Doane's plants are located in areas that minimize distribution costs associated with the PMI Nutrition products. Moreover, for PMI Nutrition to maintain existing brand loyalty and continue to meet the expectations of its customers, it is critical that the quality of PMI Nutrition's products is not compromised. Accordingly, PMI Nutrition's ongoing relationship with Doane is essential to maintain the value of its business. For the six months ended June 30, 1999, PMI estimates that it earned over $3 million of earnings before interest, taxes, depreciation and amortization ("EBITDA") in its PMI Nutrition business line.

         Prior to the Petition Date through mid-September 1999, Doane supplied products to PMI Nutrition on an order-by-order basis. On September 15, 1999, Doane and PMI Nutrition entered into a long-term manufacturing agreement (the "Doane Agreement") by which Doane has agreed to supply PMI Nutrition with pet food products for a period of one year, subject to renewal. Because the Debtors have been unable to identify any acceptable replacement manufacturer and supplier of these goods, the Debtors believe that maintaining the availability of Doane's products under the terms of the Doane Agreement is critical. Accordingly, on October 29, 1999, the Debtors filed a motion seeking to assume the Doane Agreement, pursuant to section 365 of the Bankruptcy Code. Currently, this motion remains pending and there can be no assurance the relief requested therein will be granted.

         KEY EMPLOYEE RETENTION PROGRAM

         To further stabilize employee relations, the Debtors have developed a key employee retention program (the "KERP Program"). The KERP Program is designed to ensure that the employees most critical to the Debtors' reorganization efforts are provided with sufficient economic incentives and protections to stay with the Debtors and fulfill their responsibilities through the successful conclusion of these cases. See "Reorganized PMI -- Employee Benefit Matters -- Existing Benefit Plans and Agreements."

         The Debtors anticipate that they will File a motion to approve and continue the KERP Program during the weeks immediately following the Petition Date.

         TRANSITION SERVICES AGREEMENT

         The Debtors currently rely on Koch Industries or its affiliates for numerous administrative services, including all payroll processing and administration of most benefit programs. See "Operations During The Reorganization Cases -- Commencement of Cases and Related Case Administration Activities -- Commencement of Reorganization Cases and First Day Relief." Pursuant to the Plan, the Debtors' businesses will be separated from the other businesses owned by Koch Industries. Accordingly, in connection with the implementation of the Plan, the Debtors must establish their own systems and programs to provide services for which the Debtors currently rely on Koch Industries. The establishment of independent systems and programs cannot be completed immediately. The Debtors currently believe that many of the necessary systems and programs will not be available on a standalone basis until March 2000, leaving a transition period during which the Debtors will continue to rely on Koch Industries for certain support services.

         To ensure that critical support services will be available to the Debtors during this transitional period, the Debtors negotiated and entered into a Transition Services Agreement with Koch Industries and Koch Agriculture (the "Transition Services Agreement") prior to the Petition Date. Pursuant to the Transition Services Agreement, Koch Industries and Koch Agriculture will continue to provide, on terms substantially similar to the terms existing prior to the execution of the Transition Services Agreement, (a) payroll processing and administration of employee benefit programs, (b) access to certain information technology systems, (c) availability of certain insurance programs and (d) certain additional administrative support services. In addition, as described above, the Debtors obtain commodities pursuant to a commodity purchasing agreement with Koch Agriculture. See "Certain Events Preceding the Debtors' Chapter 11 Filings -- Prepetition Events -- Transactions with Koch Industries." As part of the Transition Services Agreement, for a period of 120 days following the Petition Date, Koch Agriculture has agreed, pending assumption or rejection of the purchasing agreement, to continue to sell commodities to the Debtors, but without the discount that Koch Industries asserts expired on November 1, 1999. PMI believes that the prices being charged for feed ingredients under the Transition Service Agreement represent the reasonable fair value at which PMI could purchase feed ingredients on the open market. Pursuant to the Transition Services Agreement, the parties agreed to continue in good faith with the orderly transition of the commodity purchasing function to PMI. In addition, in connection with the Transition Services Agreement, prior to the Petition Date, PMI paid Koch Industries approximately $1.9 million, after deducting approximately $600,000 that Koch Industries owed to PMI, in full satisfaction and settlement for Koch Industries' provision of administrative and support services during September and October 1999, as well as for certain employee relocation services provided by Koch Industries earlier in 1999.

         CLAIMS PROCESS AND BAR DATE

         The Debtors have obtained an extension of time through and including December 27, 1999 to File their Schedules, identifying the assets and liabilities of their Estates. The Debtors intend to File the Schedules as quickly as possible within this time frame. In addition, prior to or concurrently with the filing of the Schedules, the Debtors intend to File a motion seeking the establishment of a Bar Date for the filing of proofs of claim.

POSTPETITION OPERATIONS AND LIQUIDITY

         DEBTOR IN POSSESSION FINANCING

         In connection with their preparations for the Filing of the Reorganization Cases, the Debtors determined that they would need to obtain debtor in possession financing to ensure sufficient liquidity to meet their ongoing operating needs. On October 29, 1999, the Debtors obtained preliminary Bankruptcy Court approval for borrowings up to $20 million under the DIP Credit Agreement. The Debtors will seek final Bankruptcy Court approval (the "Final Order") for borrowings of up to $50 million under the DIP Credit Agreement of which, until June 1, 2000, $10 million will be reserved and used for cure obligations and adequate assurance in respect of Executory Contracts that may be assumed by the Debtors. Up to $20 million of the revolving line of credit may be utilized in the form of letters of credit as provided under the DIP Credit Agreement. Pursuant to the DIP Credit Agreement and the Bankruptcy Court orders approving the DIP Credit Agreement, cash borrowings and letters of credit issued under the agreement have superpriority Claims over most other Administrative Expenses. PMI is the borrower under the DIP Credit Agreement and each of the PMI Subsidiary Debtors has guaranteed PMI's obligations thereunder.

         Cash borrowings under the DIP Credit Agreement bear interest at the higher of (a) the alternative base rate plus 2% per annum or (b) at the option of PMI, the Eurodollar Base Rate plus 3% per annum. The DIP Credit Agreement also imposes a facility fee of $1,000,000, an advisory and structuring fee of $250,000, an annual agency fee of $200,000, an unused commitment fee of .5% per annum and a letter of credit fee on outstanding letters of credit of 3% per annum. The DIP Credit Agreement contains various financial covenants related, in part, to capital expenditures, attainment of a certain cash flow from earnings before EBITDA, reorganization items and cash swine market risk. In addition, the DIP Credit Agreement contains certain other restrictive covenants including limitations on the incurrence of additional liens and indebtedness, the amount of prepetition claims payments and a prohibition regarding cash dividends. Subject to certain thresholds, net proceeds resulting from the sale of assets outside of the ordinary course and certain other nonrecurring transactions must be used to prepay borrowings and to reduce the commitment under the DIP Credit Agreement, provided that the commitment will not be reduced below $30 million. As security for the Debtors' obligations under the DIP Credit Agreement, PMI and PMI Subsidiary Debtors granted a first priority security interest, with certain exceptions, in all their pre-and postpetition property. The DIP Credit Agreement will expire on the earlier of (a) November 1, 2000, (b) 30 days after the Petition Date if the Final Order has not been entered, (c) the substantial consummation of a confirmed plan of reorganization or (d) the termination of the commitment as a result of an event of default.

         In connection with the DIP Credit Agreement, as adequate protection for the holders of Secured Claims under the Prepetition Credit Facility, the Debtors agreed, among other things: (a) after the prepayments under the DIP Credit Agreement described above, to apply certain additional net proceeds to payment of Bank Loan Claims in accordance with the Prepetition Credit Facility; (b) to pay and to continue to pay all accrued and unpaid interest on the Bank Loan Claims at the non-default rate specified for the Old Tranche B Notes; and (c) to grant a replacement lien, junior only to the lien under the DIP Credit Agreement, to the same collateral that secures the DIP Credit Agreement. In addition, immediately prior to the Petition Date, the Debtors paid approximately $2.8 million on the Prepetition Credit Facility (approximately $2.1 million for a principal payment due September 30, 1999 and approximately $700,000 for accrued interest).

PREPETITION RESTRUCTURING NEGOTIATIONS

         During July 1999, the Debtors determined that, based on current projections, they might lack sufficient cash flow to meet certain debt covenants in the Prepetition Credit Agreement in subsequent quarters. In hopes of reaching a quick solution to this problem, the Debtors initiated discussions with Koch Industries regarding the funding of the Debtors' businesses. These discussions, however, did not yield any resolution to the Debtors' anticipated financial problems, and Koch Industries retained legal and financial advisors with financial restructuring expertise. As a result, the Debtors retained professional advisors to assist them in assessing their potential alternatives to complete an in- or out-of-court restructuring or otherwise obtain additional working capital.

         The Debtors' professionals initiated a comprehensive review of the Debtors' businesses, assets and capital needs. Soon thereafter, the Debtors initiated negotiations with Koch Industries regarding a possible infusion of additional capital into the Debtors' businesses, with both sides represented by qualified professionals. As part of these discussions, the Debtors provided Koch Industries with detailed analyses of potential Recovery Actions that the Debtors believe that they or their creditors might assert against Koch Industries. See "Certain Recovery Actions."

The Debtors proposed that an additional infusion of capital from Koch Industries was both necessary under current business conditions and appropriate in light of the potential Recovery Actions. In late August, after extensive discussions of these issues, Koch Industries declined the Debtors' request for additional working capital.

         Having failed to obtain additional capital from Koch Industries, the Debtors quickly began the process of initiating restructuring negotiations with all of their key stakeholders: (a) Koch Industries, the Debtors' ultimate parent company; (b) the holders of the Old Senior Subordinated Notes (the "Noteholders"), the Debtors' largest unsecured creditors, representing more than an estimated 80% of all unsecured debt; and (c) the Debtors' bank group under the Prepetition Credit Facility (the "Bank Group"), the Debtors' largest secured creditors. With the Debtors' encouragement, an informal committee of Noteholders (the "Noteholders Committee") was formed and hired professionals before the end of August 1999. The Debtors immediately initiated meetings with the Noteholders Committee and the Bank Group to discuss the Debtors' need to complete an expeditious restructuring. The Debtors made it clear to all parties that, as a result of the need to preserve certain potential preference claims against Koch Industries, the Debtors would be required to commence bankruptcy cases, if necessary, no later than October 29, 1999. See "Certain Recovery Actions." The Debtors hoped to complete successful negotiations to permit the filing of a prepackaged or prenegotiated plan of reorganization by that date.

         To encourage a full and open discussion of the issues among all parties, the Debtors provided substantial information to all constituencies. In particular, the Debtors made presentations to the Noteholders Committee and the Bank Group regarding the potential Recovery Actions and the Debtors' business operations. Extensive information also was provided to all parties regarding the Debtors' business plan, financial projections and restructuring strategies. The Debtors then assisted the Noteholders Committee and the Bank Group in performing significant due diligence with respect to all of these issues.

         Subsequent to the Petition Date, the Debtors, the Noteholders Committee and Koch Industries continued to discuss possible settlement of key restructuring issues impacting unsecured creditors, including the appropriate resolution of the Recovery Actions. As a result of these discussions, Koch Industries and Koch Agriculture and, as of November 9, 1999, holders of approximately 55% of the principal amount of Old Senior Subordinated Notes, entered into an agreement to resolve these issues, subject to implementation of a plan of reorganization incorporating the terms of that agreement. Among other things, the agreement provides for: (a) an infusion of $60,000,000 by the Koch Entities into the Reorganized Debtors; (b) the treatment of Koch Agriculture's Claims under the commodity purchasing program as general unsecured claims and a waiver of Koch Agriculture's right to seek treatment of all or any portion of such Claims as administrative priority reclamation claims under section 546(c) of the Bankruptcy Code; (c) the extinguishment of Koch Agriculture's equity interests in PM Holdings without any consideration; (d) the continuation of the CAP Plan; and (e) comprehensive releases of other claims between the Koch Entities and the Debtors and their creditors, including releases of the Recovery Actions. The Debtors are not parties to the settlement, but will review and evaluate the terms of the settlement. If the Debtors determine that the settlement is appropriate, the Debtors will revise the Plan and this Disclosure Statement in the near future to reflect (a) the terms of the settlement agreement and (b) the impact of the settlement agreement on the estimated reorganization value of the Debtors and the Debtors' projected financial information. Notwithstanding the foregoing, no agreements have been reached with respect to treatment of Claims under the Plan.





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



                            CERTAIN RECOVERY ACTIONS

INTRODUCTION

         In connection with the 1998 Merger and the subsequent operations of PMI and the PMI Subsidiary Debtors, a number of transactions occurred that may give rise to claims ("Recovery Actions") against the pre-1998 Merger stockholders of PM Holdings, PM Holdings, Koch Industries and certain of its affiliates, as well as certain other entities and persons. Generally these claims relate to: (a) possible preference, fraudulent conveyance, and other avoidance actions under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code resulting from payments made by the Debtors; (b) potentially illegal dividends made by PMI in connection with the 1998 Merger; (c) potential piercing the corporation veil or alter ego claims against Koch Industries and its affiliates, and (d) certain other potential causes of action.

PREFERENCE CLAIMS

         Under sections 547 and 550 of the Bankruptcy Code, a debtor may seek to avoid and recover certain prepetition payments made by the debtor to or for the benefit of a creditor, in respect of an antecedent debt if such transfer was made when the debtor was insolvent. Transfers made to a creditor that was an "insider" of the debtor are subject to these provisions if the payment was made within one year of the debtor's filing of a petition under chapter 11. Under section 547, certain defenses, in addition to the solvency of the debtor at the time of the transfer, are available to a creditor from which a preference recovery is sought. Among other defenses, a debtor may not recover a payment to the extent such creditor subsequently gave new value to the debtor for which the creditor was not paid pursuant to a payment that is not otherwise avoidable (the "New Value Defense"). A debtor may not recover a payment to the extent such payment was part of a substantially contemporaneous exchange between the debtor and the creditor (the "Substantially Contemporaneous Exchange Defense"). Further, a debtor may not recover a payment if such payment was made in the ordinary course of business of both the debtor and the creditor (the "Ordinary Course Defense"). The debtor has the initial burden of proof in demonstrating the existence of all the elements of a preference including its insolvency at the time of the payment. The creditor has the initial burden of proof as to the aforementioned Defenses.

         As a result of its indirect stock ownership of the Debtors, Koch Industries is an "insider" of the Debtors for purposes of the preference provisions of the Bankruptcy Code. During the one year period preceding the Petition Date, PMI made a number of payments to Koch Industries that, assuming none of the Defenses described above would be applicable and, assuming the insolvency of PMI at the time of the payments, may be recovered by PMI. Commencing in May 1998, Koch Industries began to pay PMI payroll and related costs directly. In late October and November 1998, PMI paid Koch Industries approximately $53 million to reimburse Koch Industries for such advances made by Koch Industries from May through October 1998. In addition, in 1998 and 1999, PMI reimbursed Koch Industries for various administrative and other services provided by Koch Industries to PMI. Based on a review of these transactions as well as other payments and certain other transactions during the one-year preference period and after assessment of the likely Defenses described above that could be raised by Koch Industries, PMI believes that approximately $51 million in payments could possibly constitute preferences recoverable under sections 547 and 550 of the Bankruptcy Code, assuming PMI was insolvent at the time of such payments and that certain Defenses are not applicable. Koch Industries has indicated that it does not believe that PMI was insolvent at the relevant times and that certain Defenses may be applicable. At this time, PMI has not formulated a view as to its solvency at those times. Accordingly, the outcome of any preference claim, at this juncture, is uncertain.

         It should be noted that if all or part of those payments were found to be avoidable as preferences, Koch Industries would be entitled to assert a Claim against PMI for the amount of such preference. Absent other defenses such as equitable subordination of such Claim, such Claim would constitute a General Unsecured Claim and would share in distributions to other holders of Claims in Class 5. See "Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests."

"VEIL PIERCING" CLAIMS

         In general, a corporation is viewed as a legal entity separate and distinct from its shareholders, directors, officers and affiliated corporations. Limited liability is the rule. Under exceptional circumstances, however, courts will apply the common law doctrine of "piercing the corporate veil" to reach the assets of the parent and to hold the parent responsible for debts and obligations of a subsidiary. "Veil piercing" actions are typically brought by



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creditors but, in bankruptcy situations, may also be brought by the debtor. If a
"veil piercing" claim was to succeed, Koch Industries or Koch Agriculture could be liable to pay all Claims.

         The standard for "piercing the corporate veil" is subject to varying expressions and emphases on particular elements in the case law. The standard is, however, generally stated as having two aspects: (a) parent domination of the subsidiary's finances, operations, policies and practices such that the subsidiary had no separate existence and was merely a conduit for the parent; and (b) parent abuse of the privilege of incorporation by using the subsidiary to perpetrate a fraud, inequity or injustice or otherwise to circumvent the law. Courts review a wide variety of factors in assessing control and manifestations of control of the parent over the subsidiary. Any "veil piercing" analysis is necessarily fact specific.

         The Debtors have conducted a very preliminary analysis of the extent to which Koch Industries or Koch Agriculture might be responsible for certain debts and obligations of the Debtors under a "veil piercing" theory. The Debtors have not tried to reach firm conclusions concerning what state's law would govern a "veil piercing" action and have instead applied general "veil piercing" principles in their work to date rather than the law of any particular state. The Debtors' analysis has focused largely on the parent domination aspect of the "veil piercing" standard; the parent abuse aspect of the "veil piercing" standard remains largely unexplored, as do issues relating to creditor knowledge of the relevant facts and circumstances. Based on the preliminary analysis, the Debtors believe that the application of certain relevant factors regarding parent domination would tend to support a "veil piercing" conclusion for certain time periods following the 1998 Merger; application of other relevant factors would tend to support a conclusion that the corporate veil should not be pierced. Koch Industries denies any liability on account of any "veil piercing" claims.

         Among the factors that may support a "veil piercing" conclusion are the following: (a) the failure to comply with certain ordinary corporate formalities for a period of time; (b) the amount of PMI's leverage following the 1998 Merger; (c) the involvement of Koch Industries' and Koch Agriculture's management in PMI's day-to-day operational decisions; and (d) potential confusion by certain vendors with respect to the separateness of Koch Agriculture's Nutrient Services Division and PMI. Among the factors that may refute a "veil piercing" conclusion are the following: (i) PMI remained a reporting company under the securities laws following the 1998 Merger and continued to discharge its disclosure and reporting obligations; (ii) the debt issued by PMI as part of the 1998 Merger is not recourse debt to or guaranteed by Koch Industries; (iii) the facts concerning PMI's highly leveraged condition and the risks posed by that condition as well as the nonrecourse nature of the debt were disclosed in connection with the issuance of the Old Senior Subordinated Notes; and (iv) PMI continued to perform many corporate functions independently following the 1998 Merger, providing a number of indicia of corporate separateness.

         The facts and circumstances learned to date and the governing law could possibly lead a court to conclude that genuine issues of material fact exist that could possibly preclude a grant of summary judgment in a "veil piercing" case. However, the outcome of "veil piercing" litigation against Koch Industries or Koch Agriculture is uncertain and unpredictable. A court's refusal to grant summary judgment does not indicate liability; but does indicate that issues of fact exist that should be determined through a judicial proceeding. While the Debtors have insufficient knowledge to take a position on the "parent abuse" or fraud aspects of the potential "veil piercing" cause of action, Koch Industries strongly believes no parent abuse or fraud existed and that no basis whatsoever exists for "piercing the corporate veil."

ILLEGAL DIVIDEND ACTIONS

         Generally, a dividend is illegal and subject to avoidance if it is paid in violation of state corporation laws governing the distribution of dividends or in violation of the corporation's articles of incorporation. Under Delaware law, a corporation may only pay dividends from one of two sources: (a) surplus and (b) in the absence of surplus, net profits for the fiscal year in which the dividend is declared and/or the preceding year. "Surplus" is the amount by



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


which the corporation's "net assets" exceeds its capital. Net assets are determined by deducting a corporation's total liabilities from its total assets.

         The Delaware General Corporation Law makes directors jointly and severally liable for their willful or negligent conduct in connection with the payment of an unlawful dividend. The directors are liable to the corporation and, in the event of insolvency, to its creditors for the full amount of the dividend for a period of six years from the time that the dividend was paid. There are a number of defenses to such a claim, including the director's absence from the meeting or dissension with the decision if such dissension is entered in the corporate minutes at the time of the vote or, in the case of absence, immediately upon receipt of notice of the illegal dividend. Directors may also rely on a statutory form of the business judgment rule as a defense to an illegal dividend claim. Although there is no Delaware statute specifically imposing liability for the illegal dividend on shareholders who received the unlawful dividend, the Delaware General Corporation Law suggests that a stockholder will be liable for the amount of the unlawful dividend if he or she had notice that its distribution was unlawful.

         In connection with the 1998 Merger, PMI paid two dividends to PM Holdings. The first, in the amount of $135.7 million, was paid on March 12, 1998, immediately before the 1998 Merger was consummated. The second, in the amount of $101.4 million, was paid on March 13, 1998, the day after the 1998 Merger was consummated. Neither dividend was authorized by PMI's board of directors at the time it was paid. On August 21, 1998, a prior PMI board of directors, which was appointed by PM Holdings after the 1998 Merger, executed Consents in Writing by Directors retroactively declaring and authorizing payment of the two dividends paid in connection with the 1998 Merger.

         PMI or creditors of PMI (with Bankruptcy Court permission) could seek to recover the amount of such dividends from either the former directors of PMI or PM Holdings or, perhaps, the recipient shareholders of PM Holdings, including individuals associated with The Sterling Group, Inc.

         The Debtors have performed a preliminary analysis of potential illegal dividend actions that may arise as a result of the dividends described above. Because the analysis is preliminary, and the outcome of any potential litigation is uncertain, the Debtors express no opinion as to the likelihood of success on the merits of any such action.

FRAUDULENT CONVEYANCE ACTIONS

         Generally, a conveyance or transfer is fraudulent if (a) it was made with the actual intent to hinder, delay or defraud a creditor (an intentional fraudulent conveyance) or (b)(i) reasonably equivalent value was not received by the transferee in exchange for the transfer and (ii) the debtor was insolvent at the time of the transfer, was rendered insolvent as a result of the transfer or was left with insufficient capitalization as a result of the transfer (a constructive fraudulent conveyance). Two primary sources of fraudulent conveyance law exist in a chapter 11 case.

         The first is section 548 of the Bankruptcy Code, under which a debtor in possession or bankruptcy trustee may avoid fraudulent transfers that were made or incurred on or within one year before the date that a bankruptcy case is filed. Because the transactions and transfers comprising the 1998 Merger occurred more than one year prior to the Petition Date, the one-year statute of limitations in section 548 of the Bankruptcy Code would bar a fraudulent conveyance action in respect of the 1998 Merger brought under this section.

         The second source is section 544 of the Bankruptcy Code -- the so-called "strong-arm provision" -- under which the debtor in possession (or creditors with bankruptcy court permission) may look to state law to avoid transfers as fraudulent. State fraudulent conveyance laws generally have statutes of limitations longer than one year. Indeed, the statutes of limitation for fraudulent conveyance actions under the states of Delaware and Missouri (the two relevant states in respect of the 1998 Merger transfers) have statutes of limitations of four years, which have not yet expired.

         Both Delaware and Missouri have adopted substantially consistent versions of the Uniform Fraudulent Transfer Act ("UFTA"). Sections 4 and 5 of the UFTA are likely the operative sections under which a fraudulent transfer claim in respect of the 1998 Merger may be made.

         Section 4 of the UFTA in both Delaware and Missouri addresses both intentional and constructive fraudulent conveyance actions and applies both to creditors in existence at the time of the fraudulent transfer ("Present Creditors") and future (post-transfer) creditors. Section 4 encompasses transfers (a) made with the actual



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


intent to hinder, delay or defraud any creditor of the transferee or (b) made without the transferee's receiving reasonably equivalent value in exchange for the transfer when the transferee (i) was engaged or was about to engage in a business or a transaction for which its remaining assets were unreasonably small in relation to the business or transaction or (ii) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay as they came due.

         In contrast, Section 5 of the UFTA may only be used by Present Creditors and encompasses transfers in which (a) the transferee (i) did not receive a reasonably equivalent value in exchange for the transfer or obligation and (ii) was insolvent at the time or became insolvent as a result of the transfer or obligation or (b) if a transfer was made to an insider for an antecedent debt, the transferee was insolvent at that time, and the insider had reasonable cause to believe that the transferee was insolvent. Under both Section-4 and 5 of the UFTA, a transferee that is not generally paying its debts as they come due is presumed to be insolvent, and the burden is upon the transferee to prove that it was not insolvent.

         Persons or entities that would likely have standing to bring a fraudulent conveyance action in respect of the 1998 Merger transfers include:
(a) in an action under Section 4 of the UFTA, the unsecured creditors in existence at the time of the 1998 Merger and unsecured creditors that became creditors after the consummation of the 1998 Merger; and (b) in an action under
Section 5 of the UFTA, unsecured creditors in existence at the time of the 1998 Merger. Potential defendants include the immediate and mediate recipients of a "transfer" of property as part of the 1998 Merger. These parties include, among others, the former shareholders of PM Holdings (including individuals associated with The Sterling Group, Inc.), PM Holdings, the former creditors (and their professionals) of PM Holdings and PMI that were paid in full as a result of the 1998 Merger transactions and the lenders under the Prepetition Credit Facilities that received liens as part of the 1998 Merger transactions.

         The Debtors have performed a preliminary analysis of potential fraudulent conveyance actions that may arise as a result of the 1998 Merger transfers. Because the analysis is preliminary, and the outcome of any potential litigation is uncertain, the Debtors express no opinion as to the likelihood of success on the merits of any such action.

BREACH OF FIDUCIARY DUTY ACTIONS

         The common law of Delaware provides a cause of action against officers and directors of a corporation who breach their fiduciary duties to the corporation. The two primary fiduciary duties of officers and directors of corporations are the duty of care and the duty of loyalty.

         The duty of care requires that officers and directors act in an informed and considered manner, meaning that, prior to making a business decision, the directors must have informed themselves of all material information reasonably available to them and, having been so informed, they must then act with requisite care in the discharge of their duties. In turn, "requisite care" has been defined as the care an ordinarily prudent person in a like position would use under similar circumstances.

         The duty of loyalty requires that officers and directors (a) act in good faith and in the honest belief that the action taken is in the best interests of the corporation and (b) be both disinterested and independent.

         In a solvent corporation, these duties are generally owed exclusively to shareholders. In an insolvent, or near insolvent corporation, most courts have held that these fiduciary duties are owed to the corporation's creditors, either in addition to or in lieu of its shareholders. In determining whether a corporation is solvent or insolvent, courts generally look to two tests, the "balance sheet test" and the "equity" or "cash-flow" test. The balance sheet test inquires whether, both before and after the consummation of the challenged transaction, the fair market value of the corporation's liabilities exceeds the fair market value of its assets. In contrast, the "equity" or "cash-flow" test inquires whether, both before and after the consummation of the challenged transaction, the corporation was capable of paying its debts as they came due.

         Generally, the business judgment rule provides a defense for breach of fiduciary duty actions; however, courts are divided as to whether this protection applies to insolvent or near-insolvent corporations. Accordingly, it is possible -- and, perhaps, likely -- that the decisions surrounding the 1998 Merger transactions will receive heightened scrutiny from a court, thus requiring the officers and directors to prove the "entire fairness" of such transactions.

         Under Delaware law, claims for breach of fiduciary duty must be brought within three years from the occurrence that gave rise to the cause of action.

         If the transactions relating to the 1998 Merger were challenged by PMI, or any creditors of PMI, that challenge might include an action against the directors and officers of the Debtors that served in such capacities at the relevant time. Transactions that might be subject of a fiduciary duty analysis include the payment of dividends by PMI in March 1998, the refinancing of low interest industrial development bond debt with the proceeds of Old Senior Subordinated Notes and Prepetition Credit Facility, and any fraudulent conveyances that may have occurred with the 1998 Merger.

OTHER POTENTIAL CLAIMS

         In addition to the foregoing, PMI believes that it or its creditors may have additional claims against one or more of the Koch Entities based on such entities' transactions with PMI. These potential claims include claims in respect of Koch Agriculture's agreement in connection with the 1998 Merger to maintain the CAP Plan, provide certain retiree benefits, fund retiree medical costs, maintain directors' and officers' liability insurance, as well as unjust enrichment claims under the commodity purchasing program and certain other matters. The Debtors have not completed an analysis of the merits of such potential causes of action and, therefore, express no opinion thereon.


                                 REORGANIZED PMI

RESTRUCTURING TRANSACTIONS

         Pursuant to the Plan, the Debtors may at their option cause one or more of the Debtors to merge or consolidate with other Debtors or to take certain other actions to simplify the Debtors' corporate structure. The only shares of capital stock of Reorganized PMI to be outstanding immediately following the Effective Date will be the New Common Stock. Thereafter, Reorganized PMI may issue additional shares of capital stock in accordance with its Amended Articles, Amended Regulations and applicable law.

BUSINESS AND PROPERTIES OF REORGANIZED PMI

         BUSINESS

         As the successor to PMI, Reorganized PMI will continue to operate the existing business of the Debtors following the Effective Date. Reorganized PMI will continue to develop, manufacture and market a comprehensive line of animal nutrition products for dairy cattle, beef cattle, hogs, horses and poultry, as well as specialty feed for rabbits, zoo animals, laboratory animals, birds, fish and pets. As of the Effective Date, Reorganized PMI expects to operate a production network of 49 or fewer feed mills located across 25 States and a nationwide distribution system consisting of over 4,500 dealers and approximately 4,500 direct consumers.

         Seasonality. The Debtors' business is seasonal, with a higher percentage of the feed volume sold and earnings being generated during the first and fourth quarters of the year. This seasonality is driven largely by weather conditions affecting the Debtors' cattle product lines. Other product lines are affected marginally by seasonal conditions, but these conditions do not materially affect the Debtors' quarter-by-quarter results of operations. See "Risk Factors--Seasonality."

         Competition. The feed industry, which has substantial excess capacity in certain areas of the country, is highly competitive. Both the feed production and animal production industries are consolidating, and this trend is expected to continue. Generally, the industry is highly fragmented, with the bulk of the industry consisting of regional competitors (including cooperatives) with several manufacturing facilities and a large number of small, local manufacturers. Although the strength of the Debtors' competitors varies by geographic area and product line, the Debtors believe that no competitor produces and markets the breadth of products that the Debtors provide. See "Risk Factors -- Competitive Industry Conditions."

         Capital Expenditures. The Debtors expect that capital expenditures during fiscal year 1999 will be over $20.0 million, which includes $6.0 million related to a new accounting and information reporting system, with the remaining amount primarily incurred for the maintenance of existing facilities. The Debtors actual capital expenditures for the eight months ended August 31, 1999 were $13.5 million.

         Employees. The Debtors had approximately 2,600 full-time employees as of August 31, 1999, approximately 12% of whom were union members. Historically, the Debtors have had a satisfactory relationship with their employees, including their unionized workers.

         PROPERTIES

         The Debtors own their corporate headquarters in St. Louis and a 1,188 acre research center in Gray Summit, Missouri.

         As of the Effective Date, the Debtors expect to operate 49 or fewer feed manufacturing plants located in 25 States, one of which is leased. In addition to on-site storage at each of their manufacturing plants, the Debtors also store products in owned or leased warehouses.

         ADDITIONAL INFORMATION

         For additional information concerning the business and property of the Debtors and their historical financial information, see Exhibit III which consists of PMI's Form 10-K for the reporting period ending December 31, 1998 and PMI's Forms 10-Q for the periods ending March 31, 1999 and June 30, 1999.

         BUSINESS PLAN AND STRATEGY FOR REORGANIZED PMI

         Prior to the Petition Date, the Debtors conducted a comprehensive strategic business review, including the development of a business plan which addressed both short-term and longer-term issues required to stabilize and turn-around the business (the "Business Plan"). The Business Plan, developed over a number of months in consultation with the Debtors' external advisors, establishes a corporate vision and mission and a team-oriented strategy for Reorganized PMI. The Business Plan also identifies (a) the business models necessary to execute the Business Plan; (b) key financial priorities; (c) key business line priorities; and (d) strategic cost reduction initiatives.

         In developing the Business Plan, the Debtors also identified five priority initiatives designed to stabilize the Debtors' businesses and provide a foundation for the Business Plan:

         - mitigate swine ownership position and implement strategic alliances/joint ventures in livestock production systems (initial focus on swine). On the Petition Date, the Debtors filed a motion under section 365 of the Bankruptcy Code seeking to reject certain burdensome swine related contracts. See "Operations During the Reorganization Cases -- Rejection of Certain Burdensome Executory Contracts and Unexpected Losses";

         - increase plant utilization and reduce manufacturing costs through plant rationalization and focus;

         - increase productivity by isolating business stream economics and reducing administrative costs through effective use of PMI's recently installed SAP enterprise resource planning software system and appropriate cost reductions;

         - build an industry-leading purchasing and logistics (supply chain) capability; and

         - build PMI's brands through dealer initiatives, direct sales and full execution of the America's Country Store ("ACS") and Premier dealer programs.

         The strategies embodied in the Business Plan reflect the Debtors' recognition that their historic customer base (as well as the customer base of their competitors) is diverging, with the livestock production industry being driven primarily by economic costs and benefits and the lifestyle animal customer base being driven primarily by brand, quality and other subjective value factors. The Debtors believe both market segments are important to the future success of Reorganized PMI and that the Debtors bring important competitive advantages to serving these market segments, such as product research and formulation expertise, brand management skills and manufacturing expertise. As a result, Reorganized PMI will continue to have two business groups, each consisting of a number of business lines: the Dealer Business Group and the Livestock Production Systems Business Group. Supporting these two business groups will continue to be business service units providing streamlined manufacturing and administrative services, while capturing economies of scale and utilizing out-sourced resources as appropriate.

         The Business Plan also anticipates (a) creating local field teams to focus on maximizing customer satisfaction; (b) building the dealer business by
(i) leveraging the Debtors' brands and technology and (ii) improving the Debtors' distribution and merchandising services; and (c) moving critical management decisions closer to local markets to improve sales, profitability and asset utilization.

         DEALER BUSINESS GROUP STRATEGY

         The Dealer Business Group includes the following businesses: Horse; Beef-Grass; Companion Animal/Farmer Feeder, including Zoo, Show Chows, Dog and Cat; Mineral; Lab; Lifestyle Dairy; Sales and Dealer Development (including base, Gold and Premier); ACS; and Dealer Logistics. The strategy for the Dealer Business Group is centered on the Debtors' historically strong dealer network and on leveraging the Debtors' valuable brands to become the premier supplier of feed and related products to lifestyle animal owners.

         Strengthen Dealer Relationships. Reorganized PMI intends to grow its market share of dealer feed sales by strengthening dealer relationships through expanding existing incentive programs rewarding top performing dealers and by assisting dealers in developing new or additional marketing and retailing expertise.

         Build PMI's Brands. In recent years, PMI has successfully built its brands, particularly with lifestyle animal owners. Reorganized PMI intends to continue to build its brands by: (a) event dominance: developing a local market based "event marketing" strategy (across specie lines); expanding participation in industry shows; and creating and executing large venue marketing events; (b) industry involvement: developing additional marketing programs using sports figures and other celebrities; increasing involvement with equine and small animal veterinarians; and expanding the America's Horse Country program by adding sponsors; and (c) marketing mix management: executing local pricing strategies (local market rate pricing and price point segregation); implementing selective dealer distribution for lifestyle animal owners; and employing whole market planning to increase profitability.

         Expand ACS Initiative. Reorganized PMI will continue to pursue its ACS initiative designed to significantly enhance its existing dealer network and to recruit new investors in "ruralpolitan" speciality retail markets. The initiative features a "turn-key" package that provides investors with a standardized model that Reorganized PMI believes offers lifestyle animal owners a unique shopping experience. Reorganized PMI presently plans that more than 200 ACS facilities will be constructed over the next four years, strengthening its position in the profitable "ruralpolitan" market. PMI anticipates that all ACS facilities, with the exception of a few company-owned model stores, will be privately owned and will require minimal capital investment by Reorganized PMI, other than normal trade credit terms on feed products.

         Upgrade Distribution, Logistics and Transaction Processing Systems. Reorganized PMI intends to improve productivity, increase sales, reduce transaction costs and reduce inventory carrying costs by upgrading its distribution, logistics and transaction processing systems (supply chain management) through, among other improvements, implementing selected information system and other projects.

         LIVESTOCK PRODUCTION SYSTEMS GROUP STRATEGY

         The Livestock Production Systems Group includes the following businesses: Swine, Beef-Feedlot, Poultry, Dairy Systems and Producer Dealer Development. Reorganized PMI will continue to adapt its Livestock Production Systems Group to the trends of consolidation of production and vertical integration that continue to reshape the competitive landscape of the livestock production industry.

         Feed Supply and Management Services. PMI has successfully built its sales of feed products and husbandry management services to meet the needs of livestock producers. The Livestock Production Systems Group will continue to build upon PMI's nutrition and husbandry technologies to enhance its position in the livestock markets, including cattle, dairy, swine and poultry.

         Joint Ventures and Strategic Alliances. Reorganized PMI will aggressively pursue strategic alliances in the Livestock Production System business, with an initial focus on the swine business. Reorganized PMI intends to leverage its significant market share, nutritional and husbandry management expertise and strong brand name and reputation to participate with selected partners in the swine, feedlot cattle, dairy system and poultry markets.

         Mitigate Swine Business Risks. Reorganized PMI intends to manage its swine business to preserve and enhance value, explore potential strategic transactions related to the business and efficiently operate the swine business.

         MANUFACTURING STRATEGY

         Reorganized PMI intends to manufacture and deliver products and plant services at optimal cost while meeting the needs of the marketplace and exceeding its customers' expectations. Reorganized PMI will look to implement this strategy through (a) creating dedicated plants that match cost structure and scale to market opportunities, especially in livestock production systems;
(b) consolidating regional capacity through strategic alliances; (c) increasing productivity through economies of scale and plant and product rationalization;
(d) creating local manufacturing capabilities that improve profitability by meeting local market needs; (e) optimizing private label manufacturing opportunities; and (f) pursuing selected toll manufacturing opportunities.

         ADMINISTRATIVE STRATEGY

         Reorganized PMI plans to continue the process of rationalizing its administrative and corporate operations. Reporting and accountability relationships, based on a plant or geographic focus, are being shifted to a market-focused structure based on line of business, although local market interfaces are being maintained in order to be responsive to local customer needs. Through the implementation of SAP enterprise resource planning software, PMI has recently eliminated its multiple geographic profit centers, each of which had its own general and administrative infrastructure, and centralized many accounting and credit functions in St. Louis. Reorganized PMI intends to implement additional reductions in corporate administration, and to further reduce marketing and manufacturing overhead through (a) SAP implementation; (b) manufacturing improvements; (c) the transition to a market-focused sales force; and (d) improvements in its distribution, logistics and transaction processing systems.

         HUMAN RESOURCE STRATEGY

         The Debtors have developed certain retention and incentive programs in order to retain and incentivize their employees. See "Operations During the Reorganization Cases -- Commencement of Cases and Related Case Administration Activities -- Key Employee Retention Program." Reorganized PMI intends to implement a compensation and incentive program in order to attract, retain and provide appropriate incentives for its employees focused on execution of the Business Plan. See "Reorganized PMI -- Employee Benefit Matters -- New Benefit Programs and Agreements; Continuation of Existing Plans." PMI has historically been known for its industry-leading workforce. Reorganized PMI will strive to continue this tradition by seeking out employees with exceptional knowledge, skills, education and experience required for their positions and by compensating them with a focus on rewarding productivity, returns on capital and profitability.

SELECTED HISTORICAL FINANCIAL INFORMATION

         The following table sets forth various selected financial information for the Debtors as of and for the fiscal years ended December 31, 1996, December 31, 1997 and December 31, 1998, and the six month periods ended June 30, 1998 and June 30, 1999. Such selected consolidated financial information should be read in conjunction with the audited and unaudited historical consolidated financial statements of the Debtors, including the notes thereto, included in
Exhibit III of this Disclosure Statement.



                                                                  SIX MONTHS ENDED              FISCAL YEAR ENDED

                                         PRE-MERGER     POST-MERGER                                                   POST-MERGER
                                        JANUARY 1 TO    MARCH 13 TO    POST-MERGER    PRE-MERGER      PRE-MERGER      MARCH 13 TO
                                       MARCH 12, 1998   JUNE 30, 1998  JUNE 30, 1999  DEC. 31, 1996   DEC. 31, 1997   DEC. 31, 1998
                                         (AUDITED)       (UNAUDITED)    (UNAUDITED)     (AUDITED)       (AUDITED)       (AUDITED)

                                                                 (DOLLARS IN THOUSANDS)

CONSOLIDATED STATEMENT OF
OPERATIONS DATA
REVENUES
NET SALES..........................         $214,272       $288,071       $437,442       $1,212,197      $1,128,390       $784,408
Costs and Expenses:
Cost of products sold..............
Marketing, distribution and
  advertising......................          171,233        228,281        352,879        1,009,714         912,984        640,359
General and administrative.........           17,543         26,571         46,223           84,751          87,333         73,064
Amortization of intangibles........           27,573         18,335         33,504           57,532          55,697         59,880
Research and development...........            3,838          6,115          7,586           19,487          20,572         14,491
Provision for plant closings and
  asset impairments................            1,376          1,928          3,003            6,982           7,166          5,429
Provision for loss on guarantees...               --             --         19,665           14,042           4,402             --
Other income (expense) net.........               --             --             --               --              --         14,175
                                                 109            (58)          (530)         (10,575)         (4,523)         4,470
                                            --------       ---------      ---------      -----------     -----------       --------
                                             221,672        281,172        462,330        1,181,933       1,083,631        811,868


OPERATING INCOME...................          (7,400)          6,899        (24,888)          30,264          44,759        (27,460)
Interest expense...................           6,144          15,458         26,169           35,703          32,632         39,467
                                            --------       --------       ---------      -----------     -----------       --------
Income (loss) before income
  taxes............................         (13,544)         (8,559)        (51,057)         (5,439)         12,127        (66,927)

Provision (benefit) for
  income taxes.....................          (5,050)         (2,559)        (16,054)           (646)          5,193        (23,776)
                                            --------       ---------       ---------      ----------      ----------       --------
NET INCOME (LOSS)..................         $(8,494)       $ (6,000)      $ (35,003)      $  (4,793)      $   6,934       $(43,151)
                                            ========       =========      ==========      ==========      ==========      =========


BALANCE SHEET DATA

CURRENT ASSETS:
Cash and cash equivalents..........          `              $12,215       $  11,634       $  25,462       $  27,620       $ 41,446
Accounts receivable-trade, net.....                          38,791          25,215          55,816          51,208         44,105
Inventories........................                          63,304          59,355          61,364          66,800         61,862
Prepaid expenses, deferred and
  other assets.....................                          11,203           1,722          12,859          14,692          3,785
Deferred income taxes..............                           8,746          17,209           8,563           8,746         16,428
                                                           --------       ---------       ---------      ----------       --------

TOTAL CURRENT ASSETS...............                         134,259         115,135         164,064         169,066        167,626
Property, plant and equipment,
  net .............................                         264,870         241,721         250,600         243,718        262,791
Intangible assets, net.............                         339,805         323,359         138,139         122,403        333,633
Deferred income taxes..............                              --          25,772           7,340           7,881         10,499
Notes receivable...................                          11,748           6,993          10,957          10,775          4,258
Deferred financing costs, net......                          11,704          10,721          12,693           9,813         11,456
Other assets.......................                          24,811          27,760          22,292          19,942         25,445

TOTAL ASSETS.......................                        $787,197        $751,461        $606,075        $583,598       $815,708
                                                           ========        ========        ========        ========       ========


                                                            SIX MONTHS ENDED                      FISCAL YEAR ENDED

                                                        POST-MERGER   POST-MERGER     PRE-MERGER     PRE-MERGER      POST-MERGER
                                                       JUNE 30, 1998 JUNE 30, 1999   DEC. 31, 1996  DEC. 31, 1997   DEC. 31, 1998
                                                        (UNAUDITED)    (UNAUDITED)    (AUDITED)      (AUDITED)       (AUDITED)

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable - other ..............................  $  33,287   $  25,824       $  70,913        $  76,078      $  50,559
Accounts payable - affiliate ..........................     23,968      26,293              --               --         42,321
Customer advance payments .............................      4,403       3,602          17,474           16,503         16,870
Accrued expenses ......................................     19,582      23,376          23,400           21,756         24,881
Interest payable ......................................     10,345       9,962           8,038            6,771          9,861
Current portion of long-term debt .....................      6,050       9,050          23,136           19,170          7,550
                                                         ---------   ---------       ---------        ---------      ---------

TOTAL CURRENT LIABILITIES .............................     97,635      98,107         142,961          140,278        152,042
Retirement obligations ................................     25,933      26,442          26,457           28,768         26,061
Accrued post retirement benefit costs .................      4,866         504          36,643           37,470            458
Long-term debt ........................................    548,025     588,588         295,956          263,119        558,547
Deferred income taxes .................................      6,550          --              --               --             --
Other liabilities .....................................        898       6,684             641              831         12,461

Common stock held by ESOP .............................         --          --          36,895           62,736             --
     Less unearned ESOP compensation ..................         --          --          (2,141)              --             --
Stockholder's equity:
     Common stock, $0.01 par value;
     1,000 shares authorized, issued and
     outstanding ......................................         --          --              --               --             --
     Additional paid-in capital .......................         --          --          79,439           79,687             --
     Retained deficit .................................    109,290     109,290          (9,535)         (27,192)       102,290
     Accumulated other comprehensive income ...........     (6,000)    (78,154)         (1,241)          (2,099)       (43,151)
                                                         ---------   ---------        ---------        ---------      ---------

          Total Stockholder's Equity ..................    103,290      31,136          68,663           50,396         66,139
                                                         ---------   ---------       ---------        ---------       ---------

TOTAL LIABILITIES & STOCKHOLDER'S EQUITY ..............  $ 787,197   $ 751,461       $ 606,075        $ 583,598      $ 815,708
                                                         =========   =========       =========        =========      =========


-------------------------------------

This selected consolidated financial information should be read in conjunction with the audited and unaudited historical consolidated financial statements of the Debtors, including the notes thereto, included in Exhibit III of this Disclosure Statement.

PROJECTED FINANCIAL INFORMATION

         INTRODUCTION

         As a condition to confirmation of a plan of reorganization, the Bankruptcy Code requires, among other things, that the bankruptcy court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. See "Voting And Confirmation Of The Plan -- Confirmation" and "-- Feasibility." In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standards, the Debtors' management analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan with sufficient liquidity and capital resources to conduct their businesses. In this regard, the Debtors' management developed the Debtors' Business Plan and prepared certain projections of the Debtors' operating profit, free cash flow and certain other items for the fiscal years 1999 through 2003 (the "Projection Period"). Such projections, as adjusted to reflect certain subsequent events, the terms of the Plan and various additional assumptions, including those set forth below (as adjusted, the "Projections"), are summarized below.

        THESE PROJECTIONS DO NOT REFLECT THE IMPACT OF ANY PROPOSED SETTLEMENT WITH KOCH INDUSTRIES. See "Operations During the Reorganization Cases -- Prepetition Restructuring Negotiations."

         The Debtors' management intends to periodically review and revise the assumptions underlying the Business Plan. There can be no assurance that the refinements, if any, of the Business Plan resulting from management's review will not result in a material modification of the Projections.

         The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth herein and the historical consolidated financial information (including the notes and schedules thereto) included in
Exhibit III of this Disclosure Statement.

         THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS AND STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF THEIR ANTICIPATED FINANCIAL POSITIONS OR RESULTS OF OPERATIONS. ACCORDINGLY, THE DEBTORS (INCLUDING THE REORGANIZED DEBTORS) DO NOT ANTICIPATE THAT THEY WILL, AND DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS OR PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO SHAREHOLDERS AFTER THE EFFECTIVE DATE OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR OTHERWISE MAKE SUCH INFORMATION PUBLIC.

         PRINCIPAL ASSUMPTIONS

         The Projections are based on, and assume the successful implementation of, the Debtors' Business Plan. Both the Business Plan and the Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Debtors and Reorganized PMI, industry performance, general business and economic conditions and other matters, most of which are beyond the control of the Debtors. Therefore, although the Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period will vary from the projected results. These variations may be material. Accordingly, no representation can be or is being made with respect to the accuracy of the Projections or the ability of the Debtors or Reorganized PMI to achieve the projected results of operations. See "Risk Factors" for a discussion of certain factors that may affect the future financial performance of the Debtors and Reorganized PMI and of various risks associated with the Plan.

         Although the Debtors believe that the assumptions underlying the Projections, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be or is given that the Projections will be realized. In deciding whether to vote to accept or reject the Plan, holders of Claims must make their own determinations as to the reasonableness of such assumptions and the reliability of the Projections. See "Risk Factors."

         Additional information relating to the principal assumptions used in preparing the Projections is set forth below.

                  (a) General Economic Conditions: The Projections were prepared on assumptions that current economic conditions last throughout the Projection Period and that the general economic climate in the United States remains relatively stable. The Projections also assume that favorable demographic trends will continue benefitting the Dealer Business and that low animal and egg prices will continue for the Livestock Production Systems Business.

                  (b) Tons Sold: Tons sold are projected to decline from 4.2 million in 1999 to 3.6 million by 2003, assuming no formal strategic relationships are consummated in the Livestock Production Systems Business (principally swine) to maintain or grow current volume levels. Tons sold are projected to be 3.7 million in 2000, 3.5 million in 2001 and 3.5 million in 2002. The projections assume that historical growth continues in the high margin Dealer Business product lines, while the Livestock Production Systems Business product lines experience generally stable levels in Dairy and Beef--Feed lot and losses of feed volume in swine and poultry. The Debtors believe that potential joint ventures and alliances are possible in the Livestock Production Systems Business, and, if consummated, would provide the potential to maintain or grow unit volumes.

                  (c) IOIC: The Projections assume that Income Over Ingredient Cost ("IOIC") per ton increases from approximately $64 in 1999 to $66 in 2000, $67 in 2001, $68 in 2002 and $69 in 2003 due to a shift in product mix from lower margin Livestock Production Systems Business species lines to higher margin Dealer Business product lines. Feed income declines from approximately $271 million in 1999 to $244 million in 2000, $235 million in 2001, $241 million in 2002 and $249 million in 2003 because the decline in tons sold is greater than the increase in IOIC per ton.

                  (d) Manufacturing Costs: The Projections assume that total manufacturing costs decline from approximately $114 million in 1999 to $101 million in 2000, $97 million in 2001 and 2002 and $98 million in 2003 principally due to the elimination of fixed costs associated with certain plant closures and lower overall volume levels. Manufacturing cost per ton increases during the projection period due to a shift in product mix toward higher cost feed products (i.e., "bag" tons in the Dealer Business product lines which also carry higher IOIC per ton). The Projections do not assume any cost savings from product rationalization or other manufacturing initiatives currently being assessed by PMI.

                  (e) Marketing, Distribution and Advertising Costs: The Projections assume that Marketing, Distribution and Advertising costs decline from $91 million in 1999 to $85 million in 2000 and 2001, $86 million in 2002 and $87 million in 2003. Distribution costs are assumed to decline principally due to fewer tons sold and as a result of the projected decline in swine volume. Marketing costs are assumed to increase because cost savings from anticipated personnel reductions are offset by increases in ACS and other marketing and logistic expenditures. Outbound delivery program costs related to three combine centers and ten route truck systems result in additional costs of $2.5 million in 2000 increasing to $9.9 million in 2003. Field selling costs are assumed to decline due to headcount reductions related to productivity gains and volume loss.

                  (f) G&A Expense: The Projections assume that general and administrative expense declines from approximately $58 million in 1999 to $55 million in 2000, $50 million in 2001 and $48 million in each of 2002 and 2003 principally due to personnel reductions and slightly lower bad debt expense.

                  (g) Other Income: Other income increases principally due to ingredient purchasing income, dealer programs, ACS royalties and outbound delivery program (i.e., logistics) initiatives.

                  (h) Other Items: The Projections assume ingredient purchasing is re-integrated into Reorganized PMI from Koch Agriculture. The one time cost and associated working capital requirement in the first quarter of 2000 is estimated at $16 million, plus a $12.5 million letter of credit. Cash losses from swine market risk are assumed to be substantially reduced in connection with rejecting certain material contracts. A reasonable estimate of the recovery expected from vitamin price fixing litigation is reflected in fiscal 2000, offset in part by bankruptcy professional fees and severance and retention agreement costs.

                  (i) Income Taxes: Projected income taxes were calculated based on expected levels of pre-tax income, giving effect to differences between book depreciation and tax depreciation. A blended state and federal tax rate of 37.75% is assumed.

                  (j) Capital Expenditures: Capital expenditures principally pertain to maintenance of feed mills, information technology and a plant expansion of the St. Joseph, Missouri mill.

                  (k) Working Capital: Receivables, inventory, payables and other working capital accounts are projected according to historical levels and seasonal changes, with the exception of trade terms on ingredient purchases which are assumed to reflect market levels but not additional credit terms received in fiscal 1998 and 1999 from Koch Agriculture.

                  (l) Post-Reorganization Debt: Post-Reorganization debt pertains to the New Prepetition Credit Facility Notes and the Exit Financing Facility and gives effect to the assumed interest rates, scheduled amortization and projected early amortization relating thereto.

                  (m) Fresh-Start Reporting: The American Institute of Certified Public Accountants has issued a Statement of Position on Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (the "Reorganization SOP"). The Projections have been prepared generally in accordance with the "fresh-start" reporting principles set forth in the Reorganization SOP, giving effect thereto as of January 31, 2000. The principal effects of the application of these fresh-start reporting principles are summarized below:

                      Under the Reorganization SOP, Reorganized PMI will be
                  required to record as an intangible asset the excess, if any of its total reorganization value over the fair value of its identifiable net assets ("Reorganization Goodwill") as of the Effective Date to be amortized over a period which, in accordance with the Reorganization SOP, generally is to be substantially less than 40 years. For purposes of the Projections, it has been assumed that the leveraged net equity balance as of the Effective Date is $125 million. The Projections also assume that, after giving effect to certain eliminations in connection with the reorganization, the fair value of Reorganized PMI fixed assets and other non-current assets are equal to the projected net book value of such assets as of the Effective Date. Based on these assumptions, the assumed reorganization value of Reorganized PMI as of the Effective Date would exceed the assumed fair value of Reorganized PMI's tangible assets by approximately $108 million. For purposes of the Projections, such amount of Reorganization Goodwill is reflected as an intangible asset to be amortized on a straight-line basis over an assumed 15 year period.

                      The foregoing assumptions and resultant computations
                  were made solely for purposes of preparing the Projections. Reorganized PMI will be required to determine the amount by which its reorganization value as of the Effective Date exceeds, or is less than, the fair value of its assets as of the Effective Date. Such determination will be based upon the fair values as of that time, which could be materially greater or lower than the values assumed in the foregoing computations, and may be based on a different methodology, including, with respect to the valuation of Reorganized PMI's reorganization value. In all events, such valuation, as well as the determination of the fair value of Reorganized PMI's assets and the determination of its actual liabilities, will be made as of the Effective Date, and the changes between the amounts of any or all of the foregoing items as assumed in the Projections and the actual amounts thereof as of the Effective Date may be material.

         PROJECTIONS

         The projected consolidated financial statements of the Reorganized Debtors set forth below have been prepared on the assumption that the Effective Date is January 31, 2000. Although the Debtors presently intend to seek to cause the Effective Date to occur on or about such date, there can be no assurance as to when the Effective Date actually will occur.

         The Reorganized PMI and Subsidiaries Projected Consolidated Balance Sheet as of January 31, 2000 (the "Effective Date Balance Sheet") set forth below presents: (a) the projected consolidated financial position of the Reorganized Debtors prior to Confirmation and the consummation of the transactions contemplated by the Plan; (b) the projected adjustments to such projected consolidated financial position required to reflect Confirmation and the consummation of the transactions contemplated by the Plan (collectively, the "Balance Sheet Adjustments"); and (c) the projected consolidated financial position of the Reorganized Debtors, after giving effect to the Balance Sheet Adjustments, as of January 31, 2000. The Balance Sheet Adjustments set forth in the columns captioned "Debt Discharge and Fresh Start Adjustments" reflect the assumed effects of Confirmation and the consummation of the transactions contemplated by the Plan, including the settlement of various liabilities and related securities issuances, cash payments and borrowings. The various Balance Sheet Adjustments are described in greater detail in the Notes to the Effective Date Balance Sheet.

         The Reorganized PMI and Subsidiaries Projected Consolidated Balance Sheets as of the end of fiscal years 2000 through 2003 set forth below present the projected consolidated financial position of the Reorganized Debtors, after giving effect to Confirmation and the consummation of the transactions contemplated by the Plan, as of the Effective Date and the end of each fiscal year in the Projection Period.

         The Reorganized PMI and Subsidiaries Projected Consolidated Statements of Operations and Projected Consolidated Statements of Cash Flows set forth below present the projected consolidated results of operations for the year ending January 31, 2000 and for each fiscal year included in the Projection Period.

                        REORGANIZED PMI AND SUBSIDIARIES
                      PROJECTED CONSOLIDATED BALANCE SHEET

                                January 31, 2000
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)


                                                                  Adjustments to Record
                                                                  Confirmation of Plan
                                                                  ---------------------

                                                   Projected                   Fresh Start
                                                Preconfirmation      Debt        and Other     Reorganized
                                                Balance Sheet     Discharge     Adjustments   Balance Sheet      Notes
                                                ---------------   ---------    ------------   -------------      -----
ASSETS
     Cash                                          $  25,413          --       ($ 16,000)     $   9,413         (1)
     Accounts Receivable                              35,258          --              --         35,258
     Inventories - Animals                            14,504          --              --         14,504
     Inventories - Other                              46,847          --              --         46,847
     Total Inventories                                61,351          --              --         61,351
     Deferred Tax Asset                               45,544          --         (45,544)            --         (2)
     Other Current Assets                              2,722          --          11,000         13,772         (1)
                                                   ---------   ----------     -----------      ---------

                      TOTAL CURRENT ASSETS           170,288          --         (50,544)       119,744


     Net PP&E                                        235,332          --              --        235,332
     Reorganization Goodwill                              --          --         107,749        107,749         (3)
     Intangible Assets (Net)                         316,463          --        (316,463)            --         (3)
     Other Assets                                     44,914          --         (10,500)        34,414         (3)
                                                   ---------   ----------     -----------      ---------

                      TOTAL ASSETS                 $ 766,997          --        $269,758)     $ 497,239
                                                   =========   ==========     ===========     =========

CURRENT LIABILITIES
     Accounts Payable (Pre-Petition)                  35,000     (35,000)             --             --         (4)
     Accounts Payable (Post-Petition)                 10,000          --              --         10,000
     Customer Advance Payments                         8,919          --              --          8,919
     Interest Payable On Sr. Sub. Debt                17,062     (17,062)             --             --         (5)
     Other Current Liabilities                        20,502          --              --         20,502
                                                   ---------   ----------     ----------      ---------

                      TOTAL CURRENT LIABILITIES       91,483     (52,062)             --         39,421

     Other Liabilities                                30,053          --              --         30,053

LONG TERM DEBT
     Revolver                                        112,214          --              --        112,214         (6)
     Senior Debt                                     190,550          --              --        190,550
     Sr. Subordinated Debt                           350,000    (350,000)             --             --         (5)
                                                   ---------   ----------     ----------      ---------
     Total Long Term Debt                            652,764    (350,000)             --        302,764

                      TOTAL LIABILITIES            $ 774,301   ($402,062)             --      $ 372,239

     Additional Paid in Capital                      109,290          --            15,710      125,000
     Retained Earnings (Deficit)                    (116,594)         --           116,594           --         (3)
                                                   ---------   ----------     ----------      ---------
     Total Shareholders Equity                        (7,304)         --           132,304      125,000         (3)

                   TOTAL LIABILITIES AND EQUITY    $ 766,997   ($402,062)        $ 132,304    $ 497,239
                                                   =========   ==========     ===========     =========



         The Projections should be read only in conjunction with the assumptions, qualifications and explanations set forth under "Reorganized PMI -- Projected Financial Information," and the consolidated historical financial information included in Exhibit III of this Disclosure Statement. Refer to the Notes to Reorganized PMI and Subsidiaries Projected Consolidated Balance Sheet set forth below for additional information with respect to certain numbers set forth above. In addition, the Projections do not reflect the impact of any proposed settlement with Koch Industries. See "Operations During the Reorganization Cases -- Prepetition Restructuring Negotiations."

------------------------------

 NOTES TO REORGANIZED PMI AND SUBSIDIARIES PROJECTED CONSOLIDATED BALANCE SHEET:

(1) Estimated bankruptcy fees of $5.0 million are assumed to be payable at consummation, and an $11 million working capital investment is required in connection with incorporating the purchasing-related functions currently performed by Koch Nutrient Services.
(2) The Deferred Tax Asset is assumed to be eliminated upon a change of control transaction.
(3) Estimated "fresh start" accounting adjustments reflect a leveraged equity value of $125 million. All of the book intangible asset value is reflected in Reorganization Goodwill, and deferred financing costs in Other Assets are eliminated.
(4) Estimated prepetition trade payables of approximately $35 million are assumed to be equitized.
(5) The principal and accrued interest on the Old Senior Subordinated Notes are equitized in connection with the Plan.
(6)      Revolver reflects the Exit Financing Facility.


                                         REORGANIZED PMI AND SUBSIDIARIES
                                      PROJECTED CONSOLIDATED BALANCE SHEET

                                                  (UNAUDITED)
                                            (DOLLARS IN THOUSANDS)


                                                     December 31,  December 31,  December 31,  December 31,
                                                         2000         2001          2002         2003
ASSETS
     Cash                                               $  10,000   $  10,000   $  10,000   $  10,000
     Accounts Receivable                                   32,074      30,821      30,626      30,771
     Inventories - Animals                                     --          --          --          --
     Inventories - Other                                   42,114      40,965      41,324      42,195
     Deferred Tax Asset                                     8,547       8,253       4,240       6,842
     Other Current Assets                                  13,757      13,757      13,757      13,757
                                                        ---------   ---------   ---------   ---------
                        TOTAL CURRENT ASSETS              106,492     103,795      99,947     103,565

     Net PP&E                                             188,888     176,818     164,619     152,176
     Reorganization Goodwill                              101,165      93,981      86,798      79,615
     Intangible Assets (Net)                                   --          --          --          --
     Other Assets                                          34,414      34,414      34,414      34,414
                                                        ---------   ---------   ---------   ---------

                                TOTAL ASSETS            $ 430,958   $ 409,008   $ 385,777   $ 369,769
                                                        =========   =========   =========   =========

CURRENT LIABILITIES

     Accounts Payable                                      53,556      51,206      51,655      52,743
     Customer Advance Payments                             10,000      10,000      10,000      10,000
     Interest Payable On Sr. Sub.                              --          --          --          --
     Other Current Liabilities                             19,500      19,500      19,500      19,500
                                                        ---------   ---------   ---------   ---------
                   TOTAL CURRENT LIABILITIES               83,056      80,706      81,155      82,243

     Other Liabilities                                     30,053      30,053      30,053      30,053


LONG TERM DEBT
     Revolver                                              46,706      48,154      42,498      39,271
     Senior Debt                                          180,550     167,000     149,094     126,065
     Sr. Subordinated Debt                                     --          --          --          --
                                                        ---------   ---------   ---------   ---------
     Total Long Term Debt                                 227,256     215,154     191,592     165,335

                           TOTAL LIABILITIES            $ 340,365   $ 325,912   $ 302,800   $ 277,632

     Additional Paid in Capital                           125,000     125,000     125,000     125,000
     Retained Earnings (deficit)                          (34,406)    (41,904)    (42,023)    (32,862)
                                                        ---------   ---------   ---------   ---------
     Total Shareholders Equity                             90,594      83,096      82,977      92,138

                TOTAL LIABILITIES AND EQUITY            $ 430,958   $ 409,008   $ 385,777   $ 369,769
                                                        =========   =========   =========   =========



         The Projections should be read only in conjunction with the assumptions, qualifications and explanations set forth under "Reorganized PMI -- Projected Financial Information," and the consolidated historical financial information included in Exhibit III of this Disclosure Statement. In addition, the Projections do not reflect the impact of any proposed settlement with Koch Industries. See "Operations During the Reorganization Cases -- Prepetition Restructuring Negotiations."


                                              REORGANIZED PMI AND SUBSIDIARIES
                                     PROJECTED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      (UNAUDITED)
                                                 (DOLLARS IN THOUSANDS)



                                                                   FISCAL YEAR ENDED
                                         ------------------------------------------------------------------------
                                                                       Reorganized

                                          Pre-Effective
STATEMENT OF OPERATIONS DATA                 Date          December 31,  December 31,  December 31,  December 31,
                                          December 31,         2000          2001          2002          2003
                                             1999

Tons Sold                                   4,208.6       3,693.6       3,496.1       3,520.8       3,594.6

IOIC/ton                                      $64.33        $65.98        $67.27        $68.33        $69.27

Feed IOIC                                   $270,724      $243,691      $235,186      $240,572      $249,010

Non Feed Income                               20,157        17,645        16,887        16,828        16,874
                                           ---------     ---------      --------     ---------      --------

Total IOIC                                   290,881       261,336       252,074       257,400       265,884

Manufacturing Costs                          113,565       100,830        96,647        96,890        97,685
                                           ---------     ---------      --------     ---------      --------

Gross Margin                                 177,316       160,506       155,427       160,509       168,199

Operating Costs
   Marketing, Distribution and
    Advertising                               91,197        84,549        84,716        86,327        86,628
   General and Administrative                 58,272        54,738        50,042        48,154        48,058
   Total Research and Development              6,208         6,029         5,530         5,530         5,530
   Other (Income) Expense                     (6,276)       (6,758)      (10,503)      (14,192)      (18,395)
   Amortization Expense                       15,152            --            --            --            --
                                           ---------     ---------      --------     ---------      --------
      Total Operating Costs                  164,553       138,559       129,786       125,819       121,821
Operating Income Before Swine Market

Losses & Restructuring Costs                  12,763        21,947        25,641        34,690        46,378
Swine Market Losses                           15,079         4,543         1,143         3,876         2,694
Restructuring/One Time Costs                  38,021         9,452         4,213           232           232
Interest Expense                              45,505        23,090        20,306        18,733        16,716
Reorganization Goodwill Amortization              --         6,585         7,183         7,183         7,183
Income Tax Expense (Benefit)                 (18,617)       (8,547)          294         4,785        10,392
                                            ---------    ---------     ---------     ---------      --------

Net Income                                  ($67,225)     ($13,175)     ($7,498)         ($119)       $9,160
                                            =========    =========     =========     =========      ========


         The Projections should be read only in conjunction with the assumptions, qualifications and explanations set forth under "Reorganized PMI -- Projected Financial Information," and the consolidated historical financial information included in Exhibit III of this Disclosure Statement. In addition, the Projections do not reflect the impact of any proposed settlement with Koch Industries. See "Operations During the Reorganization Cases -- Prepetition Restructuring Negotiations."


                                            REORGANIZED PMI AND SUBSIDIARIES
                                  PROJECTED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    (UNAUDITED)



                                                                        FISCAL YEAR ENDED
                                                  ------------------------------------------------------------
                                                                           Reorganized

                                                  Pre-Effective
                                                      Date       December    December   December   December
                                                  December  31,  31, 2000    31, 2001   31,2002    31, 2003
                                                      1999

OPERATING ACTIVITIES
Net Income (Loss)                                  ($ 67,225)  ($ 13,175)  ($  7,498)  ($    119)  $   9,160
Adjustments to Net Income
Depreciation, Amortization & Write-Offs               40,030      31,868      31,254      32,589      30,828
Loss (Gain) on Sale of Investments                    19,162      35,917          --          --          --
Changes in Accounts Receivable                         7,491       4,540       1,253         195        (146)
Inventories                                           (1,612)     21,359       1,150        (359)       (871)
Change in Deferred Tax Assets                        (17,053)     36,997         294       4,013      (2,602)
Changes in Other Current Assets                        1,063     (11,035)         --          --          --
Changes in Other Assets & Intangibles                  3,141     326,963          --          --          --
Change in Accounts Payable                           (42,880)      3,556      (2,350)        449       1,088
Change in Advance Customer Payments                   (6,870)         --          --          --          --
Change in Sr. Sub Notes (Interest &
  Eliminations)                                        9,826    (369,687)         --          --          --
Change in Other Current Liabilities                   (3,881)     (1,500)         --          --          --
Change in Deferred Tax Liability                          --          --          --          --          --
Change in Other Liabilities                           (8,927)         --          --          --          --
Other/Reorganization Goodwill Amortization            (2,355)      6,585       7,183       7,183       7,183
                                                   ----------  ---------   ---------   ----------  ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES          ($ 70,089)  $  72,387   $  31,287   $  43,951   $  44,642

INVESTING ACTIVITIES
Purchase of Property, Plant & Equipment              (20,787)    (28,565)    (19,185)    (20,390)    (18,385)
Proceeds from Sale of Property,
  Plant & Equipment                                    1,336       7,500          --          --          --
                                                   ----------  ---------   ---------   ----------  ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES          ($ 19,451)  ($ 21,065)  ($ 19,185)  ($ 20,390)  ($ 18,385)


FINANCING ACTIVITIES
Proceeds (repayment) from Revolver                    67,441     (40,736)      1,448      (5,655)     (3,228)
Proceeds (repayment) of Sr. Term Loan - Tranche A     (5,250)     (9,500)    (13,250)    (16,804)    (20,451)
Proceeds (repayment) of Sr. Term Loan - Tranche B       (225)       (500)       (300)     (1,102)     (2,579)
Proceeds (repayment) of Subordinate Debt                  --          --          --          --          --
Other                                                    (72)         --          --          --          --
                                                   ----------  ---------   ---------   ----------  ----------
NET CASH PROVIDED BY FINANCING ACTIVITIES          $  61,894   ($ 50,736)  ($ 12,102)  ($ 23,561)  ($ 26,257)


         The Projections should be read only in conjunction with the assumptions, qualifications and explanations set forth under "Reorganized PMI -- Projected Financial Information," and the consolidated historical financial information included in Exhibit III of this Disclosure Statement. In addition, the Projections do not reflect the impact of any proposed settlement with Koch Industries. See "Operations During the Reorganization Cases -- Prepetition Restructuring Negotiations."

MANAGEMENT

         CURRENT EXECUTIVE OFFICERS AND DIRECTORS OF PMI

The following table sets forth certain information concerning the directors and executive officers of PMI as of September 30, 1999.

         NAME                          AGE         POSITION
         ----                          ---         --------
         James M. Dumler               39          Director*
         Timothy A. Durkin             48          Director*
         Richard E. Knudson            49          Director*
         Brad J. Kerbs                 52          President and Chief Operating Officer
         David R. Hoogmoed             42          Senior Vice President, Livestock Production Systems
         Thomas H. Shepherd            53          Vice President, Operations
         Darrell D. Swank              36          Chief Financial Officer
         Del G. Meinz                  51          Vice President, Treasurer and Controller
         David G. Kabbes               37          Vice President, Secretary and General Counsel
         Jeffrey K. Gough              36          Vice President, Human Resources
         James R. Emanuelson           41          Vice President and Chief Information Officer
         Bradley D. Schu               41          Vice President, National Dealer Sales
         Rick L. Bowen                 47          Vice President, Dairy Operations
         Glenn Shields                 47          Vice President, Companion Animal
         Mark S. Chenoweth             41          Vice President, America's Country Store
         Kelly D. Wiesbrock            33          Vice President, Dealer Logistics and Corporate Development
         Max A. Fisher                 47          Vice President, Public Relations
         Beverly D. Riola              47          Assistant Treasurer
         Donald M. Fendler             26          Assistant Controller
         Walter W. Timm                43          Assistant Secretary

------------------
  *Messrs. Dumler, Durkin and Knudson jointly serve as the Office of the Chief
   Executive Officer.

Mr. Dumler has been a Board Member of Purina since March 1999. Prior thereto, he was Executive Vice President, Corporate Finance for Koch Industries. He joined Koch Industries in 1989 and has served in management positions including Vice President, Chemicals Group and CFO Gas Liquids Group.

Mr. Durkin is Director, Corporate Services & Projects for Koch Industries and has been a Board Member of Purina since March 1999. He joined Koch Industries in 1982 serving in various operating and marketing capacities, including several operating Vice President roles and President of the former Minerals Division.

Mr. Knudson has been a Board Member of Purina since March 1999. He is also the sole director and President of PM Holdings Corporation. Previously he was Group Controller for Koch Industries Agriculture Group. He joined Koch Industries in 1980 and has held various financial management positions including Assistant Controller for Koch Industries as well as Group controller for Koch Refining, Koch Energy and Koch Chemical.

Mr. Kerbs has been President and Chief Operating Officer since August 1999. Previously he was Executive Vice President beginning in August 1998. He joined PMI in 1969 and has served in various operational, administrative, marketing and management positions.

Mr. Hoogmoed has been Senior Vice President - Livestock Production Systems since August 1999. He joined PMI in 1979 and has served in various positions including District Manager, Division Sales Manager, Regional Director of Sales and Marketing, Area General Manager, Central Region Vice President and most recently Vice President, Swine Operations.

Mr. Shepherd has been Vice President, Operations since August 1999. He joined PMI in 1969 and has held various positions, including Director of Operations, Regional Director of Manufacturing and Regional Director of Operations.

Mr. Swank has been Chief Financial Officer of PMI since April 1998. Prior to his appointment, he was Chief Financial Officer of Koch Agriculture, a position he held since January 1997. Before joining Koch Agriculture, he was a management consultant with Deloitte Consulting, L.L.P..

Mr. Meinz has been Vice President, Treasurer and Controller of PMI since August 1998. He joined PMI in February 1988 as Director of Taxes and was promoted to Controller in September 1993.

Mr. Kabbes joined PMI as lead counsel in March 1999. Prior to joining PMI he was an attorney for Koch Industries. Prior to joining Koch Industries in July 1997 he was a partner in the Chicago, Illinois law firm of Schiff Hardin & Waite.

Mr. Gough has been Vice President, Human Resources since June 1998. Prior to his appointment, he held various positions at Koch Industries, including Acquisitions Integration Manager, Manager of Human Resources - Koch Refining Company and Manager of Refined Products Accounting. Mr. Gough joined Koch Industries in 1985.

Mr. Emanuelson joined PMI in July 1998 and has been Chief Information Officer since August 1999. Prior to joining PMI, he was with Compaq Computer Corporation for seven years where he held various positions including Director of Corporate Manufacturing Systems.

Mr. Schu has been a Vice President of PMI since August 1998. He joined PMI in 1980 and has served in various positions, including field sales, sales management and Director, Retail Specialty Business Group.

Mr. Bowen has been a Vice President of PMI since October 1995. He joined PMI in 1984 and has served in various positions including Manager Financial Services, District Manager, Division Sales Manager, Region Director of Pricing and Area General Manager.

Mr. Shields has been Vice President, Companion Animal since September 1999. He joined PMI in July 1974 and has served in various positions in manufacturing, sales management, general management, distribution and marketing of dairy, swine and poultry business, including most recently Vice President, Swine & Poultry Nutrition.

Mr. Chenoweth has been Vice President of America's Country Store since August 1998. He joined PMI in 1987 and has served in various positions, including Marketing Research, Marketing Sales & Analysis, Branded Meats Marketing Manager, Retail Specialty Marketing Manager and Director, Retail Business Development of America's Country Store.

Mr. Wiesbrock has been Vice President, Dealer Logistics and Corporate Development since September 1999. He joined PMI in 1998. Before joining PMI, he worked four years as a management consultant with Deloitte Consulting and before that was in engineer project management with Frito-Lay, Inc.

Mr. Fisher has been Vice President, Public Relations since June 1999. He has been with PMI since 1978.

Ms. Riola has been Assistant Treasurer since January 1999. She joined PMI in 1991. Prior to joining PMI, she was employed at Deloitte and Touche.

Mr. Fendler has been Assistant Controller since May 1999. He joined PMI in 1997. Before joining PMI, he was employed at Deloitte and Touche.

Mr. Timm has been Assistant Secretary since June 1999, when he joined PMI. He previously had been Assistant General Counsel and Assistant Secretary at Angelica Corporation.

There are no family relationships between any of the above named executive officers and directors

         EXECUTIVE COMPENSATION

         The following table sets forth the current annual compensation paid or payable by the Debtors to the Directors constituting the office of the Chief Executive Officer and the four additional most highly compensated executive officers of PMI as of August 31, 1999.

                                                                                            ANNUAL
                                                                                     COMPENSATION FROM PMI
                                                                                ------------------------------
                                                                                                 TARGET ANNUAL
                                                                                                 INCENTIVE
                                                                                  SALARY         BONUS(3)
                 NAME AND PRINCIPAL POSITION                                       ($)                ($)
        -----------------------------------------------------                   ---------        -------------
        James M. Dumler, Director(1)(2)                                         $100,000         100,000
        Timothy A. Durkin, Director(1)(2)                                       $100,000         100,000
        Dick E. Knudson, Director(1)(2)                                         $100,000         100,000
        Brad J. Kerbs, President and Chief Operating Officer                     180,000          80,000
        Darrell D. Swank, Chief Financial Officer                                180,000         120,000
        James R. Emanuelson, Vice President and Chief Information Officer        175,000          75,000
        David G. Kabbes, Vice President, Secretary and General Counsel           160,000          50,000

        -----------------

        (1) Messrs. Dumler, Durkin and Knudson jointly serve in the Office of the Chief Executive Officer

        (2) Messrs. Dumler, Durkin and Knudson also receive salaries (including temporary cost-of-living adjustments) of $178,250, $150,000 and $162,000, respectively, from Koch Industries.

        (3) Target bonus; 50% has been earned to date by each individual listed.



         REORGANIZED PMI BOARD OF DIRECTORS

         Under the Delaware General Corporation Law (the "DGCL"), the business and affairs of Reorganized PMI will be managed under the direction of the Board of Directors of Reorganized PMI (the "Board of Directors").

         As of the Effective Date, the initial Board of Directors will consist of five members. The identity of the directors, who will be nominated and elected in consultation with the Creditors' Committee, along with the initial term of each such director, will be disclosed as soon as the information is available, but in any event no later than ten days prior to the Confirmation Hearing.

         The Amended Certificate and the Amended Bylaws will provide that the size of the Board of Directors will be established from time to time only (a) by an affirmative vote of a majority of the total number of directors that the Corporation would have if there were no vacancies on the Board of Directors or
(b) by the affirmative vote of the holders of at least 70% of the voting stock, voting together as a single class, except as may be provided in any designation containing the express terms of preferred stock to be issued pursuant to resolution of the Board of Directors (a "Preferred Stock Designation"); provided, however, that the number of directors shall not be less than five nor more than nine except as may be provided in any Preferred Stock Designation. When so fixed, such number shall continue to be the authorized number of directors until changed by the shareholders or directors.

         The Amended Certificate and the Amended Bylaws also will provide that the directors of Reorganized PMI, other than those who may be expressly elected by virtue of the terms of any Preferred Stock Designation, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in size as possible, with the directors in each class serving for three-year terms and until their successors are elected, except that the initial terms of the initial directors of Reorganized PMI will expire at the 2002, 2003 or 2004 annual meeting of the shareholders of Reorganized PMI depending upon the particular class in which each such director is placed, except as may be otherwise provided in any Preferred Stock Designation. At each annual meeting of shareholders of the Corporation, the successors of the class of directors whose terms expire at that meeting shall be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Except as provided otherwise in any Preferred Stock Designation, directors may be elected by the shareholders (a) at an annual meeting of shareholders or (b) if no annual meeting is held or if an annual meeting is held but directors are not elected, at a special meeting of shareholders called for that purpose. Neither the holding of a special meeting of shareholders nor the election of directors at a special meeting of shareholders will, by itself, shorten the term of any incumbent director. Except as may be provided in any Preferred Stock Designation, any vacancy that occurs on the Board of Directors, including any vacancy that results from an increase in the number of directors and any vacancy that results from death, resignation, disqualification, removal or other cause, may be filled only (a) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director or (b) by the affirmative vote of the shareholders after a vote to increase the number of directors at a meeting called for that purpose. Any director elected to fill a vacancy created by the death, resignation, disqualification or removal of an incumbent director will hold office for the remainder of the term of the class of directors in which the vacancy was created.

         Pursuant to the Amended Bylaws, no annual meeting of shareholders will be held in 1999, 2000 or 2001. The first annual meeting of the shareholders of Reorganized PMI following the Effective Date will be held in 2002, following the completion of Reorganized PMI's first fiscal year, at such time and on such business day as the Board of Directors determines. Pursuant to the Amended Bylaws, the Board of Directors could postpone the date of this first annual meeting for up to 30 days. Any amendment to such postponement provision requires approval by shareholders holding at least 70% of the voting power of Reorganized PMI.

         BOARD COMMITTEES

         The Amended Bylaws provide that the Board of Directors may establish an executive committee or any other committees as it may from time to time determine are necessary. The Debtors contemplate that the Board of Directors may establish an Executive Committee and will establish an Audit Committee and a Compensation Committee as of or promptly after the Effective Date. The composition of such Committees has not been determined, but the Debtors expect that the members of each of the Audit Committee and the Compensation Committee will be non-employee directors. Under the Amended Bylaws, a committee will possess and may exercise all of the power and authority granted to it by the Board of Directors consistent with the DGCL, provided that such committees may not fill vacancies among the directors or any committee thereof.

         If the Board of Directors establishes an Executive Committee, such committee will possess and may exercise, subject to the control and direction of the Board of Directors, all the powers of the Board of Directors in the management and control of the business of Reorganized PMI, regardless of whether such powers are specifically conferred by the Amended Bylaws.

         The Audit Committee is expected to review: (a) the professional services to be provided by Reorganized PMI's independent auditors and the independence of such firm from management of Reorganized PMI; (b) the scope of the audit by Reorganized PMI's independent auditors; (c) the annual financial statements of Reorganized PMI; (d) Reorganized PMI's systems of internal accounting controls; and (e) such other matters with respect to the accounting, auditing and financial reporting practices and procedures of Reorganized PMI as it may find appropriate or as may be brought to its attention.

         The Compensation Committee is expected to: (a) review executive salaries, (b) administer the bonus, incentive compensation and equity incentive plans of Reorganized PMI and (c) approve the salaries and other benefits of the executive officers of Reorganized PMI. See "Reorganized PMI -- Employee Benefit Matters -- Existing Benefit Programs and Agreements," " -- New Benefit Programs and Arrangements." In addition, the Compensation Committee is expected to advise and consult with Reorganized PMI's management regarding pension and other benefit plans and compensation policies and practices of Reorganized PMI.

         DIRECTOR NOMINATION PROCEDURES

         The Amended Bylaws provide that nominations for election of directors, except as may be otherwise provided in any Preferred Stock Designation, shall be made at an annual meeting of shareholders by or at the direction of the Board of Directors, or any committee thereof, or by any shareholder entitled to vote in the election of directors at such meeting. The Amended Bylaws require that a shareholder's notice of intent to nominate candidates for election as directors must be delivered to or mailed and received at the principal executive offices of Reorganized PMI not less than 60 days, nor more than 90 days, prior to the annual meeting of shareholders; provided, however, that in the event that public announcement of the date of the annual meeting is not made at least 105 calendar days prior to the date of the annual meeting, notice by the shareholder to be timely must be received not later than the close of business on the tenth calendar day following the day on which such announcement of the date of the meeting was so communicated. The Amended Bylaws further require that the notice by the shareholder set forth certain information concerning such shareholder and the shareholder's nominees, including their names and addresses, proof that such shareholder is entitled to vote at such annual meeting, the class and number of shares of Reorganized PMI owned or beneficially owned by such shareholder and the shareholder's nominees, any agreements between the relevant parties pursuant to which the nomination is to be made, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder, and the consent of each nominee to serve as a director of Reorganized PMI, if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements.

         DIRECTOR COMPENSATION

         Commencing on the Effective Date, each non-employee director of Reorganized PMI shall be paid an annual base retainer fee of $______. Non-employee Directors will also be paid $___ for each meeting of the Board of Directors attended and $__ for any committee meeting of the Board of Directors attended.

         All directors shall also be entitled to participate in the Equity Incentive Plan. See - Reorganized PMI - Employee Benefit Matters-- New Benefit Programs and Agreements.


EMPLOYEE BENEFIT MATTERS

         EXISTING BENEFIT PLANS AND AGREEMENTS

         On the Petition Date, the employees of the Debtors are participating in various retirement and welfare plans, which are sponsored and administered by Koch Industries. As soon as practicable after the Petition Date (with a target completion date of January 1, 2000), the Debtors expect to cease participating in all of the Koch Industries benefit plans and expect to adopt new stand-alone plans, which will be sponsored and administered by Reorganized PMI. The following discussion summarizes the principal terms of the current benefits plans and programs and the expected changes which will occur on January 1, 2000. With certain limited exceptions, Reorganized PMI expects to provide substantially similar benefit plans to those in existence on the Petition Date. See "Reorganized PMI -- Employee Benefit Matters -- New Benefit Programs and Agreements; Continuation of Existing Plans" for a description of (a) new benefit plans that will be adopted and (b) existing benefit plans that will be terminated, in each case as of or following the Effective Date.

         Savings Plans. The Debtors' employees currently are eligible to make before-tax and after-tax contributions to a 401(k) plan sponsored by Koch Industries. The Debtors' employees receive matching contributions (up to 3% of pay) on these contributions. Debtors reimburse Koch Industries for the matching contributions. Employees who were employed by PMI prior to the 1998 Merger also maintain vested account balances under another qualified defined contribution plan, which is sponsored by Koch Industries. No additional contributions are being made to this plan. However, the account balances continue to be credited with earnings and losses based on selected plan investments.

         Debtors expect to cease participating in these plans on December 31, 1999 and to establish a new 401(k) and profit sharing plan under which its employees will be eligible to make before-tax and after-tax contributions. Debtors will make matching contributions to the new plan. In addition, the Debtors, in their discretion, may make profit sharing contributions to the new plan in order to make up for the loss of the Koch Industries pension benefits. The new plan will accept transfers of assets and liabilities from the Koch Industries savings plans.

         Pension Plans. The Debtor's non-union employees currently participate in a qualified defined benefit pension plan sponsored by Koch Industries. The plan provides benefits based on a formula that takes into account service and final average pay. Debtors reimburse Koch Industries for the cost of these benefits. Debtors expect to cease participating in this plan on December 31, 1999.

         Certain executives whose benefits under the qualified pension plan are limited due to Internal Revenue Code limitations also participate in non-qualified supplemental retirement plan sponsored by Koch Industries. These benefits are paid from the general assets of Koch Industries. Debtors reimburse Koch Industries for these payments. Debtors expect to cease participating in this plan on December 31, 1999.

         Certain union employees of Debtors participate in a defined benefit pension plan that is sponsored by PMI. Benefits under this plan are based on a formula that takes into account service and final average pay. PMI will continue this plan effective January 1, 2000.

         Finally, other union employees of Debtors participate in a multi-employer pension plan. Koch Industries makes contributions to this plan on behalf of the covered employees. PMI reimburses Koch Industries for these contributions. PMI will begin making these contributions directly to the multi-employer pension plan on January 1, 2000.

         Frozen Non-Qualified Retirement Plans. Certain executives of PMI are entitled to receive benefits under a frozen, non-qualified supplemental defined benefit pension plan and a frozen, non-qualified supplemental deferred compensation plan, each of which is sponsored by PMI. Koch Industries makes these benefit payments from its general assets and is reimbursed by PMI. The projected benefit obligation under the supplemental defined benefit plan as of December 31, 1998 was $3.2 million. The amount owed to current and former employees under the supplemental deferred compensation plan as of August 31, 1998 was $0.3 million. Debtors are considering their options with respect to the continuation, amendment or termination of these plans.

         CAP Plan. Prior to 1994, certain executives of the Debtors made deferrals under the CAP Plan. Executives who made such deferrals are entitled to receive retirement and death benefits under the CAP Plan. Benefits under the CAP Plan are currently paid by Koch Industries. PMI reimburses Koch Industries for the cost of these benefits. As of December 31, 1998, the projected benefit obligation under the CAP Plan was $22.3 million. As of September 1999, the present value of all future benefit obligations under the CAP Plan was calculated as ranging from $19.7 million to $23.2 million (depending on the interest rate and retirement age used in the calculations). As of September 1999, the annual benefit payments under the CAP Plan amounted to $1.0 million.

         To assist PMI in meeting its obligations under the CAP Plan, PMI purchased corporate-owned life insurance (COLI) on the lives of CAP Plan participants. PMI pays the annual premiums on these policies in the amount of $1.2 million. The COLI policies are held in an irrevocable grantor trust. Under the terms of the trust, the trust assets are required to be held by the trustee for the benefit of PMI's creditors in the event of PMI's insolvency. The gross cash surrender value of the COLI policies as of September 1999 was approximately $14 million.

         In connection with the 1998 Merger, PMI believes that Koch Agriculture agreed to maintain such Plan following the Merger and to pay the premiums on the COLI policies. Debtors are considering their options with respect to the continuation, amendment or termination of the CAP Plan, as well as analyzing the merits of a claim against Koch Agriculture for the CAP Plan benefits. See "Certain Recovery Actions -- Other Potential Claims."

         Health and Welfare Benefits. The Debtors' employees currently participate in health and welfare plans sponsored by Koch Industries. The Debtors reimburse Koch Industries for the cost of these benefits. The Debtors expect to cease participating in these plans on December 31, 1999 and to establish similar stand-alone plans effective January 1, 2000.

         In addition, PMI sponsors a "voluntary welfare benefits administration" ("VEBA") trust which is used to pay the claims under a self-insured medical plan which was terminated effective May 31, 1998. As of September 1999, the VEBA trust contained assets of approximately $760,000. PMI is exploring all options with respect to the VEBA trust and reserves the right to continue, amend or terminate the trust.

         Key Employee Retention Program. PMI adopted the KERP in September 1999. The KERP was designed to attract, retain and provide incentives to directors and key employees during PMI's financial and business restructuring. The KERP will continue to be critical to the ability of Reorganized PMI to attract and retain key employees following the Effective Date. The Debtors intend to File a motion with the Bankruptcy Court seeking an order authorizing the continuation of the KERP. The KERP includes four principle components:

         (a) RETENTION/STAY BONUSES: The KERP authorizes the payment of retention bonuses to 202 key employees. The amount of the bonus is based on a percentage of base salary. Depending on the classification of an employee, a specified percentage of the retention bonus is earned on one, two or three specified dates between the period from December 31, 1999 and December 31, 2000. Employees must be employed on these "earn-in" dates (or be terminated without cause prior to such dates) in order to receive payment of a retention bonus. Retention bonuses are projected not to exceed $5.7 million in the aggregate.

         (b) ANNUAL INCENTIVE PAYMENTS: KERP revised the financial forecasts and targets PMI's annual incentive program for 1999. 256 employees are eligible for annual incentive payments in 1999. As revised, employees are eligible for target incentive payments (based on a percentage of base salary) depending on the attainment of specified revised company and individual goals. These goals were modified to reflect the impact of PMI's reorganization. Specifically, employees are eligible to earn the individual component of the AIP whether or not PMI's goals are met and PMI's target adjusted EBITDA was also lowered for 1999. Debtors estimate that they likely will pay a total of $3.6 million in annual incentive payments in 1999.

         (c) EMERGENCE BONUS: Under KERP, certain key employees (47 in total) are eligible to receive bonuses upon PMI's successful reorganization. The bonus for each individual is based on a percentage of base salary (150% of combined Debtor and Koch Industries base salary for members of the Office of the CEO and between 25% and 75% for other key employees). Debtors estimate that they likely will pay a total of $2.5 million in emergence bonuses.

         (d) SPECIAL PROJECT BONUS: KERP retained PMI's Special Project Bonus Program. Under this program, individuals are provided bonuses for the timely, efficient and effective completion of special projects. The Debtors estimate that they will pay a total of $556,000 under the Special Project Bonus Program in 1999.

         Severance Pay Plan. PMI adopted a formal Severance Pay Plan which became effective November 1, 1999. The formal plan implemented PMI's current unwritten severance pay policy. The Severance Pay Plan was designed to attract, retain and provide incentives to employees during PMI's financial and business restructuring. The Severance Pay Plan will continue to be critical to the ability of Reorganized PMI to attract and retain employees following the Effective Date. The Severance Pay Plan covers all employees of PMI and Reorganized PMI. Under the plan, Reorganized PMI has the discretion to pay severance benefits to employees who are involuntarily terminated without cause. In general, severance pay will be paid in the amount of one weeks' pay for each year of service, plus an additional $1,000. PMI and Reorganized PMI retain the right to increase or decrease the amount of these payments. Debtors estimate that they likely will pay a total of $2.6 million in severance pay for the period from July 1 through December 31, 1999. The Directors intend to File a motion with the Bankruptcy Court seeking an order authorizing the continuation of the Severance Pay Plan.

         Employment Agreements. PMI has entered into employment agreements with 22 executives. The executives will serve Reorganized PMI under their respective agreements for an initial period of two years from September, 1999, with an automatic yearly extension thereafter, unless the employer or the executive has given written notice of termination not less than 90 days prior to the yearly renewal date. The employment agreements set forth (a) the executive's compensation and benefits, (b) the executive's obligations not to compete for the term of the agreement plus one year (if the termination is not in connection with a "triggering event") or two years (if the termination is in connection with a triggering event) unless the executive terminated his employment for good reason or the employer terminates the executive for cause and (c) the executive's right to receive severance payments if the agreement is terminated. For purposes of the agreement, a triggering event is a change in control or the insolvency of PMI. The Debtors' chapter 11 Filings constitute a triggering event under the agreement. If an executive is terminated by the employer without good cause and not in connection with a triggering event, the executive will receive a severance payment in the amount of his annual base salary. If an executive is terminated by the employer without good cause or terminates employment for good reason and, in either case, in connection with a triggering event, the executive will receive a severance payment in the amount of one times or two times his annual 45 base salary (depending on the position of the executive) plus the amount of the executive's annual incentive bonus for the year. However, severance payments under the agreements will not exceed the limits contained in Section 280G of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). Finally, if an executive's employment is terminated in connection with a triggering event and the executive becomes entitled to severance pay under the agreement, the employer will either continue the executive's medical and dental benefits or pay the executive for equivalent medical and dental coverage until the earlier of (i) one year from the date of termination or (ii) the date such coverage is replaced by new coverage obtained by the executive or his spouse. The Debtors intend to file a motion with the Bankruptcy Court seeking an order approving the assumption of these agreements.

         The employment agreement with the Chief Financial Officer of PMI (which was entered into on July 1, 1999) contains terms which are substantially similar to those described above, except as follows: (a) the original term of the agreement is for three years, (b) the executive agreed that he will not voluntarily terminate his employment during the original term of the agreement without good cause (or for certain other specified reasons), (c) the agreement provides for specified bonus payments (which will be paid if the executive remains employed, if he terminates employment for good cause or if he is terminated without cause); (d) the executive may terminate his employment and receive severance pay if there is a change in the make-up of PMI's current Board of Directors initiated by Koch Industries; (e) in certain circumstances, the amount of severance pay can be as much as three times annual base pay plus three times the amount of the executive's annual bonus (but is still subject to the Internal Revenue Code Section 280G limit); and (f) the non-compete provision only applies for one year. The Debtors intend to file a motion with the Bankruptcy Court seeking an order approving the assumption of this agreement.

         In October 1999, PMI entered into employment agreements with Messrs. Dumler, Durkin and Knudson in their capacity as members of the Office of the Chief Executive Officer. The employment agreements provide that these executives will receive an annual salary of $250,000 and will be eligible for the Annual Incentive Payment and Emergence Bonus under the KERP. The agreements also set forth the executive's right to receive severance pay in the amount of $350,000 if the executive's employment is terminated without cause and he is not offered a comparable position with Koch Industries, or if he returns to employment with Koch Industries and his employment is terminated within two years thereafter.

         The Debtors intend to File a motion with the Bankruptcy Court seeking an order authorizing the assumption of all of the employment agreements.

         Shadow Stock Plan. Certain key employees of Debtors participate in a shadow stock plan sponsored by Koch Industries. Employees are granted units of shadow stock that vest over a five year period. The employees receive the value of the vested units (based on the difference in the value of per share earnings from the date of grant to the date of surrender) upon termination of employment or a voluntary surrender of the vested units. PMI will terminate its participation in the Koch Industries Shadow Stock Plan on December 31, 1999. Koch Industries will pay the employees of PMI the value of their vested units in accordance with the terms of the plan. As of September 1999, the estimated value of these vested units was approximately $140,000.

         NEW BENEFIT PROGRAMS; CONTINUATION OR TERMINATION OF EXISTING PLANS AND AGREEMENTS

         General. One of the key elements of Reorganized PMI' s Business Plan is a compensation and benefit program designed to attract, retain and provide incentives to directors, officers and key employees for Reorganized PMI and to provide such persons appropriate incentives and rewards for superior performance. Except as described below, Reorganized PMI expects to continue all of the employee benefit plans described above.

         CAP Plan and Frozen Non-Qualified Retirement Plans. Debtors are considering their options with respect to these plans after the Effective Date.

         In addition, the following new benefit plan will be implemented on the Effective Date:

         Equity Incentive Plan. As of the Effective Date, Reorganized PMI will implement an Equity Incentive Plan to attract, retain and motivate key employees following the Effective Date. The Equity Incentive Plan will in many respects replace certain elements of the KERP as Reorganized PMI's long-term incentive and retention arrangement. (Other elements of the KERP, such as the Annual Incentive Program and the Special Project Bonus are likely to continue after the Effective Date.) Reorganized PMI's Board of Directors (or a committee thereof) will determine the awards to be granted under the Equity Incentive Plan. The Equity Incentive Plan will provide for grants of stock options, restricted stock, deferred shares and other typical equity incentive awards to the employees and members of the Board of Directors of Reorganized PMI. A total of ______ shares of New Common Stock will be available for issuance in satisfaction of awards under the Equity Incentive Plan of which awards in respect of _____ shares will be made as of the Effective Date. Exhibit IV.C.3.a to the Plan sets forth initial option awards to be made as of the Effective Date.

CERTAIN CORPORATE GOVERNANCE MATTERS

         In addition to the provisions relating to the Board of Directors described above (see "Reorganized PMI -- Management -- Reorganized PMI Board of Directors"), the Amended Certificate and Amended Bylaws will provide, in general, that: (a) stockholder action can be taken at an annual or special meeting of stockholders; (b) except as directed below, special meetings of stockholders may be called for any proper purpose or purposes, including the election of directors, by (i) the Chairman of the Board, (ii) the President,
(iii) a majority of the Board of Directors, (iv) any person or persons holding at least 50% of all shares outstanding and entitled to vote at such meeting or
(v) holders of shares that are entitled to call a special meeting of the stockholders by virtue of any Preferred Stock Designation for the purposes provided in the terms of such Preferred Stock Designation; (c) written notice of every meeting of the stockholders stating the time, place and purposes for which the meeting is called must be given by or at the direction of the President, a Vice President, the Secretary or an Assistant Secretary to each stockholder of record; and (d) the Board of Directors may postpone, for up to thirty days, any previously scheduled annual or special meeting of stockholders. The Amended Bylaws will also require that stockholders desiring to bring any business before any annual meeting of stockholders deliver written notice thereof to the Secretary of Reorganized PMI not less than 60, nor more than 90 calendar days, prior to the meeting of stockholders; provided, however, that if the date of the annual meeting is not publicly announced by Reorganized PMI more than 105 calendar days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of Reorganized PMI not later than the close of business on the tenth day following the day on which such announcement of the date of the annual meeting was so communicated. The Amended Bylaws will further require that the notice by the stockholder set forth a description in reasonable detail of the business to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and certain information concerning the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, including their names and addresses, the class and number of shares of Reorganized PMI that are owned beneficially and of record by each of them, and any material interest of either of them in the business proposed to be brought before the annual meeting. Upon the written request of the holders of not less than 50% of Reorganized PMI's voting stock to the Chairman, the President or the Secretary, such officer will be required to call an annual meeting of stockholders for the purposes specified in such written request and fix a record date for the determination of stockholders entitled to notice of and vote at such annual meeting (which record date may not be later than 60 days after the date of receipt of notice of such meeting).

         Under applicable provisions of Delaware law, stockholder approval is required to adopt amendments to a company's certificate of incorporation, except that a company's board of directors may adopt certain amendments relating to unissued or treasury shares, changes in the number of authorized shares necessitated by a conversion, option program, redemption or provisions that were, at one time, necessary for a merger or consolidation. The Amended Certificate and Amended Bylaws provide that the provisions relating to the time and place of stockholder meetings, who may call a special meeting of stockholders, the order of business at stockholder meetings, the number, nomination, classification, election and term of directors on the Board of Directors, allowing directors to fill vacancies on the Board of Directors, the removal of directors by stockholders, the elimination of cumulative voting in the election of directors, allowing the corporation to reacquire capital stock of the corporation and forbidding preemptive rights with respect to unissued shares and treasury stock may not be amended, altered, superseded or repealed in any respect without the affirmative vote of the holders of at least 70% of the voting stock of Reorganized PMI, voting together as a single class; provided, however, that these provisions shall not alter the voting entitlement of shares that, by virtue of any Preferred Stock Designation, are expressly entitled to vote on any amendment to the Amended Certificate or Amended Bylaws.

         In addition to the matters discussed above, the DGCL contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of Reorganized PMI. All information set forth below regarding the DGCL is necessarily general in nature and reference should be made to the DGCL for more specific, detailed information.

         Section 203 of the DGCL (the "Business Combination Statute") requires certain transactions to be reviewed by the corporation's board of directors and will apply to Reorganized PMI. Under the Business Combination Statute, any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "Interested Stockholder") is prohibited from engaging in a wide range of transactions ("Business Combinations") with the corporation for a period of three years following the date the person became an Interested Stockholder, unless:

         a. prior to the date the person became an Interested Stockholder, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an Interested Stockholder;

         b. upon consummation of the transaction that resulted in the person becoming an Interested Stockholder, that person owned at least 85% of the corporation's voting stock, excluding certain shares owned by corporate insiders and shares issued after the transaction commenced; or

         c. the Business Combination is approved by the corporation's board of directors and authorized by the affirmative vote of holders of 66 2/3% of the outstanding voting stock that is not owned by the Interested Stockholder.

         The foregoing provisions of the Amended Certificate; the provisions of the Amended Bylaws relating to advance notice of shareholder nominations; and the provisions of the New Rights Agreement described under "Securities To Be Issued Pursuant To The Plan -- Rights Agreement," together with applicable Delaware state law, may discourage or make more difficult the acquisition of control of Reorganized PMI by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions are intended to discourage, or may have the effect of discouraging, certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Reorganized PMI first to negotiate with Reorganized PMI. The management of the Debtors believes that the foregoing measures, many of which are substantially similar to the takeover-related measures in effect for many other publicly-held companies, provide benefits, by enhancing Reorganized PMI's potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure Reorganized PMI, which outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. In addition, management of the Debtors believes that such takeover-related measures aid in protecting shareholders from takeover bids that the directors of such companies have determined to be inadequate. While there necessarily can be no assurance in this regard, the management of the Debtors also believes that the foregoing measures are not likely to have a material impact on market prices for New PMI Common Stock in circumstances other than those described above in light of, among other factors, the existence of generally comparable measures in effect for other publicly-held companies and management's belief that market prices will be influenced most significantly by Reorganized PMI's actual results of operations, general market and economic conditions and other traditional determinants of stock market prices rather than takeover-related measures and other corporate governance provisions.

INDEMNITY ARRANGEMENTS

         EXISTING INDEMNIFICATION OBLIGATIONS

         Delaware law permits a corporation to indemnify current and former directors, officers, employees and agents of the corporation and other persons serving at the request of the corporation against expenses, judgments, fines and amounts paid in settlement in connection with a legal proceeding. In order to be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interest of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful. Each indemnification must be authorized by a majority of disinterested directors or by the stockholders. Unless a court determines that a person is fairly and reasonably entitled to indemnification, however, a person may not be indemnified with respect to any claim resulting in the person being adjudged liable to the corporation.

         Delaware law requires a present or former director or officer of a corporation to be indemnified against certain expenses if the person has been successful, on the merits or otherwise, in defense of any proceeding or in defense of any issue therein. In addition, Delaware law permits the advancement of expenses relating to the defense of any proceeding to directors, officers, other employees and agents, contingent upon the person's commitment to repay advances for expenses against which the person is not ultimately entitled to be indemnified.

         Delaware law provides that the indemnification provisions contained in Delaware law are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of the corporation's bylaws, by any agreement, by any vote of stockholders or disinterested directors or otherwise. In addition, Delaware law provides that a corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation against any expense, liability or loss. This insurance may provide benefits regardless of whether the corporation has the power to indemnify under Delaware law.

         PMI's existing bylaws provide for indemnification of its officers, directors, employees and agents to the fullest extent permitted by Delaware law.

         In October 1999, PMI entered into indemnification agreements with each of its directors and certain executive officers. The indemnification agreements provide for, among other things, (a) the indemnification of the indemnities by PMI for conduct in the capacities described above, (b) the advancement of attorneys' fees and other expenses and (c) the establishment, upon approval by the Board of Directors at its option, of trusts or other funding mechanisms to fund PMI's indemnification obligations thereunder.

         TREATMENT OF EXISTING INDEMNIFICATION OBLIGATIONS UNDER THE PLAN

         The obligations of each Debtor or Reorganized Debtor to indemnify any person serving as one of its directors, officers or employees as of or following the Petition Date, by reason of such person's prior or future service in such a capacity, or as a director, officer, or employee of another corporation, partnership or other legal entity (other than the Koch Entities) to the extent provided in the applicable certificate of incorporation, bylaws, or similar constituent documents or by statutory law or written agreement of or with such Debtor, will be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date. The obligations of each Debtor or Reorganized Debtor to indemnify any person who, as of the Petition Date, was no longer serving as a director or officer of such Debtor, which indemnity obligation arose by reason of such person's prior service in any such capacity, or as a director, officer or employee of another corporation, partnership or other legal entity, whether provided in the applicable articles of incorporation, code of regulations or similar constituent documents or by statutory law, written agreement, policies or procedures of, or with such Debtor, will terminate and be discharged pursuant to section 502(e) of the Bankruptcy Code or otherwise, as of the Effective Date; provided, however, that, to the extent that such indemnification obligations no longer give rise to contingent Claims that can be disallowed pursuant to section 502(e) of the Bankruptcy Code, such indemnification obligations will be deemed and treated as executory contracts that are rejected by the applicable Debtor pursuant to the Plan and section 365 of the Bankruptcy Code, as of the Effective Date, and any Claims arising from such indemnification obligations (including any rejection damage claims) will be subject to the bar date provisions of the Plan. The obligations of each Debtor or Reorganized Debtor to indemnify any person serving as one of its directors, officers or employees as of or following the Petition Date, by reason of such person's prior or future service as a director, officer or employee of any of the Koch Entities will be treated as provided in the preceding sentence.

         NEW INDEMNIFICATION ARRANGEMENTS

         The Amended By-laws provide for the indemnification of any present or former director, officer, other employee or agent of Reorganized PMI against certain expenses related to any proceeding or defense of any issue therein to the fullest extent permitted or required by Delaware law. In addition, the Amended By-laws provide for the advancement of expenses relating to the defense of any proceeding to directors, officers, other employees and agents, contingent upon the person's commitment to repay all advances against which the person is not ultimately entitled to be indemnified.

         If a claim for indemnification is not paid in full by Reorganized PMI within 60 calendar days after a written claim has been received by Reorganized PMI, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the director, officer, other employee or agent seeking indemnification may, at any time thereafter, bring suit against Reorganized PMI to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit by Reorganized PMI to recover an advancement of expenses, the director, officer, other employee or agent shall be entitled to be paid also the expense of prosecuting or defending such suit.

         The Amended By-laws provide that Reorganized PMI may maintain insurance, at its expense, to protect itself and any director, officer, other employee or agent of Reorganized PMI or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Reorganized PMI would have the power to indemnify such person against such expense, liability or loss under Delaware law.

         Reorganized PMI will enter into indemnification agreements, effective as of the Effective Date, with each of its directors and officers and each of the directors and officers of the Reorganized PMI Subsidiary Debtors who are not parties to the existing indemnification agreements entered into in October 1999 and described above. The indemnification agreements will provide for, among other things, (a) the indemnification of the indemnities by Reorganized PMI for conduct in the capacities described above, (b) the advancement of attorneys' fees and other expenses and (c) the establishment, upon approval by the Board of Directors at its option, of trusts or other funding mechanisms to fund Reorganized PMI's indemnification obligations thereunder.


                  SECURITIES TO BE ISSUED PURSUANT TO THE PLAN

REORGANIZATION VALUE

         The Debtors have been advised by Houlihan Lokey Howard & Zukin ("Houlihan Lokey") with respect to the reorganization equity value of the Reorganized Debtors. The reorganization equity value, which includes the Debtors' operating businesses, the expected present value of certain non-operating assets and the estimated debt balances at and beyond the Effective Date, was estimated by Houlihan Lokey to be approximately $125 million as of an assumed Effective Date of January 31, 2000. The foregoing reorganization equity value (ascribed as of the date of this Disclosure Statement) reflects, among other factors discussed below, current financial market conditions and the inherent uncertainty today as to the achievement of the Projections. The estimated reorganization equity value set forth herein does not reflect the potential impact of any proposed settlement with Koch Industries. See "Operations During the Reorganization Cases -- Prepetition Restructuring Negotiations" and "Certain Recovery Actions." Any proceeds received in connection with any such litigation or settlement would be expected to increase reorganization equity value to the extent of such amount received. In addition, the reorganization equity value reflects the assumption by Reorganized PMI of all obligations under the CAP Plan.

         Based on the assumed reorganization equity value set forth above, the value of the 10,000,000 shares of New Common Stock to be issued to the holders of Allowed PMI Unsecured Claims in Class 5 under the Plan is estimated to be approximately $12.50 per share. The foregoing valuations also reflect a number of assumptions, including a successful reorganization of the Debtors' businesses and finances in a timely manner, the forecasts reflected in the Projections, the utilization of projected operating losses to offset certain one-time gains, the amount of available cash, market conditions and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.

         In preparing the estimated reorganization equity value, Houlihan Lokey:
(a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors and assisted in developing financial projections relating to its businesses and prospects; (c) met with certain members of senior management of the Debtors to discuss the Debtors' operations and future prospects; (d) reviewed publicly available financial data and considered the market values of public companies that Houlihan Lokey deemed generally comparable to the operating businesses of the Debtors; (e) reviewed the financial terms, to the extent publicly available, of certain acquisitions of companies that Houlihan Lokey believes were comparable to the operating businesses of the Debtors; (f) considered certain economic and industry information relevant to the Debtors' operating business; (g) visited certain of the Debtors' facilities and dealers; and (h) reviewed certain analyses prepared by other firms retained by the Debtors and conducted such other analyses as Houlihan Lokey deemed appropriate. Although Houlihan Lokey conducted a review and analysis of the Debtors' businesses, operating assets and liabilities and business plans, Houlihan Lokey assumed and relied on the accuracy and completeness of all: (a) financial and other information furnished to it by the Debtors and by other firms retained by the Debtors and (b) publicly available information. In addition, Houlihan Lokey did not independently verify the assumptions underlying the Projections in connection with such valuation. No independent evaluations or appraisals of the Debtors' assets were sought or were obtained in connection therewith.

         Estimates of reorganization equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were to be sold. The estimates of reorganization equity value prepared by Houlihan Lokey assumes that the Reorganized Debtors continue as the owner and operator of their businesses and assets. Such estimates were developed solely for purposes of formulation and negotiation of a plan of reorganization and analysis of implied relative recoveries to creditors thereunder. Such estimates reflect computations of the estimated reorganization equity value of the Reorganized Debtors through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different from the amounts set forth herein. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of reorganization equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, neither the Debtors, Houlihan Lokey, nor any other person assumes responsibility for their accuracy. Depending on the results of the Debtors' operations or changes in the financial markets, Houlihan Lokey's valuation advice as of the Effective Date may differ from that disclosed herein.

         In addition, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holding of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis and other factors that generally influence the prices of securities. Actual market prices of such securities may also be affected by the Debtors' history in chapter 11 or by other factors not possible to predict. Accordingly, the reorganization equity value estimated by Houlihan Lokey does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization equity value ranges associated with Houlihan Lokey valuation analysis. Indeed, there can be no assurance that a trading market will develop for the New Common Stock.

         Furthermore, in the event that the actual distributions to Claim holders in Class 5 differ from those assumed by the Debtors in their recovery analysis, the actual recoveries realized by holders of Claims in that Class could be significantly higher or lower than estimated by the Debtors.

NEW COMMON STOCK

         As of the Effective Date, Reorganized PMI shall be authorized to issue 50,000,000 million shares, par value $.01, of New Common Stock, 10,000,000 shares of which will be distributed to holders of Allowed General Unsecured Claims in Class 5, and ___ shares of which are subject to initial option awards granted pursuant to the Equity Incentive Plan on the Effective Date.

         The holders of New Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. See "Distributions Under The Plan -- Disputed Claims; Reserve and Estimations" and
Section VI.E.2.a.ii of the Plan for provisions regarding voting of New Common Stock held in the



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


Unsecured Claims Reserve. Holders of New Common Stock will be entitled to receive ratably such dividends as may be declared by Reorganized PMI's Board of Directors out of funds legally available for payment of dividends. However, Reorganized PMI does not presently anticipate that dividends will be paid on New Common Stock in the foreseeable future. See "Risk Factors - Dividend Policies; Restrictions on Payment of Dividends." In the event of a liquidation, dissolution or winding up of Reorganized PMI, holders of New Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any preferred stock of Reorganized PMI. Holders of New Common Stock will have no preemptive, subscription, redemption or conversions rights.

         All of the outstanding shares of New Common Stock to be issued pursuant to the Plan will, upon such issuance, be fully paid and nonassessable. Subject to the terms and conditions set forth in Reorganized PMI's Rights Agreement, each share of New Common Stock issued pursuant To The Plan will be accompanied by a New Share Purchase Right. See "Securities to be Issued Pursuant To The Plan -- Rights Agreement" below. It is a condition to the Effective Date that the New Common Stock be authorized for listing on a National Securities Exchange. See "Overview Of The Plan -- Conditions to Confirmation and Effective Date Of The Plan -- Conditions to Effective Date."

NEW PREFERRED STOCK

         GENERAL

         As of the Effective Date of the Plan, Reorganized PMI shall be authorized to issue ___ million shares of New Preferred Stock, par value $0.01. The Board of Directors shall have the authority to issue preferred stock from time to time in one or more classes or series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, terms or redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by Reorganized PMI's shareholders. The New Preferred Stock may be issued in distinctly designated series, may be convertible into New Common Stock and may rank prior to the New Common Stock as to dividend rights, liquidation preferences or both. The express terms of shares of a different series of any particular class of preferred stock shall be identical except for such variations as may be permitted by law. Without limiting the foregoing, Reorganized PMI is authorized to issue three initial classes of New Preferred Stock that will be designated New Class A Preferred Stock, New Class B Preferred Stock and New Class C Preferred Stock with voting rights as set forth below.

         NEW CLASS A PREFERRED STOCK

         Each holder of New Class A Preferred Stock shall be entitled to 100 votes per share and, except as otherwise required by law, shall vote together with the New PMI Common Stock as a single class on all matters properly submitted to a vote at a meeting of the shareholders.

         NEW CLASS B PREFERRED STOCK

         Each holder of New Class B Preferred Stock shall be entitled to one vote per share and, except as otherwise required by law, shall vote together with the New PMI Common Stock as a single class on all matters properly submitted to a vote at a meeting of shareholders.

         NEW CLASS C PREFERRED STOCK

         Holders of New Class C Preferred Stock shall have no voting rights.

FUTURE ISSUANCES OF STOCK

         In addition to the New Common Stock to be issued pursuant to the Plan, Reorganized PMI will be authorized to issue additional shares of capital stock from time to time following the Effective Date to the extent permitted under the Amended Certificate, the Amended Bylaws, the Plan and applicable law.




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


RIGHTS AGREEMENT

         As of the Effective Date, Reorganized PMI will enter into a Rights Agreement (the "Rights Agreement") with a "Rights Agent," which agreement will be approved by the Bankruptcy Court pursuant to the Confirmation Order. See "Reorganized PMI -- Certain Corporate Governance Matters." Under the Rights Agreement, the Board of Directors will declare a dividend on the New Common Stock of one right (a "Right") to purchase one one-hundredth of a share of Series A Preferred Stock (the "Preferred Shares") of Reorganized PMI at a price per one one-hundredth of a Preferred Share, subject to adjustment (the "Purchase Price"), which will be approved by the Bankruptcy Court pursuant to the Confirmation Order. Under the Rights Agreement, the Rights will be evidenced by the New Common Stock share certificates until the earlier (the "Distribution Date") of: (a) the close of business on the first date (the "Share Acquisition Date") of public announcement that a person (other than a person that has maintained beneficial ownership of at least 20% of the outstanding shares of New Common Stock since the Effective Date, Reorganized PMI, a subsidiary or employee benefit or stock ownership plan of Reorganized PMI or any of its affiliates or associates), together with its affiliates and associates, has acquired beneficial ownership of 20% or more of the outstanding shares of New Common Stock (any such person or group being hereinafter called an "Acquiring Person") or (b) the close of business on the tenth business day (or such later date as may be specified by the Board of Directors) following the commencement of a tender offer or exchange offer by any person (other than Reorganized PMI, a subsidiary, or employee benefit or stock ownership plan of Reorganized PMI, or any of its affiliates or associates), the consummation of which would result in beneficial ownership by such person of 20% or more of the outstanding shares of New Common Stock.

         Rights will be exercisable to purchase Preferred Shares only after the Distribution Date occurs and prior to the occurrence of a Flip-in Event, as described below. A Distribution Date resulting from the commencement of a tender offer or exchange offer described in clause (b) above could precede the occurrence of a Flip-in Event and thus result in the Rights being exercisable to purchase Preferred Shares. A Distribution Date resulting from any occurrence described in clause (a) above would necessarily follow the occurrence of a Flip-in Event and thus result in the Rights being exercisable to purchase New Common Stock or other securities as described below.

         Under the Rights Agreement, in the event (a "Flip-in Event") that (a) any person or group, together with its affiliates and associates, becomes an Acquiring Person, (b) any Acquiring Person or any affiliate or associate thereof merges into or combines with Reorganized PMI and Reorganized PMI is the surviving corporation, (c) any Acquiring Person or any affiliate or associate thereof effects certain other transactions with Reorganized PMI or (d) during such time as there is an Acquiring Person, Reorganized PMI effects certain transactions, in each case as described in the Rights Agreement, then, in each such case, proper provision will be made so that from and after the later of the Distribution Date and the date of the occurrence of such Flip-in Event each holder of a Right, other than Rights that are or were owned beneficially by an Acquiring Person (which, from and after the date of a Flip-in Event, will be void), will have the right to receive, upon exercise thereof at the then-current exercise price of the Right, that number of shares of New Common Stock (or, under certain circumstances, an economically equivalent security or securities of the Reorganized PMI) that at the time of such Flip-in Event have a market value of two times the exercise price of the Right.

         In the event (a "Flip-over Event") that, at any time after a person has become an Acquiring Person, (a) Reorganized PMI merges with or into any person and Reorganized PMI is not the surviving corporation, (b) any person merges with or into Reorganized PMI and Reorganized PMI is the surviving corporation, but all or part of the New Common Stock is changed or exchanged for stock or other securities of any other person or cash or any other property or (c) 50% or more of Reorganized PMI's assets or earning power, including securities creating obligations of Reorganized PMI, are sold, in each case as described in the Rights Agreement, then, and in each such case, proper provision will be made so that each holder of a Right, other than Rights which have become void, will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock (or, under certain circumstances, an economically equivalent security or securities) of such other person that at the time of such Flip-over Event have a market value of two times the exercise price of the Right.

         From and after the later of the Share Acquisition Date and the Distribution Date, Rights (other than any Rights that have become void) will be exercisable to purchase shares of New Common Stock as described above, upon payment of the aggregate exercise price in cash. In addition, at any time after the later of the Share Acquisition Date and the Distribution Date and prior to the acquisition by any person or group of affiliated or associated persons of 50% or more of the outstanding shares of New Common Stock, Reorganized PMI may exchange the Rights (other



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


than any rights that have become void), in whole or in part, at an exchange ratio of one share of New Common Stock per Right (subject to adjustment).

         For all purposes of the Rights Agreement, any person that, as of the Effective Date, has beneficial ownership of 20% or more of the then-outstanding shares of New Common Stock, or that becomes the beneficial owner of 20% or more of the then-outstanding shares of New PMI Common Stock solely as a result of a reduction in the number of shares of New Common Stock outstanding, will not be deemed to have become an Acquiring Person unless and until such time as (a) such person, or any affiliate or associate of such person, thereafter becomes the beneficial owner of additional shares of New Common Stock representing 1% or more of the then-outstanding New PMI Common Stock or (b) any other person that is the beneficial owner of shares of New Common Stock representing 1% or more of the then-outstanding New PMI Common Stock thereafter becomes an affiliate or associate of such person.

         Reorganized PMI may, at its option, redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment (the "Redemption Price"), at any time prior to the close of business on the date of the first occurrence of a Flip-in Event or Flip-over Event. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         The Rights Agreement may be amended by Reorganized PMI without the approval of any holders of Right certificates, including amendments that increase or decrease the Purchase Price, that add other events requiring adjustment to the Purchase Price payable and the number of the Preferred Shares or other securities issuable upon the exercise of the Rights or that modify procedures relating to the redemption of the Rights, except that no amendment may be made that decreases the stated Redemption Price to an amount less than $.01 per Right. The Rights Agreement will expire on (a) the first anniversary of the Effective Date or (b) such later date as the Board of Directors, by resolution adopted prior to the first anniversary of the Effective Date, may establish, but not later than the tenth anniversary of the Effective Date. In accordance with the foregoing, the Board of Directors (i) will have the right to reconsider any of the terms of the Rights Agreement at any time and (ii) may take such action with respect to the Rights Agreement as the Board of Directors deems appropriate.

NEW PREPETITION CREDIT FACILITY NOTES

         Under the Plan, on the Effective Date, holders of Allowed Bank Loan Claims will receive New Tranche A Notes, New Tranche B Notes, New Revolving Notes or New Swap Claim Notes in satisfaction of their respective Claims under the Prepetition Credit Facility. These Notes will be on substantially the same economic terms as provided under the Prepetition Credit Facility, with certain modifications to the current financial covenants. As more fully described on
Exhibit III.C.2 to the Plan, such Notes will be secured, together with the borrowings under the Exit Financing Facility, by a lien on substantially all of the assets of the Debtors and certain other subsidiaries of Reorganized PMI. The principal amount of such Notes will equal the Allowed Claims of such holders including any accrued and unpaid interest thereon as of the Effective Date. The interest rates, amortization schedule and other terms of such Notes will be as set forth on Exhibit III.C.2.


                                  RISK FACTORS

         The New Common Stock to be issued pursuant to the Plan is subject to a number of material risks, including those enumerated below. The risk factors enumerated below assume Confirmation and the consummation of the Plan and the transactions contemplated by the Plan and do not include matters that could prevent Confirmation. See "Overview Of The Plan -- Summary of Classes and Treatment of Claims and Interests," "-- Conditions to Confirmation and Effective Date of the Plan," and "Voting And Confirmation Of The Plan" for discussions of such matters. Prior to voting on the Plan, each holder of Claims should carefully consider the risk factors enumerated or referred to below as well as all of the information contained in this Disclosure Statement, including the exhibits hereto.

PROJECTIONS

         The fundamental premise of the Plan is the successful implementation of the Debtors' Business Plan, as reflected in the financial projections included in this Disclosure Statement. Such projections are inherently uncertain and are dependent upon the successful implementation of the Debtors' Business Plan and the reliability of the other assumptions contained therein. These projections reflect numerous assumptions, including Confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors, industry performance, general business and economic conditions and other matters, most of which are beyond the control of the Reorganized Debtors and some of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of the Reorganized Debtors. Therefore, the actual results achieved throughout the periods covered by the Projections will vary from the projected results. These variations may be material and adverse. See "Reorganized PMI -- Projected Financial Information."

COMPETITIVE INDUSTRY CONDITIONS

         The commercial feed industry is highly competitive, and there has been substantial excess capacity in the industry for over 10 years. The excess capacity in the industry has led to pressure on margins, particularly when the end-product prices of animal producers and processors decline. PMI regularly reevaluates its manufacturing facilities in light of changes in market conditions and may incur restructuring charges if it needs to rationalize and consolidate its manufacturing capacity further in light of changes in industry demand.

         Both the feed production and animal production industries are consolidating, and this trend is expected to continue. To date, PMI has been successful at generating business directly from several large producers of animals. However, as producers of animals increase in size, they historically have tended to integrate their business by acquiring or constructing their own feed production facilities to meet some or all of their requirements and, consequently, have relied less on outside suppliers of feed. As the consolidation of animal producers continues, the available market for commercial feeds may shrink if producers integrate their operations, which could lead to increased competition among feed producers.

         Most of PMI's competitors compete principally on the basis of price. Certain animal producers purchase feed on that basis without regard to the performance qualities of the products. Although many of PMI's products tend to be priced higher than alternative feed for the same animal species, PMI believes that its products are cost-effective to use. In addition, the competition in the industry may limit PMI's ability to pass ingredient price increases on to its customers; however, management believes that PMI's knowledge of the nutritional value of ingredients and its sophisticated least-cost formulation system enable PMI to provide products that meet its nutritional standards and maintain product quality while minimizing costs.

         The competition in the industry also has led PMI and some of its competitors to develop various market price risk arrangements to promote sales. In some areas of the United States, feed companies have increased the use of contracting for livestock production to generate and control feed volume. Although PMI does not enter into these arrangements as a primary strategy, it enters into limited scale joint ventures for animal production and marketing arrangements with animal producers, which do expose PMI to limited risks associated with the prices of those end products. In addition, historically PMI has offered various financing programs to its dealers and direct customers. As of August 31, 1999, PMI's promissory notes from and guaranties for the benefit of its customers totaled approximately $5.6 million. There can be no assurance that Reorganized PMI will not be required to increase its use of these or similar arrangements in response to competitive pressures or that losses from these arrangements will not be material.

FLUCTUATIONS IN COMMODITY PRICES

         Fluctuations in the prices of the various agricultural commodities used to produce the Debtors' products and in the prices received by the Debtors' customers in the livestock production business affect the demand for the Debtors' products. Historically, when the price of grains is relatively high, more of the Debtors' customers purchase complete feed products and the Debtors' feed sales are correspondingly higher. During periods when commodity prices are relatively low, animal producers purchase the Debtors' products as concentrated nutritional additives with which the customers mix their own commodity ingredients. This results in decreased feed sales. Because the cost of feed typically represents more than half of the cost of livestock production at the farm level, higher ingredient prices over time could result in a decline in livestock production and a decline in the demand for the Debtors' products. In addition, when market prices for livestock and livestock products are low, livestock producers cut back on production and search for lower-cost feed alternatives. Severe and sustained increases in the prices of ingredients for the Debtors' products or decreases in the market prices received by the Debtors' customers in the livestock production industry could have a material adverse effect on the Debtors' ability to execute its business strategy and implement the Business Plan.

INTEGRATION OF COMMODITY PURCHASING AND OTHER BUSINESS FUNCTIONS

         The Debtor's management expects to achieve cost savings, operating efficiencies, revenue enhancement and other synergies from integrating and transitioning the commodity purchasing function previously performed for PMI by Koch Agriculture's Nutrient Services Division into Reorganized PMI. Even if this transition and integration is accomplished in an efficient manner, the process will be costly and complex and will require substantial attention from the Debtors' management. The diversion of the Debtors' management's attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the revenues, levels of expenses and operating results of the Debtors.

         Since the 1998 Merger, PMI and its subsidiaries have contracted with Koch Industries or its affiliates for a variety of corporate support services, including the administration of employee benefits and payroll services, technology services and insurance services. Subsequent to the expiration of the Transition Services Agreement, the Debtors will provide these programs, benefits and services. There can be no assurance that the transition to the Debtors of responsibility for administering or providing these programs, benefits and services subsequent to the expiration of the Transition Services Agreement will be effected in a timely manner, or will be completed without disruption to the Debtors' business or will not result in added costs to the Debtors.

BUSINESS STRATEGY RISKS

         The Debtors' business strategy as embodied in the Business Plan includes adapting their business to the trends of consolidation of production and vertical integration that are reshaping the industries the Debtors serve. The Debtors intend to implement this strategy in part by developing joint ventures and strategic alliances. There can be no assurance that Reorganized PMI will be successful in identifying appropriate joint venture or strategic alliance partners or in consummating such transactions, or that any newly acquired partners will be successfully integrated into Reorganized PMI's business. There can also be no assurance that the Debtors' other business strategies, such as broadening Reorganized PMI's distribution network through the ACS initiative and building the Purina brand with lifestyle animal owners, will result in the expected benefits or any benefits at all. See "Reorganized PMI -- Business and Properties of Reorganized PMI -- Business Plan and Strategy for Reorganized PMI."

SUBSTANTIAL LEVERAGE

         After giving pro forma effect to the Confirmation of the Plan and an initial borrowing under the Exit Financing Facility on the Effective Date, the Debtors' long term debt is expected to be approximately $300 million. While the Debtors believe that future operating cash flow, together with financing arrangements, will be sufficient to finance operating requirements under its Business Plan, the Debtors' leverage and debt service requirements could make it more vulnerable to economic downturns in the agricultural markets the Debtors serve or in the economy generally. The Debtors' indebtedness could restrict their ability to obtain additional financing in the future and, because the Debtors may be more leveraged than certain of their competitors, could place the Debtors at a competitive disadvantage. In addition, the Exit Financing Facility, as well as the New Prepetition Credit Facility Notes, has covenants that impose operating and financial restrictions on the Debtors. These covenants could adversely affect the Debtors' ability to finance future operations, potential acquisitions or capital needs, or to engage in business activities that may be in their interest, including implementing the Business Plan.

FEDERAL INCOME TAX

         According to regulations issued by the Treasury Department, each subsidiary that was a member of a consolidated group during any part of a consolidated return year is severally liable for the consolidated federal income tax liability of the entire group for that year, even if the subsidiary in question had no taxable income on a stand-alone basis for that year. The presence of a tax sharing agreement between corporations filing a consolidated return does not affect any group member's liability to the Internal Revenue Service (the "IRS") for unpaid federal income taxes owed by the group. As a result, Reorganized PMI will in all likelihood remain severally liable for any deficiencies arising out of consolidated federal income tax returns filed by Koch Industries beginning in 1998 and ending the year that PMI leaves the Koch Industries consolidated group pursuant to the Plan.

TREATMENT OF CLAIMS

         Since the Disclosure Statement has been prepared prior to any applicable Bar Date for the Filing of Claims, the actual amount of Claims Filed may differ significantly from the Debtors' estimates. Further, the amount of any Disputed Claim that ultimately is allowed by the Bankruptcy Court may be significantly more or less than the estimated amount of such Claim. The actual ultimate aggregate amount of Allowed General Unsecured Claims in Class 5 may differ significantly from the estimates set forth in this Disclosure Statement. Accordingly, the amount of the Pro Rata distributions of New Common Stock that ultimately will be received by a particular holder of an Allowed Claim in Class 5 may be adversely or favorably affected by the aggregate amount of Claims ultimately allowed in such Class. Distributions of New Common Stock to holders of Allowed Claims in Class 5 will be made on an incremental basis until all Disputed Claims in such Class have been resolved. See "Distributions Under The Plan -- Timing and Calculation of Amounts to be Distributed -- Distributions of New Common Stock" and "-- Disputed Claims; Reserve and Estimations."

SEASONALITY

         PMI's results of operations are seasonal, with a higher percentage of its volume and earnings being generated during the fourth and first quarters of the year. This seasonality is driven largely by weather conditions affecting PMI's beef cattle products. If the weather is particularly warm during the winter, then sales of feed for beef cattle may decrease as compared with normal seasonal patterns because the cattle may be better able to graze under the warmer conditions. Other product lines are affected marginally by seasonal conditions, but these conditions do not materially affect PMI's overall quarter-by-quarter results of operations.

CONSUMER TRENDS

         The demand for PMI's primary products is influenced by the strength of the animal production and processing industries. Although consumer health concerns about meat, milk and eggs could adversely affect those industries, PMI believes that it is well positioned to capitalize on the opportunity to meet changing consumer demands. Through its research programs, PMI has successfully developed products and programs that assist in the production of leaner, healthier food products. There can be no assurance, however, that Reorganized PMI will not be adversely affected by increasing consumer health concerns or changes in consumer preferences.

YEAR 2000 COMPLIANCE

         Many computer systems and software applications, including most of those used by PMI, identify dates using only the last two digits of the year. Without corrective action, programs with time-sensitive software could potentially recognize a date ending in "00" as the year 1900 rather than the year 2000, causing many computer applications to fail or create erroneous results. Year 2000 problems could affect many of PMI's processes, including production, distribution, research and development, financial and administration operations.

         PMI has reviewed its computer systems and hardware to locate potential operational problems associated with the year 2000. PMI has implemented a process to either replace or modify all of PMI's current computer systems and software applications. New software has been configured and implemented at all of PMI's feed mills and at PMI's corporate headquarters. PMI is also working with its key suppliers, customers and financial institutions to obtain assurances that their systems are year 2000 compliant.

         PMI believes that all year 2000 problems in its computer systems have been or will be resolved in a timely manner and have not caused and will not cause disruption of its operations or have a material adverse impact on its financial condition or results of operations. However, failure to correct a material year 2000 problem could result in an interruption in, or failure of, certain normal business activities or operations. Such failures could materially and adversely impact PMI's results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the year 2000 problem resulting in part from the uncertainty of the year 2000 readiness of third-party suppliers, customers and financial institutions, PMI is unable to determine at this time whether the consequences of year 2000 failures will have a material impact on PMI's results of operations, liquidity, or financial condition.

REGULATORY COMPLIANCE

         PMI's operations are subject to regulation by federal and state agencies that administer laws governing health, safety and the protection of the environment, including the U.S. Food and Drug Administration and the United States Department of Agriculture. PMI believes the procedures currently in effect at its facilities are consistent with industry practice and are in general compliance with such laws and regulations; however, future violations of such laws, the enactment of stricter laws or regulations or the implementation of more aggressive enforcement policies could adversely affect Reorganized PMI's operations or financial condition.

         In particular, PMI is subject to federal, state and local environmental laws and regulations involving the management and disposal of solid animal waste material resulting from the production, processing and preparation of foods. PMI cannot guarantee that it will not incur liability for the investigation and remediation of spills and other releases of hazardous substances or that it will not in the future incur significant costs in connection with compliance with environmental laws and regulations at its facilities.

CERTAIN ANTI-TAKEOVER EFFECTS

         Certain provisions of the Amended Certificate and Amended Bylaws, as well as Delaware statutes, may have the effect of delaying, deferring or preventing a change in control of Reorganized PMI. Such provisions, including those providing for the possible issuance of preferred stock, the nomination and removal of directors, the 70% majority approval requirement for certain transactions and the division of Reorganized PMI's Board of Directors into three classes of directors, together with Reorganized PMI's adoption of the Rights Agreement, may make it more difficult for other persons, without the approval of Reorganized PMI's Board of Directors, to make a tender offer or acquisitions of substantial amounts of the New Common Stock or to launch other takeover attempts that a stockholder might consider to be in such stockholder's best interest. These provisions could limit the price that certain investors might be willing to pay in the future for shares of New Common Stock. See "Reorganized PMI -- Certain Corporate Governance Matters."

LACK OF ESTABLISHED MARKET FOR NEW COMMON STOCK; CERTAIN INVESTMENT LIMITATIONS; POSSIBLE VOLATILITY

         No established market exists for the New Common Stock. Although it is a condition to the Effective Date that the New Common Stock be authorized for listing on a National Securities Exchange (see "Securities To Be Issued Pursuant To The Plan -- New Common Stock" and "Overview Of The Plan -- Conditions To Confirmation And Effective Date Of The Plan -- Conditions To Effective Date"), there can be no assurance, even if such authorizations or acceptances are obtained, that an active market for such securities will develop, or, if any such market does develop, that it will continue to exist, or as to the degree of price volatility in any such market that does develop. Moreover, the New Common Stock will be issued pursuant to the Plan to holders of prepetition Class 5 Claims, some of whom may prefer to liquidate their investment rather than to hold it on a long-term basis. Accordingly, it is anticipated that the market for the New Common Stock will be volatile, at least for an initial period after the Effective Date. Moreover, while the Plan was developed based upon an assumed reorganization value of $12.50 per share of the New Common Stock, such valuation was not an estimate of the prices at which the New Common Stock may trade in the market, and the Debtors have not attempted to make any such estimate in connection with the development of the Plan. In addition, the market price of the New Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in Reorganized PMI's annual or quarterly financial results or those of its competitors, changes by financial analysts in their estimates of the future earnings of Reorganized PMI, conditions in the economy in general or in the animal nutrition industry in particular or unfavorable publicity. The stock market has also, from time-to-time, experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies whose securities are publicly traded. See "Securities To Be Issued Pursuant To The Plan -- Reorganization Value." No assurance can be given as to the market prices that will prevail following the Effective Date.

SECURITY INTERESTS

         Substantially all cash, receivables, inventory and other assets of Reorganized PMI and its subsidiaries will be subject to various liens and security interests. See "Securities To Be Issued Pursuant To The Plan -- New Prepetition Credit Facility Notes" and "Overview of the Plan -- Exit Financing Facility." If a holder of a security interest becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell or otherwise transfer the collateral subject to its security interest, and the collateral would be correspondingly



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


unavailable to Reorganized PMI or the subsidiary owning the collateral and to other creditors of Reorganized PMI or such subsidiary, except to the extent, if any, that such other creditors have a superior or equal security interest in the affected collateral or the value of the affected collateral exceeds the amount of indebtedness in respect of which such foreclosure rights are exercised.

DIVIDEND POLICIES; RESTRICTIONS ON PAYMENT OF DIVIDENDS

         Reorganized PMI does not anticipate paying any dividends on the New Common Stock in the foreseeable future. In addition, covenants in certain debt instruments to which Reorganized PMI will be a party will restrict the ability of Reorganized PMI to pay dividends and may prohibit the payment of dividends and certain other payments. In particular, it is anticipated that the agreement for the Exit Financing Facility will include a customary covenant prohibiting Reorganized PMI from paying any dividends or making any other distributions to shareholders. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in the New Common Stock.

NONCOMPARABILITY OF HISTORICAL FINANCIAL INFORMATION

         As a result of the consummation of the Plan and the transactions contemplated thereby, Reorganized PMI will operate the existing business of PMI under a new capital structure. In addition, Reorganized PMI will be subject to the fresh start accounting rules. See "Reorganized PMI -- Restructuring Transactions," "-- Business and Properties of Reorganized PMI" and "-- Projected Financial Information." Accordingly, the financial condition and results of operations of Reorganized PMI from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in the historical financial statements of PMI contained in this Disclosure Statement.

DILUTION

         A number of Disputed Claims are expected to be material and the total amount of all Claims, including Disputed Claims, may be materially in excess of the total amount of Allowed Claims assumed in the development of the Plan. The actual ultimate aggregate amount of Allowed Claims in any Class may differ significantly from the estimates set forth in the table under the caption "Overview Of The Plan -- Summary of Classes and Treatment of Claims and Interests." Accordingly, the amount of distribution of New Common Stock that will ultimately be received by any particular holder of a General Unsecured Claim in Class 5 may be adversely affected by the aggregate amount of Claims ultimately allowed in that Class. Consequently, distributions to holders of General Unsecured Claims in Class 5 will be made on an incremental basis until all Disputed Claims in such Classes have been resolved. See "Distributions Under The Plan -- Timing and Calculation of Amounts to be Distributed." In addition, the amount of any Disputed Claim that ultimately is allowed by the Bankruptcy Court may be significantly less than the amount of the Disputed Claim asserted by the holder thereof.


                     GENERAL INFORMATION CONCERNING THE PLAN

LEGAL EFFECTS OF THE PLAN

         Confirmation of the Plan and the occurrence of the Effective Date will result in the discharge of certain Claims and Interests and the creation of related injunctions with respect thereto. Moreover, upon Confirmation and the occurrence of the Effective Date, the Debtors will retain and may enforce certain claims and causes of actions against other entities, including, but not limited to, the Recovery Actions. These legal effects of the Plan are set forth in Article XI of the Plan and described below.

         DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS; RELATED INJUNCTION

         Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Interests arising on or before the Effective Date, including any interest accrued on Claims from the Petition Date. Except as provided in the Plan or in the Confirmation Order, Confirmation will, as of the Effective Date: (a) discharge the Debtors from all Claims or other debts that arose on or before the Effective Date and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy

Code, whether or not (i) a proof of Claim based on such debt is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of equity security holders in the Debtors.

         Except as provided in the Plan or Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of a discharge of all Claims and other debts and liabilities against the Debtors and termination of all Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against a Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

         Except as provided in the Plan or Confirmation Order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan shall be permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtors, the Reorganized Debtors or their respective property, other than to enforce any right pursuant to the Plan to a distribution; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Reorganized Debtors or their respective property, other than as permitted pursuant to (a) above; (c) creating, perfecting or enforcing any lien or encumbrance against the Debtors, the Reorganized Debtors or their respective property; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the released entity; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

         By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in the Plan.

         The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, section 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Interest may have against other Claim or Interest holders with respect to any distribution made pursuant to the Plan. All subordination rights that a holder of a Claim may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights. Notwithstanding the foregoing, nothing in the Plan or Confirmation Order shall affect any subordination right or claim that any Debtor or Reorganized Debtor or any holder of a Claim or Interest may have against any Koch Entity or any other entity potentially liable in respect to the Recovery Actions, including any subordination right or claim arising out of, relating to or in connection with the Koch Purchase Transaction or any Recovery Action.

         Except as provided above, pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a holder of a Claim may have with respect to any Allowed Claim, or any distribution to be made pursuant to the Plan on account of any Allowed Claim. The entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors and their respective property and Claim and Interest holders, and is fair, equitable and reasonable.

         PRESERVATION OF RIGHTS OF ACTION HELD BY THE DEBTORS OR REORGANIZED DEBTORS

         Except as provided in the Plan or in any contract, instrument, release or other agreement entered into in connection with the Plan in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may enforce any claims, demands, rights and causes of action that any Debtor or Estate may hold against any entity including the Recovery Actions. The Reorganized Debtors or their successors may pursue such retained claims, demands, rights or causes of action as appropriate, in accordance with the best interests of the Reorganized Debtors or the successors holding such claims, demands, rights or causes of action. Further, the Reorganized




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Debtors retain their rights to File and pursue any adversary proceedings against any trade creditor, vendor or factor related to debit balances or deposits owed to any Debtor.

         RELEASES AND RELATED INJUNCTION

         As of the Effective Date, to the fullest extent permissible under applicable law, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the cash, New Common Stock, New Prepetition Credit Facility Notes and other contracts, instruments, releases or agreements or documents to be delivered in connection with the Plan, each entity (other than a Debtor) that has held, holds or may hold (directly, derivatively or otherwise) a Claim or Interest will be deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan and the contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, that are based in whole or in part on any act, omission or other occurrence taking place on or prior to the Effective Date in any way relating to a Debtor, the Reorganization Cases or the Plan that such entity has, had or may have against any Debtor (which release will be in addition to the discharge of Claims and termination of Interests provided herein and under the Confirmation Order and the Bankruptcy
Code) and its respective present and former directors, officers, employees, agents, attorneys, accountants, investment bankers and other representatives of any of the foregoing, acting in such capacity. The foregoing, however, shall not constitute a release by any Debtor of any claims, demands, debts, rights, causes of action or liabilities, whether held directly, derivatively or otherwise, in respect to the Recovery Actions all of which shall be preserved as described above.

         As provided in Section XI.B of the Plan, the Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claim, demand, debt, right, cause of action or liability released pursuant to the Plan.

         CONTINUATION OF CERTAIN EMPLOYEE, RETIREE AND WORKERS' COMPENSATION BENEFITS

         Except as modified or replaced by the agreements, plans and programs described in "Reorganized PMI -- Employee Benefit Matters -- New Benefit Programs and Agreements; Continuation or Termination of Existing Plans and Agreements," from and after the Effective Date the Reorganized Debtors will continue (or continue as modified or replaced) their existing employee benefit policies, plans and agreements, as described in "Reorganized PMI -- Employee Benefit Matters -- Existing Benefit Plans and Agreements."

         From and after the Effective Date, the Reorganized Debtors will be obligated to pay retiree benefits and any similar health and medical benefits in accordance with the terms of the retiree benefit plans or other agreements governing the payment of such benefits, subject to any rights to amend, modify or terminate such benefits under the terms of the applicable retiree benefits plan, other agreement or applicable nonbankruptcy law.

         EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the Debtors will assume, or assume and assign, as indicated, each of the Executory Contracts and Unexpired Leases listed on Exhibit V.A.1 to the Plan; provided, however, that the Debtors and Reorganized Debtors reserve the right, at any time prior to the Effective Date, to amend Exhibit V.A.1 to the Plan to:
(a) delete any Executory Contract or Unexpired Lease listed therein, thus providing for its rejection pursuant to Section V.C of the Plan or (b) add any Executory Contract or Unexpired Lease thereto, thus providing for its assumption or assumption and assignment pursuant to Section V.A.1 of the Plan. The Debtors or Reorganized Debtors will provide notice of any amendments to Exhibit V.A.1 to the Plan to the parties to the Executory Contracts or Unexpired Leases affected thereby and to the parties on the then applicable service list in the Reorganization Cases (including the Creditors' Committee). Each contract and lease listed on Exhibit V.A.1 to the Plan will be assumed only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit V.A.1 to the Plan will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including any related assumed agreements) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder.

         Each Real Property Executory Contract and Unexpired Lease listed on
Exhibit V.A.1 to the Plan will include any modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such contract or lease, irrespective of whether such agreement, instrument or other document is listed on Exhibit V.A.1 to the Plan, unless any such modification, amendment, supplement, restatement or other agreement is rejected pursuant to Section V.C of the Plan and is listed on Exhibit V.C to the Plan.

         In addition, the obligations of each Debtor or Reorganized Debtor under any Assumed Customer Guarantee listed on Exhibit I.A.5 of the Plan will be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such obligations will survive and be unaffected by entry of the Confirmation Order.

         The Confirmation Order will constitute an order of the Bankruptcy Court approving the assumptions and assignments described in Section V.A and V.E of the Plan, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The order of the Bankruptcy Court approving the Disclosure Statement or another order of the Bankruptcy Court entered on or prior to the Confirmation Date, will specify the procedures for providing notice to each party whose Executory Contract or Unexpired Lease is being assumed or assumed and assigned pursuant to the Plan of: (a) the contract or lease being assumed or assumed and assigned; (b) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; and (c) the procedures for such party to object to the assumption, assignment or amount of the proposed Cure Amount Claim.

         To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor assuming such contract or lease or the assignee of such Debtor, if any: (a) by payment of the Cure Amount Claim in cash on the Effective Date or (b) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. If there is a dispute regarding: (i) the amount of any Cure Amount Claim, (ii) the ability of the applicable Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption of such contract or lease, the cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption. For assumptions of Executory Contracts or Unexpired Leases between Debtors, the Reorganized Debtor assuming such contract may cure any monetary default by treating such amount as either a direct or indirect contribution to capital or distribution (as appropriate) or through an intercompany account balance in lieu of payment in cash.

         On the Effective Date, except for an Executory Contract or Unexpired Lease that was previously assumed, assumed and assigned or rejected by an order of the Bankruptcy Court or that is assumed pursuant to Section V.A of the Plan (including any related assumed agreements), each Executory Contract and Unexpired Lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms will be rejected pursuant to section 365 of the Bankruptcy Code. The Executory Contracts and Unexpired Leases to be rejected will include the Executory Contracts and Unexpired Leases listed on Exhibit V.C to the Plan. Each contract and lease listed on Exhibit V.C to the Plan will be rejected only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit V.C to the Plan will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including related agreements) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder. Any Executory Contract and Unexpired Lease not listed on Exhibit V.A.1 to the Plan will be rejected irrespective of whether such contract is listed on Exhibit V.C to the Plan. The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.

         Notwithstanding anything in the Bar Date Order to the contrary, if the rejection of an Executory Contract or Unexpired Lease pursuant to Section V.C of the Plan gives rise to a Claim (including any Claims arising from those indemnification obligations described in Section V.E.1 of the Plan) by the other party or parties to such contract or lease, such Claim will be forever barred and will not be enforceable against the Debtors, the Reorganized Debtors, their respective successors or their respective properties unless a proof of Claim is Filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of the entry of the Confirmation Order or another order of the Bankruptcy Court, no later than 30 days after the Effective Date.

         Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

SUBSTANTIVE CONSOLIDATION

         The Confirmation of the Plan is conditioned on the approval by the Bankruptcy Court, pursuant to the Confirmation Order, of a substantive consolidation of the Debtors for all purposes related to the Plan, including for purposes of voting, Confirmation and distributions to be made under the Plan. Pursuant to such Order, (a) all assets and liabilities of the PMI Subsidiary Debtors will be deemed merged or treated as though they were merged into and with the assets and liabilities of PMI, (b) all guarantees by one Debtor of the obligations of any other Debtor shall be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by another Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of the consolidated Debtors and (c) each and every Claim Filed or to be Filed in the Reorganization Case of any of the Debtors shall be deemed Filed against the consolidated Debtors and shall be deemed to be one Claim against and a single obligation of the consolidated Debtors. Such substantive consolidation (other than for purposes related to the Plan) shall not affect (i) the legal or corporate structures of the Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to affect restructurings as provided under the Plan, (ii) Old Common Stock of the PMI Subsidiary Debtors and (iii) pre- and post-Effective Date guaranties that are required to be maintained (A) in connection with contracts or leases that were entered into during the Reorganization Cases or Executory Contracts and Unexpired Leases that have been or will be assumed or (B) pursuant to the Plan.

         Substantive consolidation is an equitable remedy in bankruptcy which results in the pooling of the assets and liabilities of a debtor and one or more other debtors solely for purposes of the bankruptcy case, including for purposes of distributions to creditors and voting on and treatment under a plan of reorganization. There are no definitive rules as to when substantive consolidation will be ordered. Factors employed by Bankruptcy Courts in approving a substantive consolidation have included (a) whether the debtors are interrelated entities operating under a common parent for tax and business purposes; (b) whether creditors have dealt with the debtors as a single economic unit; (c) the absence of substantial prejudice to particular creditors arising from a substantive consolidation; (d) whether corporate formalities have been followed; (e) whether assets and records have not been kept separate; (f) whether there are intercompany guarantees of loans and other matters; and (g) whether a consolidation will benefit all creditors. No single factor is determinative. The Debtors believe that these factors are present in the current circumstances and that a substantive consolidation of the Debtors is warranted. No assurance can be given however that the Bankruptcy Court will approve the proposed substantive consolidation of the Debtors.


                          DISTRIBUTIONS UNDER THE PLAN

GENERAL

         Except as otherwise provided in Article VI of the Plan, distributions of cash, New Common Stock and New Prepetition Credit Facility Notes to be made on the Effective Date to holders of Claims that are allowed as of the Effective Date will be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (a) 60 days after the Effective Date or (b) such later date when the applicable conditions of Section V.B of the Plan (regarding cure payments for Executory Contracts and Unexpired Leases being assumed), Section VI.E.2 of the Plan (regarding undeliverable distributions) or Section VI.J of the Plan (regarding surrender of canceled instruments and securities) are satisfied. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Sections VI.H and VII.C of the Plan.

METHODS OF DISTRIBUTIONS

         The method of distributing the consideration provided for in the Plan is set forth in Section VI of the Plan and summarized below.




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



         DISTRIBUTIONS TO HOLDERS OF ALLOWED CLAIMS AND INTERESTS

         Reorganized PMI, or any Third Party Disbursing Agents as Reorganized PMI may employ in its sole discretion, will make all distributions of cash, New Common Stock, New Prepetition Credit Facility Notes and other instruments or documents required under the Plan. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan.

         COMPENSATION AND REIMBURSEMENT FOR SERVICES RELATED TO BALLOTING AND DISTRIBUTIONS

         Each Third Party Disbursing Agent providing services related to distributions pursuant to the Plan will receive from Reorganized PMI, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with Reorganized PMI, and will not be deducted from distributions to be made pursuant to the Plan to holders of Allowed Claims (including any distributions of Cash Investment Yield) receiving distributions from a Third Party Disbursing Agent.

         DELIVERY OF DISTRIBUTIONS IN GENERAL

         Distributions to holders of Allowed Claims will be made by a Disbursing Agent at the addresses: (a) set forth on the respective proofs of Claim Filed by holders of such Claims; (b) set forth in any written certification of address change delivered to the Disbursing Agents after the date of Filing of any related proof of Claim; or (c) reflected in the applicable Debtor's Schedules if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address.

UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

         If any Allowed Claim holder's distribution is returned to a Disbursing Agent as undeliverable, no further distributions will be made to such holder unless and until the applicable Disbursing Agent is notified by written certification of such holder's then-current address. Undeliverable distributions will remain in the possession of the applicable Disbursing Agent pursuant to
Section VI.E.2.a.i of the Plan until such time as a distribution becomes deliverable. Undeliverable cash (including dividends or other distributions on undeliverable New Common Stock) will be held in segregated bank accounts in the name of the applicable Disbursing Agent for the benefit of the potential claimants of such funds. Any Disbursing Agent holding undeliverable cash will invest such cash in a manner consistent with the investment and deposit guidelines of Reorganized PMI. Undeliverable New Common Stock will be held by the applicable Disbursing Agent for the benefit of the potential claimants of such securities.

         Pending the distribution of any New Common Stock, the Disbursing Agent will cause all of the New Common Stock held by it in its capacity as Disbursing Agent to be: (a) represented in person or by proxy at each meeting of the stockholders of Reorganized PMI; (b) voted in any election of directors of Reorganized PMI for the nominees recommended by the Board of Directors of Reorganized PMI; and (c) voted with respect to any other matter as recommended by the Board of Directors of Reorganized PMI.

         On each Quarterly Distribution Date, the applicable Disbursing Agents will make all distributions that become deliverable to holders of Allowed Claims during the preceding calendar quarter. In the case of Class 5 Claims each such distribution will include, to the extent applicable: (a) a Pro Rata share of dividends or other distributions, if any, that were previously paid to the Disbursing Agent in respect of any New Common Stock included in such distribution and (b) a Pro Rata share of the Cash Investment Yield from the investment of any undeliverable cash (including dividends or other distributions on undeliverable New Common Stock) from the date that such distribution would have first been due had it then been deliverable to the date that such distribution becomes deliverable.

         Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable distribution to be made by a Disbursing Agent within two years after the later of (a) the Effective Date and (b) the last date on which a distribution was deliverable, will have its claim for such undeliverable distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their respective property. In such cases with respect to Allowed Claims in Class 5, cash and New Common Stock will be retained in the Unsecured Claims Reserve for redistribution Pro Rata to holders of Allowed Claims in Class 5, pursuant to

Section VI.H.2.b of the Plan. For purposes of this redistribution, each Allowed Claim in such Class for which such distributions are undeliverable will be deemed disallowed in its entirety. In such cases with respect to Allowed Claims in a Class other than Class 5, unclaimed cash will become property of Reorganized PMI, free of any restrictions thereon, and any such cash held by a Third Party Disbursing Agent will be returned to Reorganized PMI. Nothing contained in the Plan will require any Debtor, Reorganized Debtor or Disbursing Agent to attempt to locate any holder of an Allowed Claim.

DISTRIBUTION RECORD DATE

         A Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Bank Loan Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those holders of Allowed Bank Loan Claims who are holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. In addition, as of the close of business on the Distribution Record Date, the respective transfer registers for the Old Senior Subordinated Notes as maintained by the Debtors or the Indenture Trustee will be closed. The applicable Disbursing Agent will have no obligation to recognize the transfer or sale of any Old Senior Subordinated Note Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those holders of Note Claims who are holders of such Claims as of the close of business on the Distribution Record Date. Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims in Class 5 that are transferred pursuant to Bankruptcy Rule 3001, on or prior to the Distribution Record Date, will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

MEANS OF CASH PAYMENTS

         Except as otherwise specified in the Plan, cash payments made pursuant to the Plan will be in U.S. dollars by checks drawn on a domestic bank selected by the applicable Debtor or Reorganized Debtor, or by wire transfer from a domestic bank, at the option of the applicable Debtor or Reorganized Debtor; provided, however, that cash payments to foreign holders of Allowed Claims may be made, at the option of the applicable Debtor or Reorganized Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED

         Subject to Section VI.A of the Plan, on the Effective Date, each holder of an Allowed Claim other than a Class 5 Claim will receive the full amount of the distributions that the Plan provides. On each Quarterly Distribution Date, distributions also will be made, pursuant to Section VII.C of the Plan, to holders of Disputed Claims in any such Class that were allowed during the preceding calendar quarter. Such quarterly distributions also will be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

         The amount of distributions to be made on the Effective Date (subject to Section VI.A of the Plan) to holders of Allowed General Unsecured Claims in Class 5 on account of such Claims will be calculated as if each Disputed Claim in such Class 5 were an Allowed Claim in its Face Amount. On each Quarterly Distribution Date, distributions also will be made, pursuant to Section VII.C of the Plan, to holders of Disputed Claims in Class 5 that were allowed during the preceding calendar quarter. Such quarterly distributions will also be calculated pursuant to the provisions set forth in Section VI.H.2.a of the Plan.

         On each Quarterly Distribution Date, each holder of a previously Allowed Claim in Class 5 will receive an additional distribution from the applicable Unsecured Claims Reserve on account of such Claim in an amount equal to: (a) the amount of New Common Stock that such holder would have been entitled to receive pursuant to Section VI.H.2.a of the Plan as if such Claim had become an Allowed Claim on the applicable Quarterly Distribution Date, minus (b) the aggregate amount of New Common Stock previously distributed on account of such Claim. Each such quarterly additional distribution also will include, on the basis of the amount then being distributed: (i) a Pro Rata share of any dividends or other distributions made on account of the New Common Stock held in the Unsecured Claims Reserve and (ii) a Pro Rata share of the Cash Investment Yield from the investment of any cash dividends or other distributions in the Unsecured Claims Reserve, from the date such cash was deposited into the Unsecured Claim Reserve to the date that such distribution is made.




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         DISTRIBUTIONS OF NEW COMMON STOCK

         Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock will be issued. When any distribution on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution will be rounded to the next higher or lower whole number as follows: (a) fractions equal to or greater than 1/2 will be rounded to the next higher whole number and (b) fractions less than 1/2 will be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed on account of Allowed General Unsecured Claims in Class 5 will be adjusted as necessary to account for the rounding provided for in Section VI.H.3 of the Plan. No consideration will be provided in lieu of fractional shares or interests that are rounded down.

         Subject to the provisions of the New Rights Agreement, each share of New Common Stock distributed pursuant to the Plan will be accompanied by one New Share Purchase Right.

         DE MINIMIS DISTRIBUTIONS

         No Disbursing Agent will be required to distribute cash to the holder of an Allowed Claim in an impaired Class if the amount of cash to be distributed on account of such Claim is less than $25. Any holder of such an Allowed Claim on account of which the amount of cash to be distributed is less than $25 will have its claim for such distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their respective property. Any cash not distributed pursuant to Section VI.H.4 of the Plan with respect to such Claims other than Claims in Class 5 will be the property of Reorganized PMI, free of any restrictions thereon, and any such cash held by a Third Party Disbursing Agent will be returned to Reorganized PMI. Any cash not distributed pursuant to Section VI.H.4 of the Plan with respect to Allowed General Unsecured Claims in Class 5, including dividends or other distributions made on account of New Common Stock held in the Unsecured Claims Reserve, will be retained in the Unsecured Claims Reserve for redistribution Pro Rata to holders of Allowed Claims in that Class, pursuant to Section VI.H.2.b of the Plan. For purposes of this redistribution, each Allowed Claim in Class 5 for which distributions are less than $25 will have its claim for a distribution discharged and will be forever barred from asserting such claim against the Unsecured Claims reserve or otherwise.

         COMPLIANCE WITH TAX REQUIREMENTS

         In connection with the Plan, to the extent applicable, each Disbursing Agent will comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. Each Disbursing Agent will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, each entity receiving a distribution of cash or New Common Stock pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on it by any governmental unit on account of such distribution, including income, withholding and other tax obligations.

SURRENDER OF CANCELED SECURITIES OR OTHER INSTRUMENTS

         As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the notes, instruments, securities or other documentation canceled pursuant to Section IV.H of the Plan, the holder of such Claim will tender, as specified in Section VI.J of the Plan, the applicable notes, instruments, securities or other documentation evidencing such Claim to the applicable Disbursing Agent together with any letter of transmittal required by such Disbursing Agent. Any distributions pursuant to the Plan on account of any such Claim will, pending such surrender, be treated as an undeliverable distribution pursuant to Section VI.E.2 of the Plan.

         Except as provided in Section VI.J.2 of the Plan for lost, stolen, mutilated or destroyed Old Senior Subordinated Notes, each holder of an Allowed Claim evidenced by Old Senior Subordinated Notes will tender such Notes to the applicable Disbursing Agent in accordance with a letter of transmittal to be provided to such holders by the Disbursing Agent as promptly as practicable following the Effective Date. The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the holder of such Note to act and the authenticity of any signatures required thereon. All surrendered Old Senior Subordinated Notes will be marked as canceled and delivered to the appropriate Reorganized Debtor.



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


         Any holder of a Claim evidenced by an Old Senior Subordinated Note that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Old Senior Subordinated Note, deliver to the applicable Disbursing Agent: (a) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent and the Reorganized Debtors, as applicable, harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an Old Senior Subordinated Note. Upon compliance with Section VI.J.2 of the Plan by a holder of a Claim evidenced by an Old Senior Subordinated Note, such holder will, for all purposes under the Plan, be deemed to have surrendered such Note.

         Any holder of an Old Senior Subordinated Note that fails to surrender or be deemed to have surrendered such Note within two years after the Effective Date will have its claim for a distribution pursuant to the Plan on account of such Note discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their respective property. In such cases, any cash or New Common Stock held for distribution on account of such claim will be disposed of pursuant to the provisions set forth in Section VI.E.2.c of the Plan.

         Holders of Allowed Bank Loan Claims will be required to surrender any Old Prepetition Credit Facility Notes, or if not evidenced by a note, any other instrument evidencing their respective Allowed Claims as and when such entities receive New Prepetition Credit Facility Notes. If any such entity's notes or their instruments evidencing its Allowed Claims are lost, stolen, mutilated or destroyed, such entity will be required, in lieu of surrendering each note or other instrument, to deliver to the applicable Disbursing Agent evidence satisfactory to the Disbursing Agent of the loss, mutilation or destruction.

SETOFFS

         Except with respect to claims of a Debtor or Reorganized Debtor released pursuant to the Plan or any contract, instrument, release or other agreement or document created in connection with the Plan, the Reorganized Debtors or, with instructions from the applicable Reorganized Debtor, a Third Party Disbursing Agent may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, setoff against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim or Interest (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the applicable Debtor or Reorganized Debtor may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor or Reorganized Debtor of any such claims, rights and causes of action that the Debtor or Reorganized Debtor may possess against such holder.

DISPUTED CLAIMS; RESERVE AND ESTIMATIONS

         Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim. In lieu of distributions under the Plan to holders of Disputed Claims that would be General Unsecured Claims in Class 5, if allowed, the Unsecured Claims Reserve will be established on the Effective Date to hold property for the benefit of these Claim holders, as well as holders of Allowed Claims in Class 5. Reorganized PMI will fund the Unsecured Claims Reserve with New Common Stock as described in Section VI.D.1 of the Plan.

         FUNDING OF DISPUTED CLAIMS RESERVES

         On the Effective Date, 10,000,000 shares of New Common Stock will be placed in the Unsecured Claims Reserve for the benefit of holders of Allowed Claims in Class 5.

         Each holder of an Allowed Claim (or a Disputed Claim that ultimately becomes an Allowed Claim) in Class 5 will have recourse only to the undistributed cash and New Common Stock held in the Unsecured Claims Reserve for satisfaction of the distributions to which such holders of Allowed Claims are entitled under the Plan, and not to any Reorganized Debtor, its property or any assets previously distributed on account of any Allowed Claim. Cash held in the Unsecured Claims Reserve (including dividends and other distributions on New Common Stock held in the Unsecured Claims Reserve) will be deposited in a segregated bank account in the name of the applicable Disbursing Agent, held in trust for the benefit of the potential claimants of such funds and accounted for separately, and will not constitute property of the Reorganized Debtors. The Disbursing Agent will invest the cash held in the Unsecured Claims Reserve in a manner consistent with Reorganized PMI's investment and deposit guidelines.

The Disbursing Agent also will place in the Unsecured Claims Reserve the Cash Investment Yield from such investment of cash. Additionally, New Common Stock held in the Unsecured Claims Reserve will be held in trust for the benefit of the potential claimants of such securities by the applicable Disbursing Agent and accounted for separately, and will not constitute property of the Reorganized Debtors.

         DISTRIBUTIONS ON ACCOUNT OF DISPUTED CLAIMS ONCE THEY ARE ALLOWED

         On each Quarterly Distribution Date, the applicable Disbursing Agent will make all distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class, including the incremental distribution provisions set forth in Section VI.H.2 of the Plan. Holders of Disputed Claims in Class 5 that ultimately are allowed also will be entitled to receive, on the basis of the amount ultimately allowed, the net amount of: (a) the Pro Rata share of any dividends or other distributions received on account of the shares of New Common Stock to be distributed and (b) a Pro Rata share of the Cash Investment Yield from the investment of any cash in the Unsecured Claims Reserve from the date that such cash was invested after the Effective Date, to the date that such distributions are made from the Unsecured Claims Reserve.

PAYMENT OF POSTEFFECTIVE DATE INTEREST FROM CASH INVESTMENT YIELD

         In the event that any cash or dividends on New Common Stock are held in the Unsecured Claims Reserve, holders of Allowed General Unsecured Claims in Class 5 may receive post-Effective Date interest at a rate determined by the Cash Investment Yield. For the federal income tax consequences to the holders of receipt of Cash Investment Yield, see "Federal Income Tax Consequences Of Consummation Of The Plan -- Certain Other Tax Considerations for Holders of Claims -- Receipt of Post-Effective Date Interest."

OBJECTIONS TO CLAIMS OR INTERESTS AND AUTHORITY TO PROSECUTE OBJECTIONS

         All objections to Claims must be Filed and served on the holders of such Claims by the Claims Objection Bar Date, and (a) if Filed prior to the Effective Date, such objections shall be served on the parties on the then applicable service list in the Reorganization Cases and (b) if Filed after the Effective Date, such objections shall be served on the Claims Resolution Committee. If an objection has not been Filed to a proof of Claim or a scheduled Claim by the Claims Objection Bar Date, the Claim to which the proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier. An objection is deemed to have been timely Filed as to all Tort Claims, thus making each such Claim a Disputed Claim as of the Claims Objection Bar Date. Each such Claim will remain a Disputed Claim until it becomes an Allowed Claim in accordance with Section I.A.3 of the Plan.

         After the Confirmation Date, only the Debtors or Reorganized Debtors will have the authority to File objections, settle, compromise, withdraw or litigate to judgment objections to Claims. After the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court; provided, however, that (a) the Reorganized Debtors shall promptly serve on the Claims Resolution Committee and File with the Bankruptcy Court a written notice of any settlement or compromise of a Claim with a Face Amount in excess of $500,000 and (b) the Claims Resolution Committee shall be authorized to contest the proposed settlement or compromise by Filing a written objection with the Bankruptcy Court and serving such objection on the Reorganized Debtors within ten days of the service of the settlement notice. If no such objection is Filed, the applicable settlement or compromise shall be final without further action of the Bankruptcy Court.

DISSOLUTION OF THE CREDITORS' COMMITTEES AND CREATION OF THE CLAIMS RESOLUTION COMMITTEE

         On the Effective Date, (a) the Creditors' Committee will dissolve and the members of the Creditors' Committee will be released and discharged from all duties and obligations arising from or related to the Reorganization Cases and
(b) the Claims Resolution Committee will be established.

         FUNCTION AND COMPOSITION OF THE CLAIMS RESOLUTION COMMITTEE

         The sole functions of the Claims Resolution Committee will be to monitor the Reorganized Debtors' progress in (a) reconciling and resolving Disputed Claims in Class 5 and (b) making distributions on account of such



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Claims once resolved. The Claims Resolution Committee will consist of up to three holders of Claims in Class 5 who will be designated by the Creditors' Committee in writing prior to the Effective Date.

         CLAIMS RESOLUTION COMMITTEE PROCEDURES

         The Claims Resolution Committee will adopt by-laws that will control its functions. These by-laws, unless modified by the Claims Resolution Committee, will provide the following: (a) a majority of the Claims Resolution Committee will constitute a quorum; (b) one member of the Claims Resolution Committee will be designated by the majority of its members as its chairperson;
(c) meetings of the Claims Resolution Committee will be called by its chairperson on such notice and in such manner as its chairperson may deem advisable; and (d) the Claims Resolution Committee will function by decisions made by a majority of its members in attendance at any meeting.

         EMPLOYMENT OF PROFESSIONALS BY THE CLAIMS RESOLUTION COMMITTEE AND REIMBURSEMENT OF COMMITTEE MEMBERS

         The Claims Resolution Committee will be authorized to retain and employ one law firm as counsel. The Claims Resolution Committee also will be authorized to retain and employ one accounting firm; provided, however, that the Claims Resolution Committee must deliver a written notice to the Reorganized Debtors before each request for substantial services from its accountants, which notice will describe the services to be requested, an estimate of the cost for such services and the reason why such services are necessary and reasonable. The role of the Claims Resolution Committee's professionals will be strictly limited to assisting the committee in its functions as set forth in the Plan. The Claims Resolution Committee will use its best faith efforts to limit the amount of its professionals' fees and expenses. The Reorganized Debtors will pay the actual, necessary, reasonable and documented fees and expenses of the professionals retained by the Claims Resolution Committee, as well as the actual, necessary, reasonable and documented expenses incurred by each committee member in the performance of its duties, in accordance with Reorganized PMI's normal business practices for compensating and reimbursing professionals. Other than as specified in the preceding sentence, the members of the Claims Resolution Committee will serve without compensation. If there is any unresolved dispute between the Reorganized Debtors and the Claims Resolution Committee, its professionals or a member thereof as to any fees or expenses, such dispute will be submitted to the Bankruptcy Court for resolution.

         DISSOLUTION OF THE CLAIMS RESOLUTION COMMITTEE

         Subject to further order of the Bankruptcy Court, the Claims Resolution Committee will dissolve on the earlier of (a) the 18-month anniversary of the Effective Date or (b) the final distribution of all New Common Stock in the Unsecured Claims Reserve. The members of and the professionals retained by the Claims Resolution Committee will not be entitled to compensation or reimbursement of expenses for any services rendered after the date of dissolution of the committee.


                       VOTING AND CONFIRMATION OF THE PLAN

GENERAL

         To confirm the Plan, the Bankruptcy Code requires that the Bankruptcy Court make a series of findings concerning the Plan and the Debtors, including that (a) the Plan has classified Claims and Interests in a permissible manner;
(b) the Plan complies with the applicable provisions of the Bankruptcy Code; (c) the Debtors comply with the applicable provisions of the Bankruptcy Code; (d) the proponents have proposed the Plan in good faith and not by any means forbidden by law; (e) the disclosure as required by section 1125 of the Bankruptcy Code has been made; (f) the Plan has been accepted by the requisite votes of creditors and equity interest holders (except to the extent that cramdown is available under section 1129(b) of the Bankruptcy Code (see "Voting And Confirmation Of The Plan -- Confirmation" and "-- Acceptance or Cramdown");
(g) the Plan is feasible and Confirmation will likely not be followed by the liquidation or the need for further financial reorganization of the Debtors; (h) the Plan is in the "best interests" of all holders of Claims or Interests in an impaired Class by providing to creditors or interest holders on account of such Claims or Interests property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain in a chapter 7 liquidation, unless each holder of a Claim or Interest in such Class has accepted the Plan; (i) all fees and expenses payable under 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at the hearing on Confirmation, have been paid or the Plan provides for the payment of such fees on the Effective Date; (j) the Plan provides for the continuation after the Effective Date of all retiree benefits, as defined in section 1114 of the Bankruptcy Code, at the level established at any time prior to Confirmation pursuant to sections 1114(e) (1) (B) or 1114(g) of the Bankruptcy Code, for the duration of the period that the applicable Debtor has obligated itself to provide such benefits; and (k) the disclosures required under section 1129(a)(5) concerning the identity and affiliations of persons who will serve as officers, directors and voting trustees of the reorganized debtor.

VOTING PROCEDURES AND REQUIREMENTS

         Pursuant to the Bankruptcy Code, only classes of claims against or equity interests in a debtor that are "impaired" under the terms of a plan of reorganization are entitled to vote to accept or reject a plan. A class is "impaired" if the legal, equitable or contractual rights attaching to the claims or interests of that class are modified, other than by curing defaults and reinstating maturity. Classes of Claims and Interests that are not impaired are not entitled to vote on the Plan and are conclusively presumed to have accepted the Plan. In addition, Classes of Claims and Interests that receive no distributions under the Plan are not entitled to vote on the Plan and are deemed to have rejected the Plan unless such Class otherwise indicates acceptance. The classification of Claims and Interests is summarized, together with an indication of whether each Class of Claims or Interests is impaired or unimpaired, in "Overview Of The Plan -- Summary of Classes and Treatment of Claims and Interests."

         Pursuant to section 502 of the Bankruptcy Code and Bankruptcy Rule 3018, the Bankruptcy Court may estimate and temporarily allow a Claim for voting or other purposes. The Debtors may seek an order of the Bankruptcy Court temporarily allowing, for voting purposes only, certain Disputed Claims.

         VOTING ON THE PLAN BY EACH HOLDER OF AN IMPAIRED CLAIM ENTITLED TO VOTE ON THE PLAN IS IMPORTANT. IF YOU HOLD CLAIMS IN MORE THAN ONE CLASS OF A PARTICULAR DEBTOR, OR AGAINST MORE THAN ONE DEBTOR, YOU MAY RECEIVE MORE THAN ONE BALLOT. YOU SHOULD COMPLETE, SIGN AND RETURN EACH BALLOT YOU RECEIVE.

         In most cases, each ballot enclosed with this Disclosure Statement has been encoded with the amount of your Claim for voting purposes (if your Claim is a Disputed Claim this amount may not be the amount ultimately allowed for purposes of distribution) and the Class to which your Claim has been attributed. PLEASE FOLLOW THE DIRECTIONS CONTAINED ON THE ENCLOSED BALLOT CAREFULLY.

         TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY 5:00 P.M., EASTERN TIME, ON ________________ ___, 1999, AT THE ADDRESS SET FORTH ON THE ENCLOSED PREADDRESSED ENVELOPE. IT IS OF THE UTMOST IMPORTANCE TO THE DEBTORS THAT YOU VOTE PROMPTLY TO ACCEPT THE PLAN.

         VOTES CANNOT BE TRANSMITTED ORALLY. ACCORDINGLY, YOU ARE URGED TO RETURN YOUR SIGNED AND COMPLETED BALLOT PROMPTLY.

         IF ANY OF THE CLASSES OF HOLDERS OF IMPAIRED CLAIMS VOTE TO REJECT THE PLAN, (a) THE DEBTORS MAY SEEK TO SATISFY THE REQUIREMENTS FOR CONFIRMATION OF THE PLAN UNDER THE CRAMDOWN PROVISIONS OF SECTION 1129(b) OF THE BANKRUPTCY CODE AND, IF REQUIRED, MAY AMEND THE PLAN TO CONFORM TO THE STANDARDS OF SUCH SECTION OR (b) THE PLAN MAY BE MODIFIED OR WITHDRAWN WITH RESPECT TO A PARTICULAR DEBTOR, WITHOUT AFFECTING THE PLAN AS TO OTHER DEBTORS, OR IN ITS ENTIRETY. See "Voting And Confirmation of the Plan -- Acceptance or Cramdown" and "-- Alternatives to Confirmation and Consummation of the Plan."

         IF YOU ARE ENTITLED TO VOTE AND YOU DID NOT RECEIVE A BALLOT, RECEIVED A DAMAGED BALLOT OR LOST YOUR BALLOT, OR IF YOU HAVE ANY QUESTIONS CONCERNING THE DISCLOSURE STATEMENT OR THE PLAN, PLEASE CALL __________________________.

CONFIRMATION HEARING

         The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on whether the Debtors have fulfilled the Confirmation requirements of section 1129 of the Bankruptcy Code. The Confirmation Hearing has been scheduled for ____________, _______ at _____ __.m. before the Honorable Sue L. Robinson, United



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States District Judge for the District of Delaware at the Judge's usual courtroom at, [ADDRESS]. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to Confirmation must be made in writing and must specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or Interest held by the objector. Any such objections must be Filed and served upon the persons designated in the notice of the Confirmation Hearing.

CONFIRMATION

         At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for Confirmation are that the Plan: (a) is accepted by the requisite holders of Claims and Interests in impaired Classes of such Debtor or, if not so accepted, is "fair and equitable" and "does not discriminate unfairly" as to the nonaccepting Class, (b) is in the "best interests" of each holder of a Claim or Interest in each impaired Class under the Plan for such Debtor, (c) is feasible and (d) complies with the applicable provisions of the Bankruptcy Code.

ACCEPTANCE OR CRAMDOWN

         A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and a majority in number of claims of that class vote to accept the plan. Only those holders of claims who actually vote (and are entitled to vote) to accept or to reject a plan count in this tabulation. In addition to this voting requirement, section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the Bankruptcy Court to be in the best interests of each holder of a claim or interest in an impaired class. See "Voting And Confirmation Of The Plan -- Best Interests Test; Liquidation Analysis." The Bankruptcy Code contains provisions for confirmation of a plan even if it is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. These so-called "cramdown" provisions are set forth in section 1129(b) of the Bankruptcy Code. As indicated above, the Plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of section 1129 of the Bankruptcy Code, it (a) is "fair and equitable" and (b) "does not discriminate unfairly" with respect to each Class of Claims or Interests that is impaired under, and has not accepted, the Plan. The "fair and equitable" standard, also known as the "absolute priority rule," requires, among other things, that unless a dissenting unsecured Class of Claims or a Class of Interests receives full compensation for its Allowed Claims or Allowed Interests, no holder of Allowed Claims or Interests in any junior Class may receive or retain any property on account of such Claims or Interests. With respect to a dissenting Class of Secured Claims, the "fair and equitable" standard requires, among other things, that holders either (i) retain their liens and receive deferred cash payments with a value as of the Effective Date equal to the value of their interest in property of the applicable Estate or
(ii) receive the indubitable equivalent of their Secured Claims. The "fair and equitable" standard has also been interpreted to prohibit any Class senior to a dissenting Class from receiving under a plan more than 100% of its Allowed Claims or Allowed Interests. The Debtors believe that, if necessary, the Plan may be crammed down over the dissent of certain Classes of Claims, in view of the treatment proposed for such Classes. If necessary and appropriate, the Debtors intend to modify the Plan to permit cramdown of dissenting Classes of Claims. Such modifications may include reclassification of certain Claims in Class 5 to reflect the differing interests of certain creditors or groups of creditors holding Unsecured Claims in such Class, however, no assurance exists that the "cramdown" requirements of section 1129(b) of the Bankruptcy Code would be satisfied even if the Plan treatment provisions were amended or withdrawn as to one or more creditors or Interest holders.

         The requirement that the Plan not "discriminate unfairly" means, among other things, that a dissenting Class must be treated substantially equally with respect to other Classes of equal rank. The Debtors do not believe that the Plan unfairly discriminates against any Class that may not accept or otherwise consent to the Plan.

         Subject to the conditions set forth in the Plan, a determination by the Bankruptcy Court that the Plan, as it applies to any particular Debtor, is not confirmable pursuant to section 1129 of the Bankruptcy Code will not limit or affect: (a) the confirmability of the Plan as it applies to any other Debtor or
(b) the Debtors' ability to modify the Plan, as it applies to any particular Debtor, to satisfy the provisions of section 1129(b) of the Bankruptcy Code.



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BEST INTERESTS TEST; LIQUIDATION ANALYSIS

         Notwithstanding acceptance of the Plan by each impaired Class, to confirm the Plan, the Bankruptcy Court must determine that the Plan is in the best interests of each holder of a Claim or Interest in any such impaired Class who has not voted to accept the Plan. Accordingly, if an impaired Class does not unanimously accept the Plan, the "best interests" test requires that the Bankruptcy Court find that the Plan provides to each member of such impaired Class a recovery on account of the member's Claim or Interest that has a value, as of the Effective Date, at least equal to the value of the distribution that each such member would receive if the applicable Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

         To estimate what members of each impaired Class of Claims or Interests would receive if the Debtors were liquidated as part of a chapter 7 case, the Bankruptcy Court must first determine the aggregate dollar amount that would be available if each of the Reorganization Cases were converted to a chapter 7 case under the Bankruptcy Code and the respective Debtor's assets were liquidated by a chapter 7 trustee (the "Liquidation Value"). The Liquidation Value of a Debtor would consist of the net proceeds from the disposition of the assets of the Debtor, augmented by any cash held by the Debtor.

         The Liquidation Value available to holders of General Unsecured Claims and Interests would be reduced by, among other things, (a) the Claims of secured creditors to the extent of the value of their collateral; (b) the costs, fees and expenses of the liquidation, as well as other administrative expenses of the Debtor's chapter 7 case; (c) unpaid Administrative Claims of the Reorganization Cases; and (d) priority claims. The Debtors' costs of liquidation in chapter 7 cases thus would include the compensation of trustees, as well as of counsel and of other professionals retained by such trustees, asset disposition expenses, applicable taxes, litigation costs, Claims arising from the operation of the Debtors during the pendency of the chapter 7 cases and all unpaid Administrative Claims incurred by the Debtors during the Reorganization Cases that are allowed in the chapter 7 cases. The liquidation itself would trigger certain priority Claims, such as Claims for severance pay, and would likely accelerate the payment of other priority Claims that would otherwise be payable in the ordinary course of business. These priority Claims would be paid in full out of the net liquidation proceeds, after payment of Secured Claims, before the balance would be made available to pay general Unsecured Claims or to make any distribution in respect of Interests. The Debtors believe that the liquidation would also generate a significant increase in Unsecured Claims, such as executory contract and unexpired lease rejection Claims and tax and other governmental Claims.

         The information contained in Exhibit IV provides a summary of the Liquidation Values of the Debtors' interests in property, on a consolidated basis, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the Debtors' properties and interests in property. As more fully described in Exhibit IV, the liquidation analysis is based on a number of estimates and assumptions that are subject to significant uncertainties, including estimates and assumptions relating to the proceeds of sales of assets, the timing of such sales, the impact of pending liquidations on continuing operations and values and certain tax matters. No amounts have been included in such analysis in respect of any potential recovery by the Debtors in respect of the Recovery Actions or the Vitamin Settlement or related litigation. While the Debtors believe that these estimates and assumptions are reasonable for the purpose of preparing hypothetical chapter 7 liquidation analyses, no assurance exists that such estimates and assumptions would be valid if the Debtors were, in fact, to be liquidated. Moreover, as noted above, the Debtors believe that a chapter 7 liquidation could result in substantial litigation that could delay the liquidation beyond the periods assumed in Exhibit IV. This delay could materially reduce the amount determined on a present value basis available for distribution to creditors, including holders of General Unsecured Claims in Class 5. Moreover, the Debtors believe that such litigation and attendant delay could adversely affect the values realizable in the sale of the Debtors' assets to an extent that cannot be estimated at this time.

         Based on the liquidation analyses set forth in Exhibit IV, the Debtors believe that holders of Claims will receive greater value as of the Effective Date under the Plan than such holders would receive under a chapter 7 liquidation.

         In actual liquidations of the Debtors, distributions to holders of Claims would be made substantially later than the Effective Date assumed in connection with the Plan. This delay would materially reduce the amount determined on a present value basis available for distribution to creditors, including holders of general Unsecured Claims. The chapter 7 liquidation of the Debtors is assumed to commence on November 1, 1999 and to be completed within one year thereafter. The Liquidation Analysis, which is presented on a consolidated basis for the PMI Debtors reflecting the elimination of certain intercompany claims, assumes that distributions are made by the chapter 7 trustee beginning six months following commencement of the liquidation and completed within eighteen months of commencement. As a result, the Debtors believe the value of the liquidation distributions on a present value basis determined as of the projected Effective Date would be less than the value distributable under the Plan.

         In summary, the Debtors believe that chapter 7 liquidations of the Debtors would result in substantial diminution in the value to be realized by holders of Claims, as compared to the proposed distributions under the Plan, because of, among other factors, (a) the failure to realize the maximum going concern value of the Debtors' assets, (b) the substantial negative impact of conversion to a chapter 7 case and subsequent liquidation on the employees and customers of the Debtors, (c) additional costs and expenses involved in the appointment of trustees, attorneys, accountants and other professionals to assist such trustees in chapter 7 cases, (d) additional expenses and Claims, some of which would be entitled to priority in payment, which would arise by reason of the liquidation and from the rejection of unexpired real estate leases and other leases and executory contracts in connection with a cessation of the Debtors' operations and (e) the substantial time that would elapse before entities would receive any distribution in respect of their Claims. Consequently, the Debtors believe that the Plan will provide a substantially greater ultimate return to holders of Claims than would chapter 7 liquidations.

FEASIBILITY

         Section 1129(a)(11) of the Bankruptcy Code requires that Confirmation not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors (unless such liquidation or reorganization is proposed in the Plan). For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, the Debtors have prepared the Projections. Based upon the Projections, the Debtors believe that their reorganization under the Plan will meet the feasibility requirements of the Bankruptcy Code.

COMPLIANCE WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE

         Section 1129(a)(1) of the Bankruptcy Code requires that the Plan comply with the applicable provisions of the Bankruptcy Code. The Debtors have considered each of these issues in the development of the Plan and believe that the Plan complies with all provisions of the Bankruptcy Code.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         The Debtors have evaluated numerous alternatives to the Plan, including alternative structures and terms of the Plan, the liquidation of the Debtors and delaying the adoption of any plan of reorganization and the pursuit of various litigation strategies. While the Debtors have concluded that the Plan is the best alternative and will maximize recoveries by holders of Claims, if the Plan is not confirmed, the Debtors, individually or collectively, or (subject to the Debtors' exclusive periods under the Bankruptcy Code to File a plan or plans of reorganization) any other party in interest in the Reorganization Cases, could attempt to formulate and propose a different plan or plans of reorganization. Further, if no plan of reorganization can be confirmed, the Reorganization Cases may be converted to chapter 7 cases. In a liquidation case under chapter 7, a trustee or trustees would be elected or appointed to liquidate the assets of each Debtor. The proceeds of the liquidation would be distributed to the respective creditors of the Debtors in accordance with the priorities established by the Bankruptcy Code. For further discussion of the potential impact on the Debtors of the conversion of the Reorganization Cases to chapter 7 liquidations, see "Voting And Confirmation Of The Plan -- Best Interests Test; Liquidation Analysis." The Debtors believe that Confirmation and consummation of the Plan is preferable to the alternatives described above.

           FEDERAL INCOME TAX CONSEQUENCES OF CONSUMMATION OF THE PLAN

GENERAL

         A DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN IS PROVIDED BELOW. THIS DESCRIPTION IS BASED ON THE INTERNAL REVENUE CODE, THE TREASURY REGULATIONS ISSUED (IN FINAL OR TEMPORARY FORM) THEREUNDER AND ADMINISTRATIVE DETERMINATIONS OF THE IRS IN EFFECT AS OF THE DATE OF THIS DISCLOSURE STATEMENT. CHANGES IN THESE AUTHORITIES, WHICH MAY HAVE RETROACTIVE EFFECT, OR NEW INTERPRETATIONS OF EXISTING AUTHORITY MAY CAUSE THE FEDERAL INCOME TAX

CONSEQUENCES OF THE PLAN TO DIFFER MATERIALLY FROM THE CONSEQUENCES DESCRIBED BELOW. MOREOVER, NO RULINGS HAVE BEEN REQUESTED FROM THE IRS AND NO LEGAL OPINIONS HAVE BEEN REQUESTED FROM COUNSEL WITH RESPECT TO ANY TAX CONSEQUENCE OF THE PLAN. NO TAX OPINION IS GIVEN BY THIS DISCLOSURE STATEMENT.

         THIS DESCRIPTION DOES NOT COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR HOLDERS OF CLAIMS. FOR EXAMPLE, THE DESCRIPTION DOES NOT ADDRESS ISSUES OF SPECIAL CONCERN TO CERTAIN TYPES OF TAXPAYERS, SUCH AS DEALERS IN SECURITIES, LIFE INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, TAX EXEMPT ORGANIZATIONS AND FOREIGN TAXPAYERS, NOR DOES IT ADDRESS TAX CONSEQUENCES TO HOLDERS OF INTERESTS. THE DESCRIPTION, MOREOVER, IS LIMITED TO FEDERAL INCOME TAX CONSEQUENCES.

         FOR THESE REASONS, THE DESCRIPTION THAT FOLLOWS IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND PROFESSIONAL TAX ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR INTEREST. HOLDERS OF CLAIMS OR INTERESTS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

         REDUCTION OF DEBTORS' INDEBTEDNESS

         Generally, the discharge of a debt obligation by a debtor for an amount less than the adjusted issue price (in most cases, the amount the debtor received on incurring the obligation, with certain adjustments) gives rise to cancellation of indebtedness ("COD") income, which must be included in the debtor's income. However, COD income is not recognized by a taxpayer that is a debtor in a chapter 11 case if the discharge is granted by the court or pursuant to a plan of reorganization approved by the court. The Plan, if approved, would enable the Debtors to qualify for this bankruptcy exclusion rule with respect to any COD income triggered by the Plan.

         If debt is discharged in a chapter 11 case, however, certain tax attributes otherwise available and of value to the debtor are reduced, in most cases by the principal amount of the indebtedness forgiven. Tax attributes subject to reduction include: (a) net operating losses ("NOL's") and NOL carryforwards; (b) most credit carryforwards, including the general business credit and the minimum tax credit; (c) capital losses and capital loss carryforwards; (d) the tax basis of the debtor's depreciable and nondepreciable assets, but not in an amount greater than the excess of the aggregate tax bases of the property held by the debtor immediately after the discharge over the aggregate of the debtor's liabilities immediately after the discharge; and (e) foreign tax credit carryforwards. Attribute reduction is calculated only after the tax for the year of discharge has been determined.

         A debtor may elect to avoid the prescribed order of attribute reduction and instead reduce the basis of depreciable property first. This election extends to stock of a subsidiary if the subsidiary consents to reduce the basis of its depreciable property. If the Debtors make this election, the limitation prohibiting the reduction of asset basis below the amount of its remaining undischarged liability does not apply. In the case of affiliated corporations filing a consolidated return (such as the Debtors), the attribute reduction rules generally should apply separately to the particular corporation whose debt is being discharged, not to the entire group without regard to the identity of the particular debtor. The IRS recently has taken the position, however, that consolidated Net Operating Losses must be reduced irrespective of the source of those losses. The current IRS position as to the impact of the attribute reduction rules on other tax attributes of consolidated group members is unclear.

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS

         The tax consequences of the Plan to a holder of a Claim will depend, in part, on whether the Claim constitutes a "tax security" for federal income tax purposes, what type of consideration was received in exchange for the Claim, whether the holder is a resident of the United States for tax purposes, whether the holder reports income on the accrual or cash basis, whether the holder has taken a bad debt deduction or worthless security deduction with respect to the Claim and whether the holder receives distributions under the Plan in more than one taxable year. In



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


some cases, the modification of a Claim may represent for tax purposes an exchange of the Claim for a modified Claim, even though no actual transfer takes place.

         DEFINITION OF TAX SECURITIES

         There is no precise definition under the tax law of what constitutes a "tax security", and all facts and circumstances pertaining to the origin and character of a claim are relevant in determining its status. Nevertheless, courts have generally held that corporate debt obligations evidenced by written instruments with original maturities of ten years or more will be considered tax securities for this purpose. Based on their original maturities, it is likely that the Old Senior Subordinated Notes will be considered tax securities for this purpose. By contrast, it is likely that claims held by other holders of other General Unsecured Claims will not be considered tax securities for this purpose.

         HOLDERS OF CLAIMS CONSTITUTING TAX SECURITIES

         Under the terms of the Plan, Holders of Claims constituting tax securities will receive New Common Stock in satisfaction of their Claims under the Plan. Holders of Claims constituting tax securities will not generally recognize gain on the exchange unless the fair market value of the New Common Stock received exceeds the principal amount of tax securities canceled. If it does, the gain recognized will generally equal the fair market value of the excess.

         Holders of Claims constituting tax securities who receive New Common Stock under the Plan in either partial or full satisfaction of their Claims will generally not be permitted to recognize any loss on the exchange.

         A holder's aggregate tax basis in the New Common Stock received under the Plan in respect of a Claim constituting a tax security -- aside from any amounts allocable to interest -- will generally equal the holder's basis in the Claim. This aggregate basis should be apportioned among the New Common Stock according to their respective fair market values. The holding period for any New Common Stock received in the exchange will generally include the holding period of the Claim surrendered.

         HOLDERS OF CLAIMS NOT CONSTITUTING TAX SECURITIES

         Holders of Claims not constituting tax securities will likely recognize gain or loss equal to the amount realized under the Plan in respect of their Claims less their respective tax bases in those Claims. The amount realized for this purpose will generally equal the sum of the cash and the fair market value of any other consideration received under the Plan, including any New Common Stock.

         Any gain or loss recognized in the exchange will be capital or ordinary depending on the status of the Claim in the holder's hands. The holder's aggregate tax basis for any consideration received under the Plan will generally equal the amount realized. The holding period for any consideration received under the Plan will generally begin on the day following the receipt of that consideration.

         DIVIDEND AND INTEREST INCOME EARNED BY UNSECURED CLAIMS RESERVE

         Pursuant to the Plan, shares of New Common Stock issued as of the Effective Date but not yet subject to distribution to holders of Allowed Claims will be held by the Unsecured Claims Reserve until distribution is required by the Plan. It is therefore possible that the Unsecured Claims Reserve will receive cash dividends or other distributions from the Reorganized Debtor on account of the shares of New Common Stock it is holding. Any cash thus received would be reinvested pursuant to the Plan, thereby generating additional income.

         Congress has made it clear that amounts earned by an escrow account, settlement fund or similar fund are subject to current tax, but effective Treasury Regulations addressing the tax treatment of reserve accounts like the Unsecured Claims Reserve in a bankruptcy setting have not yet been promulgated. Therefore, depending on the facts (and the interpretation given to those facts), reserve accounts like the Unsecured Claims Reserve might be treated for tax purposes under current law as separately taxable trusts, grantor trusts treated as owned by either the corporate transferor or the creditor beneficiaries or in some other fashion.

         On February 1, 1999, the IRS issued a proposed Treasury Regulation that would cause reserve accounts like the Unsecured Claims Reserve to be treated as "qualified settlement funds" for federal income tax purposes, which would in turn have the consequence of causing income earned by those accounts to be subject to a separate entity-level tax. The proposed Regulation is not currently in effect, however, and will only become effective once it is promulgated in final form. In the interim, the proposed Regulation provides that the IRS will not challenge any reasonable, consistently-applied method for reporting income earned by a reserve account like the Unsecured Claims Reserve.

         Against this background, the Debtor has decided to treat the Unsecured Claims Reserve as a grantor trust of which the Reorganized Debtor is the grantor, and therefore will treat income earned by the Unsecured Claims Reserve as income of the Reorganized Debtor. (In order to assure that this income is fully subject to tax, the Reorganized Debtor will waive whatever right it might otherwise have to claim a dividends received deduction with respect to any dividends paid to the Unsecured Claims Reserve on account of the undistributed New Common Stock.) Any income thus earned should be offset dollar-for-dollar on a current basis by an interest deduction to the Reorganized Debtor reflecting its obligation under the Plan to pay any income earned by the Unsecured Claims Reserve on New Common Stock (or on the reinvestment of dividends paid on that New Common Stock) to holders of Allowed Claims.

CERTAIN OTHER TAX CONSIDERATIONS FOR HOLDERS OF CLAIMS

         RECEIPT OF PRE-EFFECTIVE DATE INTEREST

         Holders of Claims not previously required to include in their taxable income any accrued but unpaid pre-Effective Date interest on a Claim may be treated as receiving taxable interest to the extent any consideration they receive under the Plan is allocable to such interest. Holders previously required to include in their taxable income any accrued but unpaid interest on a Claim may be entitled to recognize a deductible loss to the extent that such interest is not satisfied under the Plan.

         RECEIPT OF DIVIDEND AND INTEREST INCOME EARNED BY UNSECURED CLAIMS RESERVE

         As described above (see "Federal Income Tax Consequences of Consummation of the Plan -- Federal Income Tax Consequences to Holders -- Dividend and Interest Income Earned by Unsecured Claims Reserve"), it is possible that the Unsecured Claims Reserve will receive cash dividends on shares of New Common Stock held by it and then generate additional cash by reinvesting those dividends pending distribution. When that cash is distributed to holders of Allowed Claims, the Reorganized Debtor will treat the cash as taxable interest income to the holder, and will File information returns reflecting that treatment.

         REINSTATEMENT OF CLAIMS

         Holders should not generally recognize gain, loss or other taxable income upon the Reinstatement of their Claims under the Plan. Taxable income may, however, be recognized by those holders if they are considered to receive interest, damages or other income in connection with the Reinstatement, or if the Reinstatement is considered for tax purposes to involve a modification of the Claim.

         RECEIPT BY HOLDERS OF BANK LOAN CLAIMS OF NEW PREPETITION CREDIT FACILITY NOTES

         Gain or loss may be recognized by Holders of Bank Loan Claims on the receipt of New Prepetition Credit Facility Notes to be issued in respect thereof. The gain or loss is measured by the difference between the issue price of such new notes and Holders' adjusted basis in the original Claims, provided the new notes contain terms that significantly modify the terms contained in the original Claims. Further, Holders of Claims who receive new notes may be subject to the rules governing original issue discount. Those rules may cause additional interest income to be recognized for federal income tax purposes on an annual basis.

         BAD DEBT DEDUCTION

         A holder who, under the Plan, receives in respect of a Claim an amount less than the holder's tax basis in that Claim may be entitled in the year of receipt (or in an earlier year) to a bad debt deduction in some amount under section 166(a) of the Internal Revenue Code. The rules governing the timing and amount of bad debt deductions place considerable emphasis on the facts and circumstances of the holder, the obligor and the instrument with respect to which a deduction is claimed; holders of Claims are therefore urged to consult their tax advisors with respect to their ability to take such a deduction.

         INFORMATION REPORTING AND BACKUP WITHHOLDING

         Under the Internal Revenue Code's backup withholding rules, a holder of a Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan unless that holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of tax. Holders of Claims may be required to establish exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.


           APPLICABILITY OF CERTAIN FEDERAL AND STATE SECURITIES LAWS

APPLICABILITY OF CERTAIN FEDERAL AND STATE SECURITIES LAWS

         No registration statement will be filed under the Securities Act of 1933 (the "Securities Act") or any state securities laws with respect to the offer and distribution under the Plan of the New Common Stock. The Debtors believe that the provisions of section 1145(a)(1) of the Bankruptcy Code exempt the offer and distribution of such securities under the Plan from federal and state securities registration requirements.

         BANKRUPTCY CODE EXEMPTIONS FROM REGISTRATION REQUIREMENTS

         Initial Offer and Sale of Securities. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state securities laws if three principal requirements are satisfied: (a) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, an affiliate participating in a joint plan with the debtor or a successor to the debtor under the plan; (b) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (c) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in such exchange and partly for cash or property. The Debtors believe that the offer and sale of the New Common Stock under the Plan satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

         Subsequent Transfers of Securities. In general, all resales and subsequent transactions in the New Common Stock distributed under the Plan will be exempt from registration under the Securities Act pursuant to Section 4(1) of the Securities Act, unless the holder thereof is deemed to be an "underwriter" with respect to such securities, an "affiliate" of the issuer of such securities or a "dealer." Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

         (a) persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest ("accumulators");

         (b) persons who offer to sell securities offered under a plan for the holders of such securities ("distributors");

         (c) persons who offer to buy securities from the holders of such securities, if the offer to buy is (i) with a view to distributing such securities and (ii) made under a distribution agreement; and

         (d) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.

Under section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Under section 2(12) of the Securities Act, a "dealer" is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan or to be a "dealer" would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan or to be a "dealer."

         In connection with prior bankruptcy cases, the staff of the SEC has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization are exempt from the registration under the Securities Act if effected in "ordinary trading transactions." The staff of the SEC has indicated in this context that a transaction may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:

         (a) (i) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or
                  (ii) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

         (b) the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto, and documents filed with the SEC pursuant to the Exchange Act; or

         (c) the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm's-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The Debtors have not, however, sought the views of the SEC on this matter and, therefore, no assurance can be given regarding the proper application of the "ordinary trading transaction" exemption described above. Any person intending to rely on such exemption is urged to consult his or her own counsel as to the applicability thereof to his or her circumstances.

         In addition, Rule 144 provides an exemption from registration under the Securities Act for certain limited public resales of unrestricted securities by "affiliates" of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three month period a number of shares of such unrestricted securities that does not exceed the greater of 1% of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements, and the availability of current public information regarding the issuer. The Debtors believe that, pursuant to section 1145(c) of the Bankruptcy Code, the New Common Stock to be issued pursuant to the Plan will be unrestricted securities for purposes of Rule 144.

         GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW COMMON STOCK TO BE DISTRIBUTED PURSUANT TO THE PLAN. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

         Subsequent Transfers Under State Law. State securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for his or her own account and subsequent transfers to institutional or accredited investors. Such exemptions are generally expected to be available for subsequent transfers of the New Common Stock.

         CERTAIN TRANSACTIONS BY STOCKBROKERS

         Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers effecting transactions in the New Common Stock prior to the expiration of 40 days after the first date on which such securities were bona fide offered to the public by Reorganized PMI or by or through an Underwriter are required to deliver to the purchaser of such securities a copy of this Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of such securities to such purchaser. In connection with prior bankruptcy cases, the staff of the SEC has taken so-called "no-action" positions with respect to noncompliance by stockbrokers with such requirement in circumstances in which the debtor was, and the reorganized debtor was to continue to be, subject to, and in compliance with the periodic reporting requirements of the Exchange Act. The views of the SEC on the matter have not, however, been sought by the Debtors and, therefore, no assurance can be given regarding the possible consequences of noncompliance by stockbrokers with the disclosure statement delivery requirements of section 1145(a)(4). Stockbrokers are urged to consult their own counsel with respect to such requirements.


                             ADDITIONAL INFORMATION

         Any statements in this Disclosure Statement concerning the provisions of any document are not necessarily complete, and in each instance reference is made to such document for the full text thereof. Certain documents described or referred to in this Disclosure Statement have not been attached as exhibits because of the impracticability of furnishing copies of these documents to all recipients of this Disclosure Statement. All of the exhibits and schedules to the Plan and this Disclosure Statement are available for inspection at the Document Reviewing Centers located at the office of Jones, Day, Reavis & Pogue, 901 Lakeside Avenue, Cleveland, Ohio 44114, or at any other location designated by the Debtors.

                          RECOMMENDATION AND CONCLUSION

         For all of the reasons set forth in this Disclosure Statement, the Debtors believe that the Confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all holders of Claims to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots so that they will be received on or before ____ p.m., Eastern Time on ___________, ____.

Dated:  ____________, 1999              Respectfully submitted,


                                        PURINA MILLS, INC.,
                                        for itself and on behalf of the
                                        PMI Subsidiary Debtors


                                        By:
                                           ----------------------------------
                                           Name:  David  G. Kabbes
                                           Title: Vice President, Secretary
                                                  and General Counsel


COUNSEL:


----------------------------------
THOMAS L. AMBRO (DE377)
DANIEL J. DEFRANCESCHI (DE2732)
RICHARDS, LAYTON & FINGER
One Rodney Square
P.O. Box 551
Wilmington, Delaware  19899
(302) 658-6541

- and -

RICHARD M. CIERI (OH0032464)
CHRISTOPHER M. KELLY (NY C1217587)
SEAN M. MCAVOY (OH 0060119)
JONES, DAY, REAVIS & POGUE
North Point
901 Lakeside Avenue
Cleveland, Ohio  44114
(216) 586-3939

HENRY L. GOMPF (TX 08116400)
JONES, DAY, REAVIS & POGUE
2727 North Harwood
Dallas, Texas 75201
(214) 220-3939


PROPOSED ATTORNEYS FOR DEBTORS AND
DEBTORS IN POSSESSION

                                    EXHIBIT I

                             PMI DEBTOR SUBSIDIARIES




Carolina Agri-Products, Inc.
Coastal Ag-Development, Inc.
Cole Grain Company, Inc.
Dairy Management Services, LLP
PM Nutrition Company Inc.
PMI Agriculture L.L.C.
PMI Nutrition, Inc.
PMI Nutrition International, Inc.
Purina Livestock Management Services, Inc.

                                   EXHIBIT II

               JOINT PLAN OF REORGANIZATION OF PURINA MILLS, INC.,
                           AND ITS DEBTOR SUBSIDIARIES

                                   EXHIBIT III

                             PMI FORMS 10-K AND 10-Q

                                   EXHIBIT IV

                              LIQUIDATION ANALYSIS



See Attached.

                               Purina Mills, Inc.
                      Hypothetical Liquidation Analysis(1)
                             (Dollars in Thousands)



                                                                       Low Amount                High Amount
                                                                       ----------                -----------
Estimated Asset Proceeds Available for Distribution:

  Cash and Cash Equivalents(2)                                           $ 10,000                   $ 10,000

  Receivables(3)                                                           16,260                     21,264

  Inventories(4)                                                           21,942                     35,830

  Other Current Assets(5)                                                     236                        309

  Property, Plant and Equipment(6)                                         41,339                     90,290

  Other Assets(7)                                                          41,137                     44,007
                                                                         --------                   --------
  Gross Proceeds                                                         $130,914                   $201,699

  Wind Down Costs (8)                                                       6,500                      6,500
                                                                         --------                   --------
  Net Proceeds                                                           $124,414                   $195,199





                                     Estimated           Low                             High
                                       Claim        Distribution       Percent       Distribution       Percent
                                       Amount          Amount          Recovery         Amount         Recovery
                                     ---------      ------------       --------      ------------      --------
Estimated Claims and
Distributions:

    Secured Claims(9)              $ 295,020         $ 124,414           42%          $ 195,199          66%

No remaining proceeds are
available for distribution to:

     Priority and
     Administrative Claims(10)        14,132                 0            0%                  0           0%

     Unsecured Claims(11)            477,876                 0            0%                  0           0%


1) The liquidation analysis presented reflects a hypothetical liquidation under chapter 7 of the Bankruptcy Code to determine whether the Plan satisfies the "best interest" test contained in section 1129(a)(7) of the Bankruptcy Code. See "Voting and Confirmation of the Plan - Best Interests Test; Liquidation Analysis." This analysis assumes that the hypothetical liquidation is effectuated on an orderly basis beginning on November 1, 1999. For purposes of preparing this liquidation analysis, certain financial information concerning the assets and liabilities of the Debtors has been based on the Debtors' consolidated balance sheet as of August 31, 1999 and does not reflect any change in such information since that date. The Debtors do not believe such changes are material to the overall liquidation analysis. For clarity of presentation, this liquidation analysis is presented on a consolidated basis for all Debtors. Separate liquidation analyses were performed for each entity in recognition that liquidation proceeds and distributions would necessarily differ on an entity-by-entity basis. As such, the liquidation analysis assumes that the business units associated with each of the Debtors are liquidated separately. No proceeds from recoveries of preferences, fraudulent conveyances or other related causes of action, if and to the extent any may be realized, have been included. See "Certain Recovery Actions." In addition, no proceeds from the Vitamin Settlement or related litigation, if and to the extent any may be realized, have been included. See "Certain Events Preceding the Debtors' Chapter 11 Filings -- Prepetition Events." The Debtors are assumed to be liquidated under the direction of a Bankruptcy Court-appointed trustee with the assistance of existing management and specific professionals. The liquidation analysis assumes that the sale of all grain and livestock inventories begins immediately upon the November 1, 1999 commencement date and the sales process is completed within ten weeks thereafter. The operating assets of the businesses are assumed to be fully liquidated within 12 months with distribution to creditors beginning 6 months after commencement and ending 18 months thereafter. Administration of the chapter 7 is assumed to be complete in twelve months. The proceeds from the liquidation have not been discounted to reflect the assumed delay in distributions. Applying a discount factor to the proceeds from the liquidation would result in a lower range of recoveries for certain creditors.

2) "Cash and Cash Equivalents" are estimated at $10 million as of October 31, 1999.

3) "Accounts Receivable" consists primarily of customer receivables from product sales. It should be noted that a majority of sales are made on terms whereby customers receive a 3% discount if payment is received immediately upon shipment of feed products. As a result of this practice, days sales outstanding has historically averaged 18 days. Gross accounts receivable have been reduced for management's estimate of doubtful accounts ($15.3 million), derived on a customer-by-customer estimation of collectability of outstanding balances, to arrive at a net receivable balance. Bad debt allowances are comprised primarily of outstanding hog customer balances. The estimated realization on net accounts receivable ranges from a low of 65% to a high of 85%. The estimated realization percentage range is below book value to reflect the assumed deterioration in collections once customer obligors are informed that the Debtors are no longer continuing their businesses.

4) "Inventories" are comprised of raw materials, (i.e., grains, livestock) and finished goods. Raw materials grains consist of corn, other grains, protein sources and nutritional additives employed during the production process. The raw materials - grains portion of inventory is assumed to liquidate in a range of 25% to 50% of net book value. The realization percentage reflects management's estimate of the difficulty of selling raw materials. Management experience suggests that, in general, grain buyers would incur significant costs for removal and transportation post purchase, thereby depressing the potential realization values. Raw materials - livestock includes breeding stock, farrow hogs, finish hogs, nursery hogs, poultry, turkeys and cattle. The liquidation realization for raw materials - livestock portion of inventory is assumed to range from 55% to 85% and is based on livestock market values as determined by specie and by local spot market prices as of October 1, 1999. The liquidation analysis assumes the Debtors will sell no livestock inventory at an amount greater than its cost. Finished goods inventory, comprised of bulk and bag feed and health products, is forecast to sell at a range of between 60% and 80%. All percentages have been applied to net inventory amounts. Net inventories represent gross inventory values less lower-of-cost-or-market and shrinkage adjustments.

5) "Other Current Assets" include prepaid expenses, miscellaneous receivables and deferred income taxes. The Debtors expect to realize no value for such asset categories in a liquidation. Prepaid expenses include prepaid insurance premiums in respect of the CAP Plan, which are 100% realizable in a liquidation, and other miscellaneous items, which will have no value under liquidation. Miscellaneous receivables are comprised primarily of notes receivable which represent disputed customer rebates most of which are assumed to be uncollectible and therefore are assumed to have no value upon liquidation. Other material amounts included are fees and defaulted notes receivable from Purina Ag Capital which are reserved at 100% on PMI's books.

6) "Plant, Property and Equipment" ("PP&E") projected realization percentages were derived by entity, by the following PP&E classes: land, land improvements, buildings, machinery and equipment, automotive equipment, furniture and fixtures, office machines and equipment, cafeteria equipment and construction-in-progress. The net book value of fixed assets is based on a complete asset-by-asset appraisal performed in 1993 rolled forward to March 1998 based on capital additions and obsolescence. In March 1998, the assets were revalued on an aggregate level based on general inflationary trends. In general, real estate values have been adjusted at a slightly higher rate than inflation for the past five years. The revalued assets were rolled forward to the current period based on capital additions and obsolescence. Each PP&E class realization percentages are based on net PP&E amounts, i.e., gross PP&E less accumulated depreciation (totaling $43.4 million) and divestment reserve adjustments (totaling $23.7 million). Land includes all Debtor-owned land (at plant, mill and corporate locations). Land improvements include all property-value-enhancing additions for plants, mills, and corporate office. Buildings includes all plants, mills and the corporate office. Machinery and equipment includes production equipment employed at plants and mills. Automotive equipment consists of Debtor-owned vehicles, e.g., trucks and tractor-trailers. Furniture and fixture amounts are composed primarily of office furniture and personal computers held at the corporate office location. Office machines and equipment includes plant and mill machinery, mainframe computers at corporate locations and other office machines employed in office spaces (plant, mill and corporate locations). Cafeteria equipment includes all equipment used in the employee cafeteria at the corporate office. Construction-in-progress includes all asset enhancement/repair projects as well as in-process asset acquisitions. Construction-in-progress is converted to fixed assets (by class) upon completion of each project. All estimated realization percentage ranges are based on management's assumption that PP&E recoveries would be adversely affected by the lack of convertibility of the assets (i.e., because significant portions of the assets have limited alternative uses), coupled with current market conditions (i.e., overcapacity and industry consolidation). Construction-in-progress percentages reflect the depressed values that would be realized assuming these projects are sold in an incomplete state. All PP&E realization percentages are reduced by 4% to reflect costs associated with asset disposition (e.g., real estate commissions, removal costs, transaction fees, etc.).

7) "Other assets" includes intangible assets, notes receivable, other assets, deferred income taxes, and deferred financing costs. Intangible assets includes goodwill ($248.2 million, net); patents ($13.6 million, net); trademarks ($1.3 million, net); distribution network ($34.3 million, net); investments in software ($15.1 million, net); hog breeding rights ($0.2 million, net); specialized product/ingredient formulas ($8.2 million, net); and Purina-derived hog feeding strategy ($0.15 million, net). All intangible assets are assumed to have no realizable value on liquidation, except patents and trademarks (100% realization) and hog feed strategy and specialized product/ingredient formulas (25% realization). Notes receivable is comprised primarily of capital loans totaling approximately $14.8 million of which $8.1 million is reserved. Notes receivable are assumed to realize between 20% and 50% of net book value based on management experience. Other assets are comprised primarily of cash surrender value of life insurance policies in respect to the CAP Plan (valued at $14 million) and $7.7 million of co-op and joint ventures investments. The cash surrender value of life insurance is 100% realizable based on its current value. In total, twelve joint ventures are included in the Debtor's asset base and range in percentage participation from 50% to 75%. Realizable values for the joint ventures are estimated to range from a low of 40% to a high of 75% based on the type of specie produced by the joint venture. Deferred income taxes and deferred financing costs are assumed to have zero realizable value on liquidation.

8) "Wind down costs" reflect estimated costs associated with the administration of the chapter 7 asset liquidation and are based on 50% of PMI's estimated quarterly general and administrative ("G&A") cost run rate ($13 million). It is assumed that a complete liquidation of company assets span a twelve-month period, however the administrative structure required to effectuate such asset disposition will be significantly lower than that required for continuing operations and will diminish as the liquidation period unfolds. Costs (as a percentage of the 2000 G&A run rate) are projected to wind down to 50% in the first quarter of 2000, 25% in the second quarter and 12.5% in the third and fourth quarter.

9) "Secured claims" include claims under the Prepetition Credit Facility, which is comprised of a Revolving Loan Commitment ($99.6 million, including Letters of Credit of $12.0 million), Tranche A Loans ($93.0 million) and Tranche B Loans ($99.6 million). Also included in the secured claims are (a) accrued real estate taxes and other property taxes of $2.7 million and (b) interest due on an interest rate swap agreement.

10) "Priority and Administrative Claims" of $14.1 million represent priority administrative claims against the Debtors' estates, consisting of $5.0 million of trustee's fees (based on 3% of average gross asset recoveries); $1.6 million of professional fees and expenses (based on 1% of average gross asset recoveries) including legal, consulting and investment banking fees and expenses; $5.8 million of employee claims ($4.5 million accrued vacation and $1.3 million salary and wages); and $1.7 million of priority tax claims.

11) "General Unsecured Claims" of $478 million primarily reflects $365 million for Old Senior Subordinated Notes ($350 million principal amount and $14.5 million of accrued interest). Also included in general unsecured claims are $36.9 million in trade payables ($13.8 million of which represents obligations for bank account overdrafts), $19.6 million in accounts payable to Koch Agriculture (for ingredient purchases), $1.6 million in accounts payable to Koch Industries (for payroll reimbursement and internal market charges) and $25.0 million in supplemental retirement obligations (including $21.7 million for CAP Plan and $3.2 million in other accrued program benefits). Other unsecured claims include: $2.7 million in commitments to PMI customers under the commodity payment program, $1.4 million in litigation contingency reserves, $1.9 million in projected divestment costs, $2.2 million in accrued pension and post-retirement benefits, $1.1 million in customer advance payments and approximately $12 million in estimated contract lease rejection damages. An estimated $10.1 million in other unsecured claims is included and composed primarily of $6.4 million in accrued employee benefits. Additional amounts include $3.8 million in other miscellaneous accrued expenses, $1.4 million in Purina Ag Capital unsecured guarantees for working capital loans and $3.3 million in unsecured non-funded participations and guarantees.